    As filed with the Securities and Exchange Commission on February 11, 2000

                                                      Registration No. 333-83945
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                             MEDIS TECHNOLOGIES LTD.
             (Exact name of registrant as specified in its charter)

        DELAWARE                       8999                      13-3669062
    (State or other       (Primary Standard Industrial        (I.R.S. Employer
    jurisdiction of               Classification               Identification
     Incorporation                 Code Number)                    Number)
   or Organization)

                                805 Third Avenue
                            New York, New York 10022
                                 (212) 935-8484
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             ---------------------

                     ROBERT K. LIFTON, Chairman of the Board
                             MEDIS TECHNOLOGIES LTD.
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 935-8484
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                             ---------------------

                                    Copy to:
                              ELLIOT BRECHER, ESQ.
                              STEPHEN E. FOX, ESQ.
                 COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.
                                800 Third Avenue
                            New York, New York 10022
                                 (212) 688-7000
                               Fax: (212) 755-2839

                             ---------------------

       Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. -

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE




                                                                 Proposed maximum     Proposed maximum        Amount of
         Title of each class of              Amount to be         offering price     aggregate offering     registration
       securities to be registered            registered             per share              price                fee
Common Stock, $.01 par value ............   5,174,914 shs. (1)           N/A         $26,795,292.81(2)       $7,450.00
Common Stock, $.01 par value.............      89,050 shs. (3)           N/A            $388,050.00(4)         $102.45
Common Stock, $.01 par value.............      76,857 shs. (5)           N/A          $1,651,584.00(6)         $436.02
          Total..........................   5,340,821 shs.               N/A         $28,834,926.81          $7,988.47(7)




---------
(1) Represents the maximum number of shares of our common stock issuable upon the consummation of the exchange offer for outstanding ordinary shares of Medis El Ltd. issued as of July 28, 1999, based upon an exchange ratio of
     1.37 of our shares of common stock for each Medis El ordinary share not beneficially owned by us, assuming all Medis El shareholders validly tender their Medis El ordinary shares.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act. Market value was based upon the maximum number of the ordinary shares of Medis El issued as of July 28, 1999 to be received by us in the exchange offer (3,777,310 shares) multiplied by the average of the bid and asked price for an ordinary share of Medis El as of the close of business on July 26, 1999, as provided under Rule 457(c) ($7.09 per share).


(3) Represents the maximum number of shares of our common stock issuable upon the consummation of the exchange offer for outstanding shares of Medis El Ltd. issued subsequent to July 28, 1999 but not later than December 29, 1999, based upon an exchange ratio of 1.37 of our shares of common stock for each Medis El ordinary share not beneficially owned by us, assuming all Medis El shareholders validly tender their Medis El ordinary shares.



(4) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act. Market value was based upon the maximum number of the ordinary shares of Medis El issued subsequent to July 28, 1999 but not later than December 29, 1999, to be received by us in the exchange offer (65,000 shares) multiplied by the average of the bid and asked price for an ordinary share of Medis El as of the close of business on December 27, 1999, as provided under Rule 457(c) ($5.97 per share).



(5) Represents the maximum number of shares of our common stock issuable upon the consummation of the exchange offer for outstanding shares of Medis El Ltd. issued subsequent to December 29, 1999, based upon the exchange ratio of 1.37 of our shares of common stock for each Medis El ordinary share not beneficially owned by us, assuming all Medis El shareholders validly tender their Medis El ordinary shares.



(6) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(f)(l) under the Securities Act. Market value was based upon the maximum number of the ordinary shares of Medis El issued subsequent to December 31, 1999 to be received by us in the exchange offer (56,100 shares) multiplied by the average of the bid and asked price for an ordinary share of Medis El as of the close of business on February 8, 2000, as provided under Rule 457(c)
     ($29.44 per share).



(7)  $7,552.45 already paid.


                                 --------------

     PURSUANT TO RULE 416(a), THIS REGISTRATION STATEMENT ALSO COVERS AN INDETERMINATE NUMBER OF ADDITIONAL SHARES THAT MAY BECOME ISSUABLE AS A RESULT OF ANTI-DILUTION ADJUSTMENTS DEEMED NECESSARY OR EQUITABLE BY OUR BOARD OF DIRECTORS UPON STOCK SPLITS, STOCK DIVIDENDS OR OTHER SIMILAR CHANGES IN CAPITALIZATION.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 --------------

                 Subject to Completion, dated February 11, 2000


PROSPECTUS


                             MEDIS TECHNOLOGIES LTD.

                                 --------------

        This is an offer to exchange shares of our common stock for outstanding ordinary shares of Medis El Ltd. We presently beneficially own approximately 63% of Medis El's outstanding ordinary shares.


                                 --------------

                          TERMS OF THIS EXCHANGE OFFER:

- Each Medis El shareholder validly tendering his or her ordinary shares will receive 1.37 shares of our common stock for each ordinary share tendered.


- We will issue an aggregate of 5,298,352 shares of our common stock if all outstanding Medis El ordinary shares not already owned by us are properly tendered and not withdrawn.


-   This exchange offer will expire 5:00 p.m., New York City time,
    on            , 2000, unless extended.

- You may withdraw any ordinary shares tendered by you at any time prior to the expiration date of this exchange offer.


Please see the other important terms of this exchange offer under "The Exchange
      Offer" which, together with the accompanying letter of transmittal, set forth all of the terms of this exchange.

                                 --------------

         FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR MEDIS EL LTD. ORDINARY SHARES IN THIS EXCHANGE OFFER, PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 10.

                                 --------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                 --------------

         There is currently no public market for any of our securities. We intend to have our common stock listed on the Nasdaq SmallCap Market under the symbol MDTL upon the completion of this exchange offer.

                                 --------------

                                     , 2000


                                TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----

Prospectus Summary...............................................................................................1
Risk Factors....................................................................................................10
Determination of Exchange Ratio................................................................................ 20
The Exchange Offer............................................................................................. 24
Dividend Policy................................................................................................ 31
Price Range of Our Common Stock................................................................................ 31
Price Range of Medis El's Ordinary Shares...................................................................... 32
Capitalization................................................................................................. 33
Selected Consolidated Financial Data........................................................................... 34
Selected Consolidated Financial Data of Medis El............................................................... 35
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................... 37
Business....................................................................................................... 45
Management..................................................................................................... 66
Principal Stockholders......................................................................................... 71
Certain Transactions........................................................................................... 74
Description of Our Securities.................................................................................. 76
Description of Medis El's Securities........................................................................... 77
Comparison of Rights of Stockholders of Medis Technologies
  and Shareholders of Medis El................................................................................. 78
United States Federal Income Tax Consequences.................................................................. 86
Legal Matters.................................................................................................. 88
Experts........................................................................................................ 88
Where You Can Find More Information............................................................................ 88
Index to Financial Statements..................................................................................F-1


                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this exchange offering fully, you should read this entire prospectus carefully, including the financial statements and related notes beginning on page F-1.

                             MEDIS TECHNOLOGIES LTD.


         We serve as agent or distributor of technologies owned wholly or in part by Medis El Ltd., an Israeli corporation of which we beneficially own approximately 63%. Our goal, working in conjunction with Medis El, is to become a greenhouse for the development of highly advanced, innovative proprietary technology products. Our business strategy is to seek out "cutting edge" technologies, acquire rights to such technologies, patent them and develop them in-house to the point that a working prototype can be developed. We will then offer to third parties the opportunity, as a joint venturer or licensee, to participate in the continuing research and development necessary to commercialize the product and bring it to market or seek an outright sale of the technology. Our beliefs and estimates as to the feasibility of our technologies are based upon the understanding of and expectations relating to such technologies by the technical advisors and scientists employed by Medis El, whose views may not prove to be accurate.


         These technologies, which are in varying stages of development, presently include:

-         CELLSCAN

                  The CellScan is a patented technology designed for the viewing and testing of cells, which we believe has or potentially will have diagnostic applications in the detection of breast, prostate and gynecological cancers, as well as other diseases such as atherosclerosis and tuberculosis, in addition to facilitating the development of individualized chemotherapy for cancer patients. We also believe the CellScan has potential research applications in gene therapy and drug and vaccine development.

-         FUEL CELLS


                  Medis El is developing fuel cells, based upon proprietary technology, with a special focus on portable electronics, to power cell phones, laptop computers and camcorders, which we believe will be more efficient, cost less to manufacture and last longer than currently available fuel cell technology.


-         TOROIDAL ENGINE AND COMPRESSOR

                  The patented toroidal engine is an internal combustion engine that is designed to be one-half the size and weight and, we believe, at least 30% more efficient than currently available internal combustion engines. Medis El is also applying the principles of the toroidal engine to develop a toroidal compressor for use in refrigeration units, air conditioning units and for other applications that we expect to be substantially smaller and more efficient than currently available compressors.

-         STIRLING CYCLE LINEAR TECHNOLOGY

                  The stirling cycle linear technology is a patented refrigeration and air conditioning system that, if successfully developed, is expected to provide greater energy efficiency and environmental sensitivity than current refrigeration and air conditioning systems, thereby potentially saving considerable energy costs and reducing emissions which may harm the environment.

-         RECIPROCATING ELECTRICAL MACHINE

                  The patented reciprocating electrical machine, if and when developed, will utilize the back-and-forth motion of energy sources such as wind or sea waves to convert that energy into electricity. We believe the machine can reduce the cost of generating electricity by up to 30% over conventional power sources.

-         DIRECT CURRENT REGULATING DEVICE


                  The patented direct current regulating device, if and when developed, will enable the transmission of high levels of direct current electrical energy without the need to convert such current into alternate current electricity which, we believe, will eliminate the need for AC power lines and will allow the transmission of electric currents two-thirds higher than the current system.


-         WATER TECHNOLOGIES


         - DEVICE FOR EXTRACTING WATER FROM THE ATMOSPHERE. Medis El is seeking proprietary protection for what may prove to be an efficient, low-cost device that would possess the capability to generate sufficient water from the atmosphere to satisfy an average household's daily needs.


         - DESALINATION. Medis El is seeking proprietary protection for what may prove to be a new method to reduce the energy required for water desalination, thus reducing the cost of generating potable water.

         Our offices are located at 805 Third Avenue, New York, New York 10022, and our telephone number is (212) 935-8484. We were incorporated in Delaware on April 7, 1992 and changed our name to Cell Diagnostics Inc. in May 1992. We changed our name to Medis Technologies Ltd. on July 7, 1999. Medis El's offices and research and development facilities are located in Yehud, Israel. It also maintains a facility for production of certain aspects of the CellScan in the high-tech community known as Har Hotzvim Industrial Park in Jerusalem, Israel. Its Internet site can be accessed at http://www.medisel.com.

                               OWNERSHIP STRUCTURE

         The following charts illustrate our ownership structure prior to and subsequent to the proposed exchange:

PRIOR TO EXCHANGE

                  ------------        --------------------        ------------
                                        ISRAEL AIRCRAFT            PUBLIC AND
                     PRIVATE             INDUSTRIES LTD.   ---      PRIVATE
                  STOCKHOLDERS        (Israel Corporation)  |     SHAREHOLDERS
                  ------------        --------------------  |     ------------
                       | 63%                 | 35.5%        |          |
                       -----------------------              |          |
                       MEDIS TECHNOLOGIES LTD.              |          |
                       (Delaware Corporation)               |          |
                       -----------------------              |          |
                             |            |                 |          |
         ---------------------            | 100%            | 12%      | 25%
         | 100%                 ----------------------      |          |
----------------------                MEDIS INC.            |          |
CDS DISTRIBUTOR, INC.           (Delaware Corporation)      |          |
(Delaware Corporation)          ----------------------      |          |
----------------------                    | 63%             |          |
                                ----------------------      |          |
                                     MEDIS EL LTD.          |          |
                                 (Israel Corporation) -------          |
                                    PUBLIC COMPANY    ------------------
                                ---------------------
                                          | 86.5%
                                ---------------------
                                   MORE ENERGY LTD.
                                 (Israel Corporation)
                                ---------------------

SUBSEQUENT TO EXCHANGE
(assuming all Medis El
ordinary shares are tendered)

                 ------------        --------------------
                  PUBLIC AND           ISRAEL AIRCRAFT
                   PRIVATE             INDUSTRIES LTD.
                 STOCKHOLDERS        (Israel Corporation)
                 ------------        --------------------
                       | 65.5%               | 34.5%
                       -----------------------
                       MEDIS TECHNOLOGIES LTD.
                       (Delaware Corporation)
                          PUBLIC COMPANY
                       -----------------------
                             |            |
         ---------------------            | 100%
         | 100%                           |
----------------------          ----------------------
 CDS DISTRIBUTOR, INC.                 MEDIS INC.
(Delaware Corporation)          (Delaware Corporation)
----------------------          ----------------------
                                          | 100%
                                 --------------------
                                     MEDIS EL LTD.
                                 (Israel Corporation)
                                 --------------------
                                          | 86.5%
                                 --------------------
                                   MORE ENERGY LTD.
                                 (Israel Corporation)
                                 --------------------

                               THE EXCHANGE OFFER


Terms of the exchange offer...... We are offering to exchange shares of our common stock for Medis El ordinary
                                  shares at an exchange rate of 1.37 of our shares of common stock for each Medis El ordinary share validly tendered. To be eligible to receive our common stock pursuant to this exchange offer, you must validly tender and not withdraw your Medis El ordinary shares on or prior to ____________, 2000. If all outstanding
                                  Medis El ordinary shares not currently
                                  beneficially owned by us are exchanged
                                  pursuant to this exchange offer, a maximum of 5,298,352 shares of our common stock will be exchanged for a maximum of 3,867,410 of Medis El's ordinary shares, based on the number of Medis El ordinary shares outstanding on February 9, 2000. This offering is conditioned on the tender and acceptance for exchange of at least 1,758,394 of Medis El's ordinary shares. All Medis El ordinary shares tendered in this exchange will be acquired by and owned by Medis Inc., our wholly-owned subsidiary.



                                  We also intend upon the successful completion of this exchange offer to grant to each of the current holders of options under Medis El's stock option plan an option to purchase a number of our shares based upon the same exchange rate as this exchange offer. Each grant is conditional upon such option holder's agreement to forfeit his or her existing Medis El options.

Determination of exchange ratio.. Our board of directors has determined the exchange ratio of 1.37 based upon our internal valuation of Medis El's technologies and our business, which is primarily the value of our distribution rights to the CellScan and agency rights to the stirling cycle linear technology. We then arbitrarily lowered the valuation of our business, thus raising the number of shares of our stock exchanged for each Medis El share tendered, based upon Israel Aircraft's disagreement with such valuation and our desire to make the offer more attractive to Medis El shareholders. We are not making a recommendation to Medis El shareholders as to whether or not to accept this exchange offer due to the overlap of our and Medis El's board of directors and the non-arms-length nature of this transaction.

Expiration date; extension;

amendments....................... The exchange offer and withdrawal rights will expire at 5:00 P.M., New York City time, on , 2000, unless we extend the offer in our sole discretion .



                                  We will make a public announcement as promptly as practicable upon any extension, termination or amendment of this exchange offer. If we extend our offer, we will make an appropriate public announcement regarding the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the event of a fundamental change in the information set forth in this prospectus, we shall amend the registration statement of which this prospectus is a part and recirculate this prospectus.

Procedures for tendering
Medis El ordinary shares......... If you wish to accept this exchange offer, you must complete, sign and date the letter of transmittal which accompanies this prospectus and deliver the letter of transmittal together with certificate(s) representing the tendered shares, if required, and any other required documentation, to American Stock Transfer and Trust Company, as exchange agent. If you hold your shares through The Depository Trust Company and wish to accept this exchange offer, you may do so through DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the accompanying letter of transmittal.

Special procedures for
beneficial owners................ If your Medis El ordinary shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such shares in this exchange offer, you must:

                                  - contact such registered holder promptly and instruct such registered holder to tender on your behalf; or

                                  -      prior to completing and executing the
                                         letter of transmittal and delivering
                                         your Medis El ordinary shares, either
                                         make appropriate arrangements to
                                         register ownership of your Medis El
                                         shares in your own name or obtain a
                                         properly completed stock power from
                                         the registered holder.

                                   The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery
procedures....................... If you wish to tender your Medis El ordinary shares but you are not immediately available or you otherwise cannot deliver your shares, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, you must tender your shares according to the guaranteed delivery procedures set forth in the section of this prospectus entitled "The Exchange Offer-Guaranteed Delivery Procedures."

Acceptance of Medis El's
ordinary shares and delivery of
our common stock................. Subject to the satisfaction or waiver of the conditions to this exchange offer, we will accept for exchange, through Medis Inc., any and all Medis El ordinary shares which are properly tendered prior to the expiration date of this exchange offer. We will deliver our shares of common stock on the earliest practicable date following the expiration date.

Withdrawal rights................ Subject to certain conditions, you may withdraw your tendered shares at any time prior to the expiration date of this exchange offer.

No fractional shares ............ We will not distribute fractional shares to any Medis El shareholder otherwise entitled to receive a fractional share of our common stock. Fractional shares of our common stock shall be rounded up or down to the nearest whole number, or to the higher whole number if exactly one-half share.


 United States federal
income tax consequences of
the exchange offer .............. You may be subject to certain United States federal income tax consequences relating to the exchange of our common stock for your Medis El ordinary shares. Please see the section of this prospectus entitled " United States Federal Income Tax Consequences" for a discussion of such consequences. We are not including in this prospectus any discussion of Israeli tax consequences which may be applicable to Medis El shareholders who are Israeli citizens or an Israeli company.

Exchange agent................... American Stock Transfer and Trust Company, 40
                                  Wall Street, New York, New York 10005, is serving as the exchange agent in connection with this exchange offer.

Failure to exchange your Medis El
ordinary shares ................. We will issue our common stock in exchange for
                                  Medis El's ordinary shares only after timely receipt by the exchange agent of such Medis El shares, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your shares in exchange for our common stock, you should allow sufficient time to ensure timely delivery. Although we intend to notify Medis El's shareholders of any defects or irregularities with respect to their tender we are not under any duty to do so. You will experience, among other things, a lack of a public trading market and subsequent lack of liquidity of your Medis El ordinary shares if:

                                  - you fail to tender your ordinary shares for exchange; and
                                  - we successfully complete this exchange offer and delist Medis El's ordinary shares from the Nasdaq SmallCap Market.

         Any questions you have regarding the exchange offer, including tendering procedures for your Medis El ordinary shares, should be directed to American Stock Transfer and Trust Company as follows:

American Stock Transfer and Trust Company
40 Wall Street
New York, New York 10005
(800) 937-5449 ext. 6820

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary consolidated financial data and should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.




STATEMENT OF OPERATIONS DATA:
(in thousands except per share data)

                                                                                             For the nine months
                                  For the year ended December 31,                            ended September 30,
                          -------------------------------------------------------------    ----------------------

                             1994         1995        1996         1997         1998         1998         1999
                          ---------   ----------   ----------   ---------    ----------    ---------   ----------
Revenues................   $     --    $      --    $      --    $     --     $       8     $      8    $      --
Loss from operations....       (236)        (231)        (193)     (2,811)       (5,485)      (3,945)      (5,146)

Net loss................     (1,846)      (1,623)      (2,633)     (1,544)       (4,418)      (3,281)      (4,011)

Basic and diluted loss
per share...............      (0.56)       (0.47)       (0.71)      (0.33)        (0.52)       (0.39)       (0.41)

Weighted average shares
   outstanding..........      3,287        3,460        3,734       4,645         8,582        8,444        9,743



BALANCE SHEET DATA:
(in thousands)

                                                As of December 31,                                    As of September 30,
                          ------------------------------------------------------------   -------------------------------------------

                             1994         1995        1996         1997        1998         Actual    As Adjusted (1)    As Adjusted
                          ---------   ----------   ----------   ---------   ----------   ----------  ----------------   ------------
                                                                                                                             (2)
Working capital
   (deficiency).........  $    663     $  (686)     $ (1,728)    $   266    $   3,536     $  2,705       $    2,705       $   2,705
Total assets............     5,522       3,819         3,621      14,433       14,755       12,173           22,160          34,124

Long term debt,
   excluding current
   maturities...........     6,473       2,000         1,000        338            96           12               12              12
Accumulated deficit.....    (7,536)     (9,117)      (11,688)   (13,232)      (17,650)     (21,661)         (21,836)        (22,046)

Total stockholders'
   (deficiency) equity..    (1,399)     (2,980)       (1,645)    11,378        12,406       10,196           22,160          33,257




-------------------


(1) As adjusted to reflect our acquisition in the exchange offer of 80% of Medis El's ordinary shares not owned by us, and the issuance of 2,408,998 shares of our common stock in exchange for these shares. Also gives effect to acquired intangible technology assets and goodwill of $9,987,000 (net of $175,000 of in-process research and development costs to be charged to expense on the date of acquisition) resulting from the exchange. See Note A to our unaudited pro forma consolidated balance sheet assuming 80% of the shares are tendered.



(2) As adjusted to reflect our acquisition in the exchange offer of 100% of Medis El's ordinary shares not owned by us, and the issuance of 5,298,352 shares of our common stock in exchange for these shares. Also gives effect to acquired intangible technology assets and goodwill of $21,951,000 (net of $385,000 of in-process research and development costs to be charged to expense on the date of acquisition) resulting from the exchange. See Note A to our unaudited pro forma consolidated balance sheet assuming 100% of the shares are tendered.

                                  RISK FACTORS



         You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before exchanging your Medis El ordinary shares for our common stock. Unless otherwise noted, the risk factors set forth below apply to us and Medis El, and affect you whether you are our stockholder or Medis El's shareholder, as we have conducted all of our operating activities through Medis El and we beneficially own approximately 63% of Medis El. To the extent Medis El's business and operating results are materially adversely affected, our business and operating results will be similarly affected.


RISKS RELATED TO OPERATIONAL MATTERS


WE HAVE NOT BEEN PROFITABLE AND MAY NOT BECOME PROFITABLE, IN WHICH EVENT WE MAY BE UNABLE TO FUND FURTHER RESEARCH AND DEVELOPMENT OF OUR TECHNOLOGIES OR CONTINUE TO CARRY ON DAY-TO-DAY OPERATIONS

         We have experienced net losses since our inception in April 1992 and on a consolidated basis with Medis El since 1997. There can be no assurance that we will ever achieve profitability if Medis El is unable to successfully develop and market one or more of its technologies or if they fail to achieve widespread acceptance. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 1999, we had an accumulated deficit of approximately $21,661,000. We anticipate incurring substantial future losses until such time as:


-        Medis El successfully develops one or more of its technologies; and
- it enters into license, sales or joint venture agreements with third parties pursuant to which such third parties successfully commercialize, market and sell the developed products.

         We do not expect this to happen, if at all, until, at a minimum, 15 months from the date of this prospectus.

MEDIS EL'S TECHNOLOGIES, MANY OF WHICH ARE IN EARLY STAGES OF DEVELOPMENT, MAY NOT BE CAPABLE OF COMMERCIAL EXPLOITATION DUE TO CONCEPTUAL ERRORS OR TECHNOLOGICAL SETBACKS, WHICH WOULD PREVENT US FROM GENERATING REVENUES

         Developing a technology into a marketable product is a risky, time consuming and expensive process. You may anticipate that in seeking to develop our technologies, we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and the possibility of outright failure. Each of our development stage technologies and the further refinement of the CellScan is subject to these risks.

WE WILL BE UNABLE TO MARKET OR SELL ANY OF OUR TECHNOLOGIES IF WE ARE UNSUCCESSFUL IN ENTERING INTO ALLIANCES, JOINT VENTURES OR LICENSING AGREEMENTS WITH THIRD PARTIES.

         As we do not have nor do we intend to develop our own marketing capabilities, our ability to market and sell our technologies will depend entirely upon entering into alliances, joint ventures or licensing agreements with third parties possessing such capabilities. There can be no assurance that we will be successful in entering into such alliances, joint ventures or agreements, and failure would prevent us from marketing and selling our technologies if and when ready for commercial exploitation.

IF THE MARKET REJECTS THE USE OF OUR TECHNOLOGIES, MANY OF WHICH ARE UNFAMILIAR, WE WILL BE UNABLE TO GENERATE REVENUES

         We, together with Medis El, are developing products that represent alternatives to traditional products and methods, and as a result, our products may be slow to achieve, or may not achieve, market acceptance since potential customers may seek further validation of the efficiency and efficacy of the products before making an investment. This is particularly true where the technology underlying the product is untried and where implementation of the technology requires a significant capital commitment, such as with our reciprocating electrical machine and direct current regulating device.

OUR EFFORTS TO PROTECT MEDIS EL'S INTELLECTUAL PROPERTY MAY NOT OFFER SUFFICIENT PROTECTION, WHICH COULD HINDER OUR GROWTH AND SUCCESS

         We regard Medis El's patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. Medis El relies upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect its proprietary rights. Medis El owns, directly or indirectly through subsidiaries or companies in which it has an interest, patents for certain technologies and is currently applying for additional patents. There can be no assurance that Medis El will succeed in receiving patent and other proprietary protection in all markets it enters, or, if successful, that such protection will be sufficient. If Medis El successfully develops and markets any or all of its technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine Medis El's patent by challenging or copying its intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend Medis El's intellectual property against any challenges that may arise, however, an infringement action by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

CLAIMS BY THIRD PARTIES THAT OUR TECHNOLOGY INFRINGES UPON THEIR PATENTS MAY, IF SUCCESSFUL, PREVENT US FROM FURTHER DEVELOPING OR SELLING OUR TECHNOLOGIES


         Although we do not believe our business activities infringe upon the rights of others nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.


IF WE DO NOT OBTAIN ADDITIONAL FINANCING, WHICH WE HAVE NO ASSURANCE OF OBTAINING, WE MAY BE FORCED TO CURTAIL OUR RESEARCH AND DEVELOPMENT EFFORTS AND OUR OPERATIONS


         Our ability to sustain our research and development program and our ongoing survival may depend upon continuous outside funding of operations. As of February 1, 2000, we and Medis El had cash and cash equivalents of approximately $4,300,000, which we expect to be sufficient to support our activities for at least 12 months from such date after possible one-time charges such as the repurchase of a CellScan machine and purchase of additional shares of our non-wholly-owned subsidiaries. We have historically been a major source of funds for Medis El, having lent or invested in Medis El approximately $10,340,000 since its inception. There can be no assurance that we will have the required funds on hand or commitments for such funds to meet Medis El's future financial obligations, if necessary, or that a third party will be willing to make such funds available. Our and Medis El's failure to raise additional funds could require us to curtail development of one or more of our technologies. Furthermore, Medis El's failure to successfully develop or market its technologies may materially adversely affect its or our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of each of the technologies, or of the funds required to establish or otherwise procure adequate manufacturing capacity or to market the products on a worldwide basis. If available funds should prove insufficient, there can be no assurance that we or Medis El will be able to procure the required additional funding, which would curtail development of one or more of Medis El's technologies.


OUR ABILITY TO MARKET THE CELLSCAN MAY BE LIMITED BY UNITED STATES AND FOREIGN GOVERNMENT REGULATIONS AND WE MAY INCUR SUBSTANTIAL COSTS IN OBTAINING APPROVAL AND IN MAINTAINING COMPLIANCE WITH SUCH REGULATIONS


         We believe that we will be unable to market or sell the CellScan in the United States other than for limited research or investigational use, as defined in the FDA's regulations, unless and until the FDA has exempted the CellScan from its market clearance requirements or, if not so exempted, until the FDA either clears a notification under Section 510(k) of the Federal
Food, Drug and Cosmetics Act or approves an application for premarket approval. We believe it may take more than 2 years to obtain either 510(k) clearance or premarket approval, which approval can be expensive to obtain and uncertain. We do not intend to apply for such clearance or premarket approval ourselves. Rather, we expect our marketing partner or a purchaser of the technology to apply for, acquire and maintain regulatory compliance. However, we are required under our distribution arrangement with Medis El to fund up to $1,500,000 of the costs necessary to obtain regulatory approval, which funds we may not be able to obtain.


         There can be no assurance that the CellScan, if and when submitted to the FDA, will ultimately receive clearance for use as a diagnostic device. Nations other than the United States have varying patterns of regulation governing the use of medical diagnostic devices, some of which require clearance or approval comparable to the regulatory pattern in the United States. In those jurisdictions where more than perfunctory clearance or approval is required, the CellScan will not be able to be marketed unless and until the required clearance or approval is obtained.


IF WE WERE TO LOSE MEMBERS OF OUR SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, WE MAY HAVE DIFFICULTY SEEKING NEW PRODUCTS FOR DEVELOPMENT AND MARKETING SUCH PRODUCTS FOR COMMERCIAL EXPLOITATION

         Our and Medis El's success depends to a significant extent upon Zvi Rehavi and the scientists, engineers and technicians that seek out, recognize and develop Medis El's technologies and to a lesser extent on a number of management and technical personnel employed by Medis El. The loss of the services of Mr. Rehavi or any of Medis El's technical talent could have a material adverse effect on Medis El's ability to seek new products for development and market such products for commercial exploitation. Medis El possesses key-person life insurance of $245,000 on Mr. Rehavi. Although all of Medis El's employees are subject to employment agreements with Medis El, the majority of which are automatically renewable on an annual basis, either party may terminate such agreement upon notice to the other. The length of such notice varies depending upon the individual, from 30 days to 180 days in length. Our future success will depend to a great extent upon Medis El's and our continued ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense and we cannot assure investors that Medis El or we will be able to attract and/or retain such personnel.


WE MAY BE EXPOSED TO PRODUCT LIABILITY RISKS IF OUR TECHNOLOGIES ARE SUCCESSFULLY COMMERCIALIZED AND MARKETED, WHICH MAY CAUSE SUBSTANTIAL ADDITIONAL EXPENSE AND POSSIBLE ADVERSE PUBLICITY


         The sale of any of our products, especially the CellScan as a medical diagnostic device, in the marketplace may expose us to potential liability risks and adverse publicity with respect to such products. Although we have product liability insurance for the CellScan, there can be no assurance that a product liability claim would not exceed the amount of coverage under such insurance which could cause substantial additional out-of-pocket expense to defend against or to pay damages.


OUR RIGHT TO ISSUE PREFERRED STOCK MAY FACILITATE MANAGEMENT ENTRENCHMENT WHICH MAY DELAY, DEFER OR PREVENT A CHANGE IN OUR CONTROL, WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS

         Our board of directors has the authority to issue up to 10,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of these shares without approval of our shareholders. Any future issuance of shares of preferred stock could be employed by our present management to delay, defer or prevent a change in our control or to discourage bids for our common stock at a premium above its market price solely to retain their respective management positions, which may not be in the best interests of our stockholders, generally. We have no present plans to issue any shares of preferred stock.

THE LARGE AMOUNT OF ACQUIRED INTANGIBLE TECHNOLOGY ASSETS AND GOODWILL ON OUR BALANCE SHEET WILL BE CHARGED AS AN EXPENSE AGAINST FUTURE EARNINGS AND ADVERSELY AFFECT STOCKHOLDERS EQUITY, WHICH COULD CAUSE OUR STOCK PRICE TO DROP.

         On December 15, 1997, we acquired the 40% share of Medis Inc. not owned by us for an aggregate purchase price of $13,125,000, of which $12,227,000 was allocated to acquired technology assets and goodwill. At September 30, 1999, the unamortized balance of such technology assets and goodwill aggregated $7,727,000. Such balance will be charged to expense over the remaining useful lives of such assets, which is three years, in equal amounts of approximately $2,500,000. Such expense and the consequent adverse effect on our stockholders' equity may have a material adverse effect on our stock price.


         Additionally, upon the successful completion of this exchange offer, we will acquire either an additional 17% interest in Medis El, if 80% of Medis El shares are tendered, or 37% interest in Medis El, if 100% of Medis El shares are tendered. Consequently, we will acquire technology assets and goodwill aggregating $9,987,000 if 80% of Medis El shares are tendered and technology assets and goodwill aggregating $21,951,000 if 100% of Medis El shares are tendered. Acquired technology assets, which relate to the CellScan technology, will be charged to expense over its remaining useful life at the date of acquisition, which is approximately three years as of December 31, 1999. Goodwill acquired in this exchange offer will be charged to expense over its useful life of five years. Additional charges to expense relating to these assets may have the same effect on our stock price as discussed above.


RISKS ASSOCIATED WITH FOREIGN COUNTRIES


HOSTILITIES WITH NEIGHBORING COUNTRIES OR THE INTERRUPTION OR CURTAILMENT OF TRADE BETWEEN ISRAEL AND ANY OF ITS TRADING PARTNERS COULD MATERIALLY ADVERSELY AFFECT MEDIS EL'S ABILITY TO COMPLETE EACH TECHNOLOGY'S DEVELOPMENT OR ITS ABILITY TO SUPPLY JOINT VENTURE PARTNERS OR LICENSEES


         Medis El's offices and most of its manufacturing, research and development facilities are located in the State of Israel. Medis El and consequently we are directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and the United States or Israel and Europe could have a material adverse effect on Medis El's ability to complete the development of any of the technologies or its ability to supply the technology to development partners or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which Medis El has strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 44 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of Medis El's employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

         In addition, high inflation and the devaluation of Israel's currency, the New Israeli Shekel, compared to the U.S. dollar may have a negative impact on Medis El's NIS-based obligations over time upon substantial price increases caused by inflation.


RUSSIA'S POLITICAL AND ECONOMIC INSTABILITY COULD MATERIALLY ADVERSELY AFFECT MEDIS EL'S ABILITY TO COMPLETE DEVELOPMENT OF THE TOROIDAL ENGINE AND TOROIDAL COMPRESSOR

         The development of the toroidal engine and compressor are taking place in Russia. Russia has experienced and is continuing to experience both political and economic instability, including, recently, the sudden resignation of President Boris Yeltsin and subsequent appointment of Vladimir Putin as acting president, the successive turnover of persons holding the positions of prime minister and other upper level government ministers, the devaluation of the ruble and problems affecting the bailout of Russia's economy by the International Monetary Fund. In addition, recent terrorist bombings in populated areas and armed conflicts involving separatist groups in Chechnya and elsewhere in the former Soviet Empire has resulted in widespread demands for the return to a more autocratic government structure. We are unable to assess what impact, if any, these factors may have upon the continued development of the toroidal engine and compressor.


IT MAY BE DIFFICULT TO SERVE PROCESS ON OR ENFORCE A JUDGMENT AGAINST OUR ISRAELI OFFICERS AND DIRECTORS, MAKING IT DIFFICULT TO BRING A SUCCESSFUL LAWSUIT AGAINST US, MEDIS EL OR OUR OFFICERS AND DIRECTORS, INDIVIDUALLY OR IN THE AGGREGATE

         Service of process upon our and Medis El's directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against Medis El may not be collectible within the United States to the extent Medis El's assets are located outside the United States. This could limit the ability of our stockholders to sue us or Medis El based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

- due service of process has been effected and the defendant was given a reasonable opportunity to defend;
- the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel and such judgment is not contrary to public policy, security or sovereignty of the State of Israel;
- such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and
- an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

         Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

RISKS RELATED TO THIS OFFERING

OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL OUR AFFAIRS, WHICH MAY PRECLUDE OTHER STOCKHOLDERS FROM INFLUENCING OUR CORPORATE DECISIONS


         Upon completion of this exchange offer, our five largest current stockholders, which includes some of our officers and directors and a corporation controlled by such officers and directors, collectively, will beneficially own approximately 43% of the then issued and outstanding shares of our common stock. These stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions.


WE INTEND TO RETAIN ALL OF OUR FUTURE EARNINGS, IF ANY, FOR USE IN OUR BUSINESS OPERATIONS AND DO NOT EXPECT TO PAY DIVIDENDS TO OUR SHAREHOLDERS

         We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends until such time as we are profitable, which we estimate to be, at a minimum, fifteen months from the date of this prospectus. Our board presently intends to retain all earnings, if any, for use in our business operations.

IF WE ARE UNABLE TO DEVELOP A PUBLIC MARKET FOR OUR SHARES, OUR STOCKHOLDERS MAY HAVE DIFFICULTY SELLING OR TRADING OUR COMMON STOCK

         Prior to this offering, there has been no public market for our common stock, and there can be no assurance that such a market will develop at the conclusion of this offering or, if such a market should develop, that it will be sustained. Even though we believe our strategies, successes and failures parallel those of Medis El, the historical market for Medis El's ordinary shares may not be indicative of the future market for our common stock. The lack of a sustainable trading market may make it difficult for our stockholders to sell or otherwise trade their common stock.

OUR INABILITY TO ACHIEVE A NASDAQ LISTING FOR OUR COMMON STOCK COULD ADVERSELY AFFECT BOTH THEIR LIQUIDITY AND MARKET PRICE

         If we do not satisfy the initial listing requirements of the Nasdaq SmallCap Market, we expect our common stock to be traded in the over-the-counter market. We anticipate that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market, as well as in the NQB Pink Sheets. The liquidity and prices of our securities may be adversely affected if our common stock is quoted on the OTC Bulletin Board and the NQB Pink Sheets instead of the Nasdaq SmallCap Market.

FAILURE TO LIST OUR COMMON STOCK ON THE NASDAQ SMALLCAP MARKET WOULD SUBJECT US TO THE SEC'S "PENNY STOCK RULES" IF OUR COMMON STOCK FALLS BELOW $5.00 PER SHARE, WHICH MAY DISCOURAGE BROKER-DEALERS FROM EFFECTING TRANSACTIONS IN OUR COMMON STOCK

         If we are unable to list our common stock on the Nasdaq SmallCap Market upon the completion of this exchange offer and the trading price of our common stock were to fall below $5.00 per share, trading in our securities would be subject to the requirements of the SEC's penny stock rules. These rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which are generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

WE ARE CONCURRENTLY REGISTERING, OR SHORTLY INTEND TO REGISTER, ALL OF OUR SHARES OF OUR COMMON STOCK UNDERLYING OUTSTANDING OPTIONS AND WARRANTS, AS WELL AS A SIGNIFICANT NUMBER OF OUR CURRENTLY OUTSTANDING SHARES OF COMMON STOCK TO PERMIT THEIR OFFER AND SALE BY THEIR RESPECTIVE OWNERS UPON THE CLOSING OF, AND PROMPTLY AFTER THE CLOSING OF, THIS EXCHANGE OFFER, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR PUBLICLY TRADED COMMON STOCK


         We have filed a registration statement covering 9,175,330 shares of our common stock for the respective accounts of certain persons named therein, including certain of our officers and directors and their affiliates, which, when declared effective, will permit such persons to publicly offer all or lesser portions of such shares for public sale.

         We also intend to file an additional registration statement covering shares of stock issuable upon exercises of options granted under our stock option plan promptly after the closing of this exchange offer. Based on the number of outstanding options as of the date of this prospectus, subsequent to the successful completion of this exchange offer, we expect the number of such shares to approximate 722,630, which number includes options to be issued to Medis El option holders at an exchange rate of 1.37 subsequent to the successful completion of this exchange offer.


         Future sales of substantial amounts of our common stock in the public market, or even the ability of our stockholders to sell substantial amounts of stock, could adversely affect the market price for our common stock and could impair our future ability to raise capital through the sale of our equity securities.

WE INTEND, IF THIS EXCHANGE OFFER IS SUCCESSFUL, TO DELIST MEDIS EL FROM THE NASDAQ SMALLCAP MARKET, IN WHICH CASE MEDIS EL'S SHAREHOLDERS WHO DO NOT TENDER THEIR SHARES WILL LIKELY FIND IT DIFFICULT TO DISPOSE OF, OR TO OBTAIN QUOTATIONS AS TO THE PRICE OF, MEDIS EL'S ORDINARY SHARES

         The successful completion of this exchange offer will reduce the number of holders of Medis El's ordinary shares and the number of such shares that might otherwise trade publicly, and will adversely affect the liquidity and market value of the remaining shares held by the public. We intend, after the successful completion of this exchange offer, to delist Medis El's ordinary shares from the Nasdaq SmallCap Market. In such event, Medis El's non-tendering shareholders would likely find it more difficult to dispose of, or to obtain quotations, as to the price of Medis El's ordinary shares.

OUR LARGE NUMBER OF WARRANTS AND OPTIONS OUTSTANDING, IF EXERCISED, AND FUTURE SALES, IF ANY, OF OUR EQUITY SECURITIES WILL CAUSE OUR INVESTORS TO INCUR IMMEDIATE DILUTION IN FUTURE EARNINGS PER SHARE, IF ANY, AND IN EACH NON-EXERCISING STOCKHOLDER'S PERCENTAGE OWNERSHIP OF OUR STOCK


         Upon the completion of this exchange offer and the concurrent exchange in accordance with the exchange ratio of options to acquire our common stock for those covering Medis El ordinary shares, we will have warrants and options outstanding to purchase approximately 2,565,420 shares of our common stock which, if exercised, will cause our stockholders to incur substantial dilution in future earning per share, if any, and in our non-exercising stockholders' percentage ownership of such common stock. Additionally, future sales of our equity, if any, will also cause our stockholders to incur substantial dilution in future earnings per share, if any, and in their respective percentage ownership of our stock.



NON-UNITED STATES CITIZENS EXCHANGING THEIR ORDINARY SHARES FOR OUR SHARES OF COMMON STOCK MAY CAUSE SUCH HOLDERS OF ORDINARY SHARES ADVERSE TAX CONSEQUENCES.

         We have not included in this prospectus a discussion of the tax consequences that may affect non-U.S. Medis El shareholders upon the exchange of their Medis El ordinary shares for shares of our common stock. Tendering Medis El ordinary shares in this exchange offer may cause the holders of such shares adverse tax consequences. We advise all of Medis El's shareholders to consult such holders' own tax advisor as to the specific tax consequences of this exchange offer to such holder.

FORWARD LOOKING STATEMENTS FOUND IN THIS PROSPECTUS MAY NOT BE ACCURATE INDICATORS OF OUR FUTURE PERFORMANCE

         This prospectus contains certain forward-looking statements and information relating to Medis Technologies Ltd. and Medis El Ltd. We identify forward-looking statements in this prospectus using words such as the following and other similar statements:

         "believes"      "intends"           "plans"              "expects"
         "predicts"      "may"               "will"               "would"

         "should"        "contemplates"      "anticipates"

         These statements are based on our beliefs as well as assumptions we made using information currently available to us by Medis El and others. Because these statements reflect our current views concerning future events as they relate to us and Medis El, these statements involve certain risks, uncertainties and assumptions which may be significantly more adverse than the results or expectations discussed in the forward-looking statements.

                         DETERMINATION OF EXCHANGE RATIO

         The determination of the exchange ratio was arrived at in a series of meetings and telephonic discussions among:

- Robert K. Lifton, our chairman and chief executive officer, who is also Medis El's chairman;
- Howard Weingrow, our president, treasurer and a director, who is also a director of Medis El; and

- Jacob Weiss, the corporate vice president and general counsel of Israel Aircraft Industries Ltd., our single largest stockholder, which is also an approximately 12% shareholder of Medis El. Mr. Weiss is also a director of both us and Medis El.


         In determining the exchange ratio, we considered the use of conventional valuation criteria such as comparable company analysis, comparable market price analysis and comparable book value analysis, but concluded that the use of these modalities would be inappropriate. We do not believe that there are any comparable companies to either Medis Technologies or Medis El and since we were not a public company, a comparable market price analysis would have been inappropriate. A comparative book value analysis at March 31, 1999 reflected $3,369,000 for Medis El and $3,112,000 for us after eliminating our equity interest in Medis El, yielding a ratio of 1.08 to 1.00. We did not believe, however, that such a comparison was appropriate because it did not take into account the value of the shares of Medis El owned by us. Furthermore, other conventional valuation criteria such as comparing discounted cash flow were believed to be inappropriate given that both we and Medis El had negligible current cash flow and future cash flows could not reasonably be estimated from operations.

         Instead, we based our determination of the exchange ratio upon the assumption that the value of our business can be indirectly derived from the market value of Medis El's stock, which we presumed reflected the market's perception of the value of Medis El's technologies.


         We assumed in determining the value of our business that the CellScan, being the most commercially advanced of Medis El's technologies, and upon which Medis El had spent the most money to develop, represented 75% of Medis El's total market value. Medis El's market capitalization at that time was approximately $72,000,000, based upon a then $7.00 per share market price. The CellScan therefore represented $54,000,000 of the then market value of Medis El. We then sought to value our U.S. distribution rights to the CellScan technology. Based on :



- our understanding of the industry for the closest comparable technologies to the CellScan such as flow cytometer, we believed that the U.S. would represent approximately 50% of the potential world market for the CellScan; and



- our expectations in accordance with our distribution agreement that our distribution relationship with Medis El would result in a profit equal to 50% of the manufacturer's net profit upon each sale of a CellScan and a test kit, we valued the distribution rights as equal to 25% of the total value of the CellScan technology. Based upon such valuation, we concluded the then value of our distribution rights to the CellScan technology to be $13,500,000.


         We then sought to value our agency rights to our stirling cycle linear technology. We assumed that based on the linear technology's proximity to commercialization and sums spent for development thus far, this technology should be valued at 10% of Medis El's market capitalization of $72,000,000, or $7,200,000. Using 10% as a starting point, which represents our agency fees upon the sale of a finished product pursuant to our exclusive agency agreement with Medis El, we arbitrarily valued the agency rights, net of anticipated costs such as:



-         developing and implementing marketing campaigns;
- locating potential licensees and coordinating the preparation and negotiation of licensing arrangements; and
- maintaining sufficient facilities and staff to implement the terms of the agency,


as equal to 8% of the total value of the linear technology. Based upon such valuation, we concluded the then value of our agency rights to the stirling cycle linear technology to be approximately $576,000.



         Therefore, the value we attributed to our business based on our distribution and agency rights was $14,076,000. We then added the value of our ownership in Medis El to our business value, which was obtained by taking 6,643,000, the number of Medis El's ordinary shares we owned, and multiplying that number by Medis El's per share market price at that time of $7.00, giving a market value to our ownership of Medis El at $46,501,000. We then added the market value of our ownership in Medis El to the value of our assumed distribution and agency rights, resulting in an assumed business value of $60,577,000.


         We then arbitrarily reduced our assumed business value by $2,500,000 to $58,077,000, to reflect the following considerations:


- the fact that Medis El's cash position at March 31, 1999 exceeded our cash position by approximately $1,745,000; and

- the fact that we are required to contribute $1,500,000 towards the cost of applying for regulatory clearance pursuant to our distribution rights agreement.

         Dividing such value by our then outstanding 9,900,000 shares, we arrived at a per share value of $5.87 per share of our common stock.

         We then calculated an initial exchange ratio by dividing Medis El's then market price, $7.00, by $5.87, yielding an exchange ratio of 1.19.


         We presented all of these factors to Israel Aircraft, who expressed the view that the values we assigned to our business should be reduced, which consequently would increase the number of our shares to be offered for each Medis El share tendered and, in particular, increase the number of our shares to be issued to Israel Aircraft. Based on these discussions with Israel Aircraft, we then arbitrarily lowered the value of our business to $50,501,000, which raised the proposed exchange ratio to 1.37 shares of our common stock for each ordinary share of Medis El tendered. Medis El shareholders would therefore receive more of our shares for each Medis El share tendered which would make our offer more attractive to Medis El shareholders.


         Upon the conclusion of these discussions, the feasibility of the exchange offer compared to other alternatives, such as merging Medis El into a U.S. company created for such purpose and then doing an initial public offering, and the proposed exchange ratio were presented to the other members of our board of directors, who are also members of Medis El's board of directors. The full board of directors reviewed the feasibility of the exchange offer and the determination of the proposed exchange ratio and determined:

- the exchange offer to be the most feasible alternative based on cost factors, timing and Israeli law issues; and
-         the determination of the exchange ratio to be fair and equitable.

         Based upon Israel Aircraft's key role in the discussions, we believe that it will tender its Medis El ordinary shares, although Israel Aircraft made no binding commitment to such effect.

         While we attempted to be both objective and fair in placing a value on Medis El's technologies and our distribution and agency rights with respect to such technologies, we did not use conventional means of valuation modalities. Further, because of the overlapping nature of both boards, the negotiations to establish the exchange ratio must be viewed as non-arms-length. Consequently, the exchange ratio may be deemed to have been arbitrarily determined. We did not obtain an opinion from an investment banker concerning the fairness from a financial point of view of the terms of this exchange offer from the perspective of a Medis El shareholder nor did we or Medis El appoint and fund a special committee of our board to help determine the exchange ratio, as we had limited funds available to implement this exchange offer and the sums needed for such purposes, in our judgment, were better spent on our operations. The board of directors of Medis El, which is the same as our board of directors, is not making a recommendation as to whether or not to accept this exchange offer in view of the non-arms- length nature of this transaction. You, as a Medis El shareholder, should make your own determination based upon your own investment objectives, following careful consideration of the information contained in this prospectus.

         As a result of this transaction, the respective equity interests of Messrs. Lifton and Weingrow and Israel Aircraft in Medis Technologies will be reduced and the respective equity interests of Messrs. Weiss, Eiran and Nahmoni in Medis Technologies will increase from no interest to less than 1%. For a table setting forth the exact number and percentage of shares owned by our officers, directors and affiliates prior to and upon completion of this exchange offer, please see the section of this prospectus entitled "Principal Stockholders."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         We are offering to exchange 1.37 of our shares of common stock for each properly tendered Medis El ordinary share. Only whole shares of our common stock will be issued in exchange for Medis El ordinary shares. If any fractional share is called for upon the exchange of any Medis El ordinary share, such fractional share shall be rounded up or down to the nearest whole number, or to the higher whole number if exactly one-half share. We will not issue certificates or scrip representing fractional shares of our common stock.


         As of the date of this prospectus, Medis El had 10,545,081 ordinary shares outstanding. As of the same date, we beneficially owned 6,677,671, or approximately 63%, of such ordinary shares. We intend to offer our shares in this exchange through Medis Inc., our wholly-owned subsidiary. All Medis El ordinary shares tendered in this exchange will be acquired by and held by Medis Inc.



         If all outstanding Medis El ordinary shares not currently beneficially owned by us are exchanged pursuant to this exchange offer, approximately 5,298,352 shares of our common stock will be exchanged for a maximum of 3,867,410 of Medis El's ordinary shares outstanding, based upon the number of Medis El ordinary shares outstanding as of the date of this prospectus.


PURPOSE OF THE EXCHANGE OFFER

         We are offering to exchange our common stock for all outstanding Medis El ordinary shares for the purpose of increasing our ownership of Medis El. We believe that our status as a domestic United States corporation with a readily understandable and familiar capital and corporate governance structure, which has rights not only to the Medis El technologies, but also to the distribution and commercialization of the technologies, will enhance our ability to serve as an effective financing vehicle for the further development of Medis El's technologies.



         Our board of directors determined to commence this exchange offer at this time after Medis El's recent acquisition of the technologies underlying the fuel cells, toroidal engine and compressor, reciprocating electrical machine, direct current regulating device and water technologies. We concluded after such acquisitions that a publicly held American company could more effectively serve as a financing vehicle for the further development of such technologies than if Medis El remained the public entity.



ACCEPTANCE OF MEDIS EL SHARES

         This offering is conditioned upon:


- the exchange of at least 1,758,394 of Medis El's ordinary shares so that we beneficially own at least 80% of such shares; and

- our common stock being registered pursuant to Section 12 of the Securities Exchange Act of 1934.

PROCEDURES FOR TENDERING MEDIS EL SHARES

         This prospectus, the letter of transmittal and other relevant materials will be mailed to registered Medis El shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Medis El's shareholder list kept with American Stock Transfer and Trust Company, its transfer agent, or, if applicable, who are listed as participants in a clearing agency's security position listing.

         Only a registered Medis El shareholder may tender his or her shares in this exchange offer. To tender, a shareholder must complete, sign and date the letter of transmittal accompanying this prospectus, guarantee the signatures if required, and mail or otherwise deliver the letter of transmittal to American Stock Transfer and Trust Company, our exchange agent, prior to the expiration date. In addition, either:

- certificates for such Medis El shares must be received by the exchange agent along with the properly completed and duly executed letter of transmittal and any other required documents;

- a timely confirmation of a book-entry transfer of such Medis El shares, if such procedure is available, into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, together with the letter of transmittal or a properly transmitted agent's message, as described below, must be received by the exchange agent prior to the expiration date; or

- the holder must comply with the guaranteed delivery procedures described below.

Each tender will constitute an agreement between such tendering shareholder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         We shall be deemed to have accepted validly tendered Medis El ordinary shares when, as and if we have given oral or written notice of such to the exchange agent. The exchange agent will act as agent for the tendering holders of Medis El ordinary shares for the purposes of:

-        receiving our common stock from us; and

-        transmitting such common stock to tendering shareholders.

Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

         The method of delivery of Medis El ordinary shares, the letter of transmittal and all other required documents to the exchange agent, or delivery through the book entry transfer facility, is at the election and risk of the holder. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Delivery will be deemed made only when actually received by the exchange agent. No letter of transmittal or certificate representing Medis El ordinary shares should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect the above transactions on your behalf.

         If your Medis El ordinary shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such shares in this exchange offer, you should:

- contact such registered holder promptly and instruct such registered holder to tender on your behalf; or

- prior to your completing and executing the letter of transmittal and delivering your Medis El shares, either make appropriate arrangements to register ownership of such Medis El shares in your name or obtain a properly completed stock power from the registered holder.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. You are advised to allow for sufficient time to make all appropriate arrangements.

     SIGNATURES

         Signatures on a letter of transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the tendered Medis El ordinary shares are tendered:

- by a registered shareholder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

- for the account of an institution listed above that may guarantee a letter of transmittal.

         If the letter of transmittal is signed by a person other than the registered shareholder, such shares must be endorsed or accompanied by a properly completed stock power, properly signed by the registered shareholder.

         If the letter of transmittal or any shares or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     AUTOMATED TENDER OFFER PROGRAM

         American Stock Transfer and Trust Company and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender your ordinary shares. Accordingly, participants in such program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of this exchange offer by causing DTC to transfer the shares to the exchange agent in accordance with DTC's program procedures for transfer. DTC will then send an agent's message, as defined below, to the exchange agent.

         The term "agent's message," as used above, means a message transmitted by DTC, received by the exchange agent prior to the expiration date and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in the DTC program that such participant is tendering Medis El ordinary shares which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that the agreement may be enforced against such participant.

         All questions as to the validity, form, eligibility, including time of receipt, and acceptance of tendered Medis El ordinary shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all shares not properly tendered or any shares our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares. Our interpretation of the terms and conditions of the exchange offer and the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Medis El shares must be cured within such time as we shall determine. Although we intend to notify Medis El shareholders of any defects or irregularities with respect to their respective tenders of Medis El shares, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Medis El's ordinary shares will not be deemed to have been made until such defects or irregularities have been cured or waived.

         While we have no present plan to acquire any Medis El shares which are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Medis El shares that remain outstanding subsequent to the expiration date or to terminate this exchange offer and, to the extent permitted by applicable law, purchase Medis El shares in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

EXPIRATION DATE; EXTENSION; AMENDMENTS

         The expiration date shall be 5:00 p.m., New York City time, on ________________, 2000 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend this exchange offer.

         We reserve the right, in our sole discretion:

-        to delay accepting any Medis El shares;

-        to extend the exchange offer; or

-        to terminate this exchange offer,

by giving notice of such delay, extension or termination to the exchange agent. Any such delay, extension or termination will be followed by our notification to the exchange agent and registered Medis El shareholders of any delay, extension or termination, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will distribute a prospectus supplement with such amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, applicable securities laws, and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, and subject to applicable law, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

RETURN OF MEDIS EL SHARES


         If less than 1,758,394 of Medis El's ordinary shares are tendered in this exchange or we do not accept tendered Medis El ordinary shares for any valid reason pursuant to the terms and conditions of this exchange offer, certificates for such tendered shares will be returned without expense to the tendering shareholder, or, in the case of shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such shares will be credited to an account maintained with DTC as promptly as practicable.


BOOK-ENTRY TRANSFER

         The exchange agent will make, within two business days after the date of this prospectus, a request to establish an account with respect to Medis El shares at DTC, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Medis El shares by causing DTC to transfer such Medis El shares into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Medis El shares may be effected through book-entry transfer at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

         Medis El shareholders who wish to tender their shares and whose shares are not immediately available or who cannot deliver their shares, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may nonetheless effect a tender of their ordinary shares if:

- the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal;

- prior to the expiration date, the exchange agent receives from any of the above such institutions a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us setting forth:

         -         the name and address of the shareholder;

         -         the certificate number(s) of such shares; and

         -         the aggregate number of shares tendered,

         stating that such holder is tendering his or her shares and guaranteeing that, within five business days after the expiration date, the letter of transmittal together with the certificate(s) representing the shares in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by any of the above institutions with the exchange agent, or the exchange agent receives a properly transmitted message from DTC regarding the acknowledgment by such shareholder of certain conditions of tendering; and

- such properly executed letter of transmittal or a properly transmitted agent's message, as well as the certificate(s) representing all tendered shares in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five business days after the expiration date.

         Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your shares according to the guaranteed delivery procedures set forth above.

WITHDRAWAL RIGHTS

         You may withdraw your tendered Medis El ordinary shares prior to the expiration date of this exchange offer upon submitting to the exchange agent a written notice of withdrawal specifying your name, the number and amount of securities withdrawn and the name or names in which the securities are so registered, if registered in a name other than the tendering security holder.

         The signature(s) on the notice of withdrawal must be guaranteed pursuant to the same guarantee procedures for letters of transmittal as set forth above in "Procedures for Tendering Medis El Shares," unless such shares have been tendered for the account of an eligible institution listed in such section.

         If Medis El ordinary shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ordinary shares and must otherwise comply with such book-entry transfer facility's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the ordinary shares withdrawn must also be furnished to the exchange agent prior to the physical release of such certificates.

         All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any ordinary shares properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, withdrawn ordinary shares may be retendered by following one of the procedures described in this prospectus at any time prior to the expiration date.

ACCEPTANCE OF MEDIS EL SHARES AND DELIVERY OF COMMON STOCK

         Our common stock issued pursuant to this exchange offer will be delivered to Medis El shareholders who properly tendered their ordinary shares on the earliest practicable date following the expiration date, assuming all conditions to this exchange offer have been satisfied or waived.

EXCHANGE AGENT

         American Stock Transfer and Trust Company has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to American Stock Transfer and Trust Company addressed as follows:

40 Wall Street
New York, NY 10005
Telephone Number:  (800) 937-5449 ext. 6820
By Facsimile Transmission: (718) 236-4588

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates' officers and regular employees.

         American Stock Transfer and Trust Company, as exchange agent, will receive reasonable and customary compensation for its services and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of shares pursuant to this exchange offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for reasonable expenses incurred by them in forwarding material to their customers.


         The cash expenses to be incurred in connection with this exchange offer will be paid by us and are estimated in the aggregate to be approximately $535,000. Such expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.


         We will pay all transfer taxes, if any, which are not based on income, applicable to the exchange of Medis El's ordinary shares pursuant to this exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of Medis El's ordinary shares pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered shareholder or any other persons, will be payable by the tendering shareholder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering shareholder.

         Participation in this exchange offer is voluntary. Medis El shareholders are urged to consult their financial and tax advisors in making their own decisions on what action to take.


                                 DIVIDEND POLICY

         Neither we nor Medis El have paid dividends on our capital stock to date. Our payment of future dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any such dividends will be within the discretion of our board of directors. Our board presently intends to retain all earnings, if any, for use in our business operations. Accordingly, we do not anticipate declaring any dividends in the foreseeable future.

                         PRICE RANGE OF OUR COMMON STOCK

         We do not have an established public trading market for our common stock. We are therefore unable to estimate the price of our stock if and when it is listed on the Nasdaq SmallCap Market upon which we have applied for listing subject to the successful completion of this exchange offer. Whether we own all or less than all of Medis El's ordinary shares, the historical market for Medis El's ordinary shares may not be indicative of the future market for our common stock.

         In order for our common stock to qualify for initial quotation on the Nasdaq SmallCap Market, we, among other things, must have:


- at least $4,000,000 in net tangible assets, a $50,000,000 market capitalization or $750,000 in net income in the latest fiscal year or two of the last three fiscal years; and

-        $5,000,000 in market value of our public float; and

-         a minimum bid price of $4.00 per share.



         We currently satisfy the net tangible asset requirement and expect to satisfy the remaining initial listing requirements upon the successful completion of this exchange offer.



         For continued listing we, among other things, must have either:

- at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or $500,000 in net income in the latest fiscal year or two of the last three fiscal years; and

-        $1,000,000 in market value of our public float; and

-        a minimum bid price of $1.00 per share.


         If we are unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, our common stock may be delisted from the Nasdaq SmallCap Market. As a consequence of such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain quotations as to, our common stock.


                    PRICE RANGE OF MEDIS EL'S ORDINARY SHARES


         Medis El's ordinary shares have traded on the Nasdaq SmallCap Market under the symbol MDSLF since the effective date of its initial public offering on December 21, 1993. The closing high and low sales prices of its ordinary shares, as reported by Nasdaq, for the quarters ended March 31, June 30, September 30 and December 31, 1997, 1998 and 1999 were as follows:




                         Quarter Ended                       High        Low
                         -------------                       ----        ---
          March 31, 1997................................... $8.875     $5.375
          June 30, 1997....................................  6.750      5.000
          September 30, 1997...............................  8.150      5.250
          December 31, 1997................................  7.000      4.750

          March 31, 1998...................................  9.250      5.000
          June 30, 1998....................................  9.050      6.563
          September 30, 1998...............................  7.438      3.875
          December 31, 1998................................  8.125      3.875

          March 31, 1999...................................  8.000      6.000
          June 30, 1999....................................  7.500      6.125
          September 30, 1999...............................  7.688      6.000
          December 31, 1999................................  7.000      5.188


         As of February 1, 2000, there were 74 record holders and approximately 645 beneficial owners of Medis El's ordinary shares. Based upon information furnished by American Stock Transfer and Trust Company, the transfer agent of Medis El's ordinary shares, we believe that, as of such date, approximately 83% of Medis El's ordinary shares are held by at least 510 beneficial holders who are United States shareholders, which percentage includes our shareholdings. The high and low closing price of Medis El's ordinary shares on _________, 2000, the last full trading day before we announced this exchange offer, was $____ per share.


         Following the successful completion of this exchange offer, we intend to terminate registration under the Exchange Act upon application to the SEC and delist Medis El's ordinary shares from the Nasdaq SmallCap Market. Termination of registration of Medis El's ordinary shares under the Exchange Act would reduce the information required to be furnished by Medis El to its shareholders, the SEC and the public and would make certain provisions of the Exchange Act, such as filing an annual report, no longer applicable. Upon delisting, Medis El's shareholders who have not exchanged their shares would likely find it more difficult to dispose of, or to obtain quotations, as to the price of such shares. It is possible that Medis El's ordinary shares would be traded in the over-the-counter market, or through the National Association of Securities Dealers, Inc. OTC Bulletin Board or by other sources. The extent of the public market for Medis El's ordinary shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the termination of registration of Medis El's ordinary shares under the Exchange Act and other factors.


                                 CAPITALIZATION


         The following table sets forth our capitalization as of September 30, 1999 and as adjusted to give effect to (1) the issuance of 2,408,998 shares of our common stock assuming our acquisition of 80% of the outstanding shares of Medis El pursuant to this exchange offer or (2) the issuance of 5,298,352 shares of our common stock assuming our acquisition of 100% of the outstanding shares of Medis El pursuant to this exchange offer. This table should be read in conjunction with our consolidated financial statements and the notes to such statements and the other financial information included elsewhere in this prospectus.





                                                                           September 30, 1999
                                                               ---------------------------------------------
                                                                  Actual      As Adjusted (1)   As Adjusted (2)
                                                               ------------     ------------    ------------
Short term borrowings ...............................          $    143,000     $    143,000    $    143,000
                                                                  ---------          -------         -------
                                                                  ---------          -------         -------
Long term debt-excluding current maturities .........          $     12,000     $     12,000    $     12,000
Minority interest in subsidiary .....................             1,110,000          612,000             -

Stockholders' equity:


   Common Stock, $.01 par value shares authorized;
     issued and outstanding: 9,988,619 shares actual;
     12,397,617 and  15,286,971 shares as adjusted ..               100,000          124,000         153,000
Additional paid in capital ..........................            31,757,000       42,393,000      55,150,000
Accumulated deficit .................................           (21,661,000)     (21,836,000)    (22,046,000)
                                                                 ----------       ----------      ----------
    Total stockholders' equity ......................            10,196,000       20,681,000      33,257,000
                                                                 ----------       ----------      ----------
Total capitalization ................................          $ 11,318,000     $ 21,305,000    $ 33,269,000
                                                                 ----------       ----------      ----------
                                                                 ----------       ----------      ----------



                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. Such consolidated financial statements include the financial statements of Medis Inc. and Medis El beginning on December 15, 1997. Prior to that date, our investment in Medis Inc. and Medis El had been accounted for using the equity method of accounting. The selected consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the selected consolidated balance sheet data as of September 30, 1999 are derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our consolidated operating results for such periods and our financial condition as of such periods and date. The historical results are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:




                                                                                                     For the nine months ended
                                                     For the Year Ended December 31,                        September 30,
                                 -----------------------------------------------------------------  --------------------------
                                    1994         1995           1996          1997         1998        1998          1999
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Revenues ....................... $        --   $        --   $        --  $        --  $     8,000  $     8,000  $       --
Cost of sales ..................          --            --            --           --        3,000        3,000          --
                                                                                             -----        -----      ------
Gross profit ...................          --            --            --           --        5,000        5,000          --



Operating expenses

  Research and development
  costs, net ...................          --            --            --    1,406,000    1,646,000    1,086,000    1,914,000
  Selling, general and
  administrative expenses ......     236,000       231,000       193,000    1,303,000    1,399,000    1,030,000    1,279,000

Amortization of intangible
     assets ....................          --            --            --      102,000    2,445,000    1,834,000    1,953,000
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Total operating expenses .......     236,000       231,000       193,000    2,811,000    5,490,000    3,950,000    5,146,000
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Loss from operations ...........    (236,000)     (231,000)     (193,000)  (2,811,000)  (5,485,000)  (3,945,000)  (5,146,000)
Other income (expenses)
  Interest and other income ....      53,000        85,000         9,000       64,000       63,000       20,000      120,000
  Interest expense .............    (499,000)     (535,000)   (1,660,000)    (381,000)    (101,000)    (125,000)     (18,000)
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Loss before minority interest ..    (682,000)     (681,000)   (1,844,000)  (3,128,000)  (5,523,000)  (4,050,000)  (5,044,000)
Equity in net losses of
 unconsolidated subsidiaries ...  (1,164,000)     (942,000)     (789,000)          --           --           --           --
Minority interest in loss of
     subsidiaries ..............          --            --            --    1,584,000    1,105,000      769,000    1,033,000
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Net loss ....................... $(1,846,000)  $(1,623,000)  $(2,633,000) $(1,544,000) $(4,418,000) $(3,281,000) $(4,011,000)
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Basic and diluted net
loss per share ................. $     (0.56)  $     (0.47)  $     (0.71) $     (0.33) $     (0.52) $     (0.39) $     (0.41)
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
Weighted average shares
 outstanding ...................   3,287,530     3,460,000     3,734,129    4,645,232    8,581,774    8,443,569    9,743,233
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------
                                 -----------   -----------   -----------  -----------  -----------  -----------  -------------



BALANCE SHEET DATA:




                                                                                                           As of
                                                         As of December 31,                             September 30,
                           -------------------------------------------------------------------------   -------------
                               1994           1995          1996           1997            1998            1999
                           -----------    -----------   ------------    ------------    ------------   -------------
Working capital
 (deficiency) ...........  $   663,000    $  (686,000)  $ (1,728,000)   $    266,000    $  3,536,000    $  2,705,000
Total assets ............    5,522,000      3,819,000      3,621,000      14,443,000      14,755,000      12,173,000
Long-term debt, excluding
 current maturities .....    6,473,000      2,000,000      1,000,000         338,000          96,000          12,000
Accumulated deficit .....   (7,536,000)    (9,117,000)   (11,668,000)    (13,232,000)    (17,650,000)    (21,661,000)
Total stockholders'
 equity (deficiency) ....   (1,399,000)    (2,980,000)    (1,645,000)     11,378,000      12,406,000      10,196,000




                SELECTED CONSOLIDATED FINANCIAL DATA OF MEDIS EL

         The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended September 31, 1998 and 1999 and the selected consolidated balance sheet data as of September 30, 1999 are derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited financial statements and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for such periods and our financial condition as of such date. The historical results are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this report.

STATEMENTS OF OPERATIONS DATA:



                                                                                                For the nine months ended
                                                For the Year Ended December 31,                        September 30,
                            -----------------------------------------------------------------  --------------------------
                               1994         1995           1996          1997         1998        1998          1999
                            -----------   -----------   -----------  -----------  -----------  -----------  -------------
Revenues................    $    75,000   $   198,000   $    32,000   $        --  $     8,000  $     8,000  $         --
Gross profit............         47,000        17,000        21,000            --        5,000        5,000            --
Research and development
   costs, net (1).......      1,296,000     1,023,000       815,000     1,406,000    1,646,000    1,086,000   $ 1,914,000
Net loss................    $(2,810,000)  $(2,240,000)  $(1,962,000)  $(2,647,000) $(2,967,000) $(2,040,000)   (2,853,000)
Net loss per share-basic
   and diluted..........    $     (0.33)   $   (0.26)   $     (0.22)  $     (0.28) $     (0.31) $     (0.21)  $     (0.28)
Weighted average number
   of shares outstanding      8,642,000    8,650,000      8,790,000     9,325,000    9,624,000    9,598,000    10,238,000
                            ===========   ==========    ===========   ===========  ============  ===========  ============


----------
(1) Total research and development costs were offset in part by grants from the Government of Israel for the years 1994-1996.

BALANCE SHEET DATA:







                                                        As of December 31,                           As of September 30,
                           ------------------------------------------------------------------------- -------------------
                               1994           1995          1996           1997            1998             1999
                           -----------    -----------   ------------    ------------    ------------ -------------------
Working capital........... $ 3,982,000    $ 2,324,000   $  3,939,000    $  1,209,000    $  3,376,000     $  2,186,000
Total Assets..............   5,579,000      3,651,000      4,943,000       2,323,000       4,880,000        3,877,000
Long-term debt............     451,000        681,000        489,000         293,000          96,000           12,000
Accumulated loss..........  (7,749,000)    (9,988,000)   (11,950,000)    (14,597,000)    (17,564,000)     (20,417,000)
Total shareholders'
 equity...................   4,167,000      2,093,000      3,869,000       1,344,000       4,079,000        3,060,000


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


         We serve as agent and distributor of certain technologies owned wholly or in part by Medis El Ltd., an Israeli corporation of which we beneficially own approximately 63%. To date we have devoted all of our efforts and resources to help provide financing and assist in commercializing Medis El's technologies. The financial presentation below is based upon our historical financial statements which include the results of operations of Medis El beginning December 15, 1997. Prior to that date, our investment in Medis El was accounted for using the equity method of accounting. As we have conducted all of our operating activities through Medis El, the presentation reflects primarily the results of operations of Medis El. However, the presentation also includes activities performed by us and are therefore different from the historical financial statements of Medis El.


RESULTS OF OPERATIONS


         From our inception in April 1992 through September 30, 1999, we have generated a cumulative net loss of $21,661,000. We expect to incur additional operating losses for the remainder of 2000 and beyond, principally as a result of our continuing anticipated research and development costs, and due to anticipated limited sales of Medis El's technologies. We do not expect to substantially increase in the future our research and development expenses beyond current levels due to our limited funds available for such purposes, until we are able to generate revenues or receive funds from third parties for research and development. If our funds continue to decrease due to our current spending levels and we are unable to generate revenues or receive funds from third parties for research and development, we expect to curtail development of one or more technologies.


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998


         We sustained a net loss of $4,011,000 during the nine months ended September 30, 1999 compared to $3,281,000 during the same period in 1998. The increase can primarily be attributed to a significant rise in research and development costs and increased selling, general and administrative expenses, partially offset by increased interest income due to higher cash balances and lower interest expense due to lower debt balances during the nine months ended September 30, 1999 as compared to the same period in 1998.



         Research and development costs were up sharply at $1,914,000 for the first nine months of 1999 as compared to $1,086,000 during the same period in 1998. This increase can be largely attributed to depreciation expense of $155,000 on eight CellScan machines and our decision to write off our inventory of cell carriers, antigens and neuritors, a technology owned by Medis El which it is no longer developing or selling, to research and development expense. This charge aggregated

$255,000. Furthermore, we incurred more expenses in developing our non-medical related technologies during the first nine months of 1999 compared to the same period in 1998. These factors were somewhat offset by a payment of $200,000 Medis El received under a December 1998 technology development agreement with The Coca-Cola Company in which it:



- paid $100,000 to obtain a right of first refusal to obtain exclusive rights to use the stirling cycle, fuel cells and other technologies in its field of business; and



- paid $100,000 to assist in the development of the stirling cycle technology for use in its field of business.

Such payments aggregating $200,000 were recorded as a credit to research and development costs for the nine months ended September 30, 1999.


         Selling, general and administrative expenses for the nine months ended September 30, 1999 were $1,279,000 compared to $1,030,000 for the nine months ended September 30, 1998.


     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         We received additional operating resources during 1998 from an influx of equity capital which greatly improved our financial position. Total shareholders' equity at December 31, 1998 was $12,406,000 compared to $11,378,000 at December 31, 1997, with working capital at $3,536,000 at December 31, 1998 compared to $266,000 at December 31, 1997. We sustained a net loss of $4,418,000 for the year ended December 31, 1998, compared to $1,544,000 for the year ended December 31, 1997, primarily due to the amortization of acquired intangible technology assets and goodwill amounting to $2,445,000 compared to $102,000 for 1997, which increased total operating expenses for the year to $5,490,000 from $2,811,000 in 1997. Such acquired intangible technology assets and goodwill were generated upon the acquisition of a minority interest in Medis Inc., our wholly-owned subsidiary. The aggregate purchase price of the minority interest was valued at $13,125,000, generating acquired intangible technology assets and goodwill approximating $12,227,000 which are being amortized over a five year period.

         We had revenues of $8,000 for the year ended December 31, 1998 compared to no revenues for the year ended December 31, 1997. The revenues came from the sale of a single neuritor, based upon an unsolicited request for the product.

         We devoted somewhat more resources to research and development activities, incurring research and development costs of $1,646,000 for the year ended December 31, 1998, compared to $1,406,000 for the year ended December 31, 1997. Medis El channeled resources to the development of the CellScan, stirling cycle linear technologies, toroidal engine and fuel cell technology.

         Interest expense decreased to approximately $101,000 for the year ended December 31, 1998 from $381,000 for the year ended December 31, 1997. This decrease was substantially due to the retirement of long term debt in 1998 aggregating approximately $941,000. The holders of $650,000 of such debt exchanged such debt for 325,000 shares of Medis El's common stock held by us.

         Selling, general and administrative expenses for the year ended December 31, 1998 increased slightly to $1,399,000, compared to $1,303,000 for the year ended December 31, 1997.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         We began placing increasing emphasis on the research and development of the stirling cycle linear technology, and, in December 1997, was awarded our first patent for such technology. We sustained a net loss of $1,544,000 for the year ended December 31, 1997, compared to $2,633,000 for the year ended December 31, 1996. This decrease is primarily due to a decrease in interest expense to our long-term debt of approximately $1,279,000. Interest expense in 1996 includes $1,341,000 of non-cash interest which relates to amortization of an in-the-money conversion feature on long-term debt issues in August 1996.

         In 1996, we accounted for Medis El using the equity method of accounting. Therefore, Medis El's research and development costs and selling, general and administrative costs are not reflected as such in our financial statements.

         We devoted substantially more resources to research and development activities for the year ended December 31, 1997 compared to the year ended December 31, 1996, incurring research and development costs of $1,406,000 in 1997. Medis El's research and development costs were $815,000 in 1996. The increase was due principally to new research and development programs in the United States and Israel, as we:

- continued to collaborate with scientists to discover and test new applications for the CellScan;

-        completed development of the argon laser CellScan; and

- began the development of our stirling cycle linear technologies with the expectation that an increasing amount of resources will be devoted to this endeavor.

         Selling, general and administrative expenses for the year ended December 31, 1997 increased sharply to $1,303,000 compared to $193,000 for the year ended December 31, 1996. However, Medis El's selling, general and administrative costs were $1,187,000 in 1996. Our selling, general and administrative costs together with Medis El's costs show a slight decrease in selling, general and administrative costs for 1997.

LIQUIDITY AND CAPITAL RESOURCES

         We have historically financed our operations primarily through the proceeds of investor equity financing, long-term bank loans, grants from the Chief Scientist of the Ministry of Industry and Commerce of Israel with respect to the CellScan, initial sales of our products and fees from the granting of exclusive distributorship rights.

         In 1996, $1,267,610 of senior secured subordinated notes were surrendered by the holders of such notes in payment for 316,902 shares of our common stock underlying warrants. In 1997, $2,314,290 of such notes were surrendered as payment for 578,573 shares of our common stock underlying warrants. Also in 1997, we issued 60,000 additional shares of our common stock upon the exercise of warrants against our receipt of the aggregate exercise price of $240,000. In 1998, we issued a total of 1,150,002 shares of our common stock and 358,334 warrants for an aggregate of $4,600,008. In 1999, we issued a total of 581,004 shares of our common stock and 193,668 warrants for an aggregate of $2,324,016. The proceeds of such offerings were used:



- to repay Medis El the sum of $2.3 million pursuant to a promissory note entered into between us and one of our subsidiaries, which had been assigned to Medis El through a capital contribution;

-        to purchase shares of Medis El; and

-        for selling, general and administrative expenses.


         In 2000, as of the date of this prospectus, we issued a total of 637,000 shares of our common stock and 240,833 warrants for an aggregate of $2,895,400. We intend for the proceeds of such offering to be used:

-        to fund the further research and development of our products; and

-        for selling, general and administrative expenses.


         In 1996, investors purchased 675,000 of Medis El's ordinary shares in private placements for an aggregate of $3,130,000. In January 1998, a single investor purchased 300,000 of Medis El's ordinary shares in a private placement for an aggregate of $1,334,000, which lowered our percentage ownership in Medis El from approximately 67% to approximately 65%. Also during 1998, we paid to Medis El $4,300,000 out of the $4,600,008 discussed above, representing $2,000,000 of proceeds from the issuance of 400,000 of Medis El's ordinary shares to us and $2,300,000 of final principal and interest payments on the promissory note between Medis El and us. In May 1999, we purchased 318,181 of Medis El's ordinary shares in a private placement for an aggregate of $1,750,000. In 2000, as of the date of this prospectus, employees, including Medis El's executive vice president and vice president-finance, and a director exercised an aggregate of 56,100 options to purchase a like number of Medis El's ordinary shares, for an aggregate exercise price of approximately $390,000. The proceeds of such offerings and option exercises were used and Medis El intends to use for research and development and selling, general and administrative expenses. Medis El does not intend to issue any more of its shares to third parties subsequent to the successful completion of this exchange offering, as we intend that all future financings of Medis El will be effected through Medis Technologies.



         As of September 30, 1999, we had bank loans outstanding of $145,000, the long-term portion of which was $12,000. These loans are guaranteed by the State of Israel and collateralized by a floating lien on all of Medis El's assets. The loans are repayable in New Israeli Shekels, linked to the dollar, and bear interest at the rate of LIBOR plus 2.4% to 2.6% per annum.



         For the year ended December 31, 1998, we used $2,659,000 of available cash on hand in connection with our operating activities, compared to $2,612,000 for the year ended December 31, 1997. The increase was primarily attributable to the increase in the net loss for the year, somewhat offset by the differences in changes in certain working capital components during 1998 and 1997. The increase in the net loss was principally due to a rise in research and development during 1998. For the nine months ended September 30, 1999, we used $2,405,000 of available cash on hand in connection with our operating activities, as compared to $1,996,000 for the nine months ended September 30, 1998. The increase was principally due to an increase in the net loss for the period, as adjusted for non-cash related items such as depreciation and amortization, caused by our increased spending for research and development.



         For the year ended December 31, 1998, we reported net cash used in investing activities of $617,000, compared to net cash provided by investing activities of $356,000 in 1997. The change was principally attributed to an investment in a short-term deposit in 1998, contrasted with maturity of a short-term deposit in 1997.



         As of February 1, 2000, we had approximately $4,300,000 in cash and cash equivalents. Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:


-        the progress of research and development programs;

-        the status of Medis El's technologies;

-        the results of pre-clinical testing and clinical trials;

- the timing and costs involved in obtaining regulatory approvals; and - the level of resources that Medis El devotes to the development of its technologies, patents, marketing and sales capabilities.

         Another contributing factor is the status of collaborative arrangements with businesses and institutes for research and development.





         Management expects that our present funds, after one-time charges such as:



- the possible repurchase of the CellScan machine from a purchaser in Peru for $100,000;

- the expected exercise of options representing an additional 50% of the outstanding shares of New Devices Engineering for an aggregate of $60,000; and

- the expected reimbursement of funds aggregating $35,000 for patent filing costs incurred by a shareholder of New Devices Engineering,



are sufficient to support our and Medis El's present activities for at least 12 months. However, to the extent we are required to fund up to $1,500,000 of the costs necessary to obtain regulatory approval of the CellScan, our current funds will not be sufficient to support our and Medis El's activities for such time. Beyond such time, or, if we are required within the next 12 months to fund the regulatory approval of the CellScan, prior to such time, we will require capital infusions of cash from investors, whether private investors or through companies or other organizations assisting in the development of our technologies, to continue our operations. We expect such operations to require funding of approximately $3,800,000 per year. To the extent we are unable to acquire additional funds, we will curtail research and development of one or more technologies until such time as we acquire additional funds.


TAX MATTERS

         As of December 31, 1998, for U.S. federal income tax purposes, we had net operating loss carry-forwards of approximately $4,035,000. For Israeli income tax purposes, we had net operating loss carry-forwards of $19,000,000. Since our inception, we have not had any taxable income. Also, neither we nor Medis El have ever been audited by the United States or Israeli tax authorities since incorporation. Pursuant to United States federal tax regulations, our ability to utilize the United States net operating loss carry-forwards may be limited due to changes in ownership, as defined in the Internal Revenue Code.

GRANTS OBTAINED FROM THE STATE OF ISRAEL


         Medis El received approximately US $1,800,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures, with $1,629,000 of such funds being allotted for the CellScan and $167,000 allotted for the neuritor, a technology also owned by Medis El which it no longer develops. Pursuant to the grant arrangement, Medis El is required to pay 3% of its sales of products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If Medis El sells the underlying technology prior to repaying the grant funds, it must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aircraft its obligation relating to the repayment of grants of approximately $805,000. As of the date of this prospectus, Medis El's total contingent obligation for the repayment of grants, which includes the $805,000, is $2,576,000. Medis El is not presently receiving any grants from the State of Israel. We believe that Medis El will continue to be eligible to receive future research and development grants should it again seek to initiate applications for such grants subsequent to the successful completion of the exchange offer, as grants are more readily attainable for Israeli companies with larger foreign ownership as a way to attract more foreign capital into Israeli companies. However, we have not confirmed such eligibility with the proper authorities as we do not intend to seek to obtain research and development grants in the immediate future.


         Under the Law for the Encouragement of Capital Investments, 1959, Medis El was issued a certificate of approval as an "Approved Enterprise." Under the law, Medis El elected the "combined path," pursuant to which Medis El had the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment. In addition, Medis El had the right to receive a grant of 25% of the approved investment, in which case the loan would be reduced by the amount of the grant. Medis El received investment grants of approximately $97,000 and loans of approximately $893,000. The investment grants were used to invest in equipment, furniture and fixtures and commercial vehicles. The loan proceeds were used for the above as well as to acquire know-how, leasehold improvements, marketing and working capital. The loans are bank loans from Bank Leumi Le Israel and are guaranteed by the State of Israel and are secured by substantially all of Medis El's assets. At September 30, 1999, the remaining balance on the loans was approximately $145,000. Additionally, the tax liability in respect of Medis El's income deriving from its Approved Enterprise activities is calculated at a rate of 20% of income for a ten year period, with tax on dividends distributed of 15%, instead of 25%. These tax benefits can be utilized at least through 2006.

DISCLOSURE ABOUT MARKET RISK

     IMPACT OF INFLATION AND DEVALUATION ON RESULTS OF OPERATIONS, LIABILITIES AND ASSETS

         In connection with its currency use, Medis El operates in a mixed environment. Most acquisitions and payroll are paid in local currency. Consideration for virtually all sales and Medis El's bank loans are either in dollars or dollar-linked currency. As a result, not all monetary assets and all monetary liabilities are linked to the same base in the same amount at all points in time, which may cause losses in terms of Israeli currency adjusted for the effects of changes in its purchasing power. In order to help minimize such losses, Medis El currently invests its liquid funds in both dollar-linked and Shekel based assets.

         For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the United States dollar and other currencies. However, since the institution of the Israeli Economic Program in 1985, inflation, while continuing, has been significantly reduced and the rate of devaluation has been substantially diminished. During 1989 and 1990, the dollar declined in value relative to major world currencies. Because governmental policies in Israel linked exchange rates to a weighted basket of foreign currencies of Israel's major trading partners, the exchange rate between the NIS and the dollar remained relatively stable during this period. However, Israel effected devaluations of the NIS against the dollar as follows:



              1991                   11.5%
              1992                   21.1%
              1993                    8.0%
              1994                    1.1%
              1995                    3.9%
              1996                    3.7%
              1997                    8.8%


              1998                   17.6  %
              1999                   (0.17)%





         During the three years ended December 31, 1991 and the four years ended December 31, 1996, the rate of inflation in Israel exceeded the rate of devaluation of the NIS against the dollar, but in 1998, 1997 and 1992, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel. In 1999, the rate of Israeli inflation was 1.3% and the NIS appreciated by .17% against the dollar.


     IMPACT OF POLITICAL AND ECONOMIC CONDITIONS

         The state of hostility which has existed in varying degrees in Israel since 1948, its unfavorable balance of payments and its history of inflation and currency devaluation, all represent uncertainties which may adversely affect our business.

YEAR 2000 COMPLIANCE


         We, including Medis El, have addressed year 2000 compliance in our systems, accounting software, computer hardware and existing products, which includes the CellScan and prototypes of our stirling cycle linear compressor and fuel cell technology, and have communicated with our significant third party vendors with respect to their respective states of readiness.



         In order to assess year 2000 compliance of our products and systems, we identified those systems critical to our operations and the operations of our technologies and, based upon tests to such products and systems, believed that all of our systems and technologies, to the extent developed, were materially compliant. We expended approximately $10,000 to assess and address the year 2000 problem.



         We did not experience any material failures or disruptions either on or after January 1, 2000, whether internally or by reason of our significant third party vendors, however, due to the uncertainties that are inherent in year 2000 remediation, we can give no assurances that our efforts will prevent future disruptions.



         Although we believe that we have adequately addressed the year 2000 issue, it is possible that future failures or disruptions stemming from year 2000 issues may yet result in material failures or disruptions to our systems, products or prototypes.

                                    BUSINESS

THE EVOLUTION OF OUR BUSINESS

         We were formed in April 1992 to enter into a joint venture with Israel Aircraft Industries Ltd., a company wholly owned by the State of Israel and a leader in aerospace technology. Together, we founded and financed the activities of Medis El Ltd., an Israeli company, which was established to develop and commercialize a technology known as the CellScan. Beginning in 1992 and through its initial public offering in December 1993 until 1996, Medis El was principally engaged in the development and clinical testing of the CellScan, which it planned to manufacture and market when development was completed. Medis El had its own facilities to manufacture a limited number of CellScans. It had entered into arrangements in which certain distribution rights to the CellScan were sold and initiated a direct sales program for a few territories where no distributorship had been granted. Distribution rights to the CellScan in the United States, its territories and possessions had already been granted to us through one of our wholly-owned subsidiaries at the time of our formation. As part of our distributorship rights, we were obligated to assist in funding the effort to obtain FDA approval of the CellScan as a diagnostic tool.

         Over the ensuing years, Medis El began to rethink its singular reliance on the CellScan and its business strategy of manufacturing and marketing its products. Problems in the development of the CellScan, discussed below, led it to seek other technologies for development. Furthermore, the difficulties of finding qualified distributors capable of working with and selling the CellScan and recognition of the need for large amounts of capital to carry out a manufacturing and marketing program led it to conclude that a better plan would be to either develop the CellScan to the point where it could enter into an arrangement with a joint venturer or licensee which had the marketing ability and the capital to manufacture and market the CellScan, or seek the outright sale of the technology.

         In seeking out other technologies that it might be capable of developing successfully, Medis El sought to take advantage of the talents in its organization and its relationship with Israel Aircraft. In 1994, it acquired and began work on the stirling cycle linear technology which Israel Aircraft had initiated for possible military use. In this development program, it started working with some of its contacts in the scientific community who emigrated from the former Soviet Union. Medis El then added other technologies in related fields of engineering as it expanded its relationships with emigres from the former Soviet Union. In connection with these new technologies, Medis El concluded that it should focus on developing them into working prototypes and then licensing their use in return for royalty payments, rather than expend large-scale capital and other resources to manufacture and market the products in-house.


         As a result of these actions, Medis El now seeks to operate as a greenhouse for the development of highly advanced, innovative, proprietary technology products which it intends to license, sell or joint venture with large international corporations. As part of this new strategy, we became Medis El's exclusive agent in North America for coordinating all licensing arrangements with respect to all of Medis El's technologies except the CellScan, for which our original 1992 distribution agreement still applies.


         We and Israel Aircraft each beneficially owned 50% of Medis El upon its formation in July 1992. In December 1997, Medis El was restructured so that we beneficially owned a majority of Medis El's ordinary shares and Israel Aircraft exchanged part of its beneficial interest in Medis El for a large minority interest in us, leaving it with an approximately 12% direct ownership of Medis El. As a consequence of the restructuring, the sharing of officers and directors with Medis El, and in view of our distribution rights to the CellScan and agency rights to the stirling cycle linear technology, we and Medis El are intimately connected and our strategies, successes and failures parallel each other.

OUR PRODUCTS AND TECHNOLOGY

         As part of its new strategy, Medis El focuses its efforts on the lengthy and expensive process of conceiving its products, preparing and submitting patents for its technologies and concurrently applying its in-house technological capabilities to maximize the development of the technologies to a point of exploitation through licensing, sales and joint ventures.

         All of the technologies which Medis El owns in whole or in part are in the development or testing phase. While we believe that each of these products has advantages over products now on the market, we are unable to state with any certainty how the technologies will compete in the marketplace. Nor will we know fully their drawbacks and disadvantages until such time as our products are successfully developed and marketed. Furthermore, we can give no assurance that any of our products will be successfully developed or, if successfully developed, will be commercially feasible. Our beliefs and estimates as to the feasibility of the technologies are based upon the understanding of such technologies by the technical advisors and scientists employed by Medis El, whose views may not prove to be accurate.

         Medis El's technologies presently include:

     CELLSCAN

         The CellScan is a system for the viewing and testing of cells. Current cell scanning techniques involve the use of either a traditional microscope or a "flow" cytometer, which passes large numbers of cells by a viewer at a time without the ability to retrieve any one cell for further study. The CellScan, which is a "non-flow" or "static" cytometer, allows viewing of thousands of cells in a living state and provides the ability to revisit and probe each cell a number of times. The CellScan also permits real time monitoring of ongoing cellular events. We believe that the CellScan is the first technology available capable of doing this in a timely and cost efficient manner. Instead of having an individual cell monitored and then lost, the cells are arranged on a "cell carrier" which consists of a 4 square millimeter matrix of 10,000 wells, each of which is designed to hold one cell in a semi-immobilized state without injury to the cell or its surface. Each cell to be studied is stimulated and monitored to detect changes in the intensity and direction of light emanating from the cell which can then be measured and recorded.

         The CellScan was originally developed by scientists at Bar Ilan University in Israel to diagnose cancer based upon investigations reported in scientific publications that disease can be detected by testing the response of the immune system to antigens, which are immune system stimulants, for specific diseases. Those scientists believed that, using the CellScan technology, simple and effective tests for breast cancer and other diseases could be developed. Pursuant to an agreement entered into in 1991, Bar Ilan granted to Israel Aircraft a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all of Bar-Ilan's rights to the CellScan patents, know-how and inventions, including any subsequently acquired, and all improvements to such intellectual property. In August 1992, Israel Aircraft assigned all of its rights under the license to Medis El.

         From Medis El's inception, the CellScan was being developed, marketed and tested as a machine to screen for and detect breast cancer by means of a blood test. It was also thought at that time that the CellScan could be applied for other uses, such as for the detection of other diseases and for cell biology research. Medis El sold a small number of CellScans to various hospitals and institutions around the world but, from inception, there were problems with inconsistency of results from tests to diagnose various cancers at these institutions. This culminated in 1998 in a failure of a CellScan placed at a predecessor of North Shore LIJ Health Systems, Inc. in New York to achieve results achieved with the CellScan owned by the Rebecca Sief Medical Center in Sefad in tests performed between 1994 and 1997 for the diagnosis of prostate cancer. The inconsistent results were attributed to the difficulties in operating the CellScan and differences from machine to machine caused by unknown variables, so that diagnostic results were dependent on the quality and characteristics of the particular CellScan and in some instances, the level of experience of the personnel conducting tests using the CellScan. As a result, in 1998 Medis El redesigned the CellScan substantially to improve its accuracy, repeatability and ease of handling. Such redesign included a new optical system and new software.


         Starting in 1997, Medis El also realized that the CellScan had significant potential as an alternative to flow cytometers for research applications in addition to its originally conceived role as a diagnostic tool. We believe, based on our knowledge of the industry, the size of this market to be between $750 million and $1 billion annually. Applications of the CellScan as a research tool are expected to include developing drugs, vaccines and antigens, and aspects of gene therapy. This focus on the CellScan as a research tool resulted in the introduction of an argon laser to the CellScan rather than the existing helium cadmium laser. The argon laser was chosen since it is the laser broadly used by scientists in cell research. However, because the intensity of the argon laser is much stronger than the helium cadmium laser, cells could only be exposed to the laser light for a briefer period of time. To allow for the increased intensity of the new argon laser, the argon laser CellScan was redesigned with a new shutter and new software to control the laser and provide readings of the results. Medis El is comparing results of diagnostic tests using both lasers with a view to replace the helium cadmium laser with the argon laser for all applications. Results of tests to date show that the argon laser CellScan performs at least as well as the helium cadmium laser CellScan. Tests of the new system for diagnostic and other uses are now ongoing at the Rebecca Sief Medical Center since March 1999, Medis El's laboratories since April 1999 and North Shore LIJ Health Systems, Inc. since

September 1999.


         In parallel with the development and refinement of the CellScan since Medis El first acquired a license to this technology, Medis El concentrated on refining existing antigens and developing new antigens for use with the CellScan. A specific antigen is needed for the CellScan to diagnose each disease. There can be no assurance that Medis El will be able successfully to develop or acquire antigens for any or all of the cancers and diseases which it expects to diagnose using the CellScan. We believe that if the CellScan is perfected and sold in significant quantities, of which there can be no assurance, more antigens will be developed through use of the CellScan both by Medis El and unrelated parties which will in turn create more applications for the CellScan as a diagnostic tool.

         Medis El is developing the next version of the CellScan, using smaller and less expensive scanners, electronics and optics, as a lower priced, desktop model and is working to have a prototype of such model by the end of 2000.

         HOW THE CELLSCAN WORKS

         The CellScan measures the intensity and direction of light emitted from cells marked with fluorescent dye and stimulated with an antigen or chemical. The cells are exposed to a laser light to measure the surface reaction of each cell to the stimulant.

         There are four steps involved in monitoring cells using the CellScan:

-        SELECTING AND LOCALIZING INDIVIDUAL CELLS WITHIN A CELL POPULATION.
         Lymphocyte cells, which constitute part of the body's immune systems to fight disease, from a blood sample are placed in wells on the disposable cell carrier matrix. Because each well is tagged, the cell carrier permits each cell to be tested and retested so that a statistical norm of the intensity and direction of light can be established which is statistically more reliable than an individual reading of the cells; we know of no other presently available equipment capable of such retesting procedures.

- STIMULATING THE CELLS. The cells are then stimulated by a specific antigen or chemical developed for such purpose and exposed to beams of laser light at the rate of at least 5,000 times per second to activate a detectable response in each cell's surface.

- MEASURING AND RECORDING THE RESPONSE. The detectable response is analyzed for qualitative and quantitative changes in the intensity and direction of light emanating from each individual cell, which can be measured and recorded.

- ANALYSIS. The results can then be analyzed to conclude, for instance, whether a patient has a particular disease for which the test was made, in the case of a diagnostic test.

     APPLICATIONS AND INSTITUTIONS

         Potential applications of the CellScan which hold out the promise of broad use include aiding in the early detection of certain cancers and other diseases, including breast, prostate and gynecological cancers and tuberculosis and atherosclerosis, as well as individualized patient chemotherapy. Medis El from time to time seeks to place the CellScan at medical and research institutions around the world in order to test applications and to develop new applications for the system in additional fields.

         The applicability of the CellScan in diagnosing various cancers and diseases are currently being researched, or there is an intention to research, at the following institutions:

- REBECCA SIEF MEDICAL CENTER. Researchers at the Rebecca Sief Medical Center in Sefad, Israel are currently researching the applicability of the CellScan as it relates to the detection of prostate cancer, breast cancer and tuberculosis. An article detailing the Center's research as it relates to prostate cancer reflecting favorable conclusions with respect to the CellScan has been published in the June 1999 issue of the Journal of Urology. Broader testing of the CellScan for breast cancer detection at the Center and other Israeli institutions has recently begun. Researchers have had promising results in the application of the CellScan for the detection of tuberculosis.

- SHEBA MEDICAL CENTER AND TEL HASHOMER HOSPITAL. Researchers at the Sheba Medical Center and Tel Hashomer Hospital in Tel Aviv, Israel have been researching the applicability of the CellScan as it relates to the detection of atherosclerosis. An article describing promising initial results was published in the August, 1999 issue of the Journal "Clinical Cardiology."

- SCHOTTENSTEIN CELLSCAN CENTER. The Schottenstein CellScan Center at Bar-Ilan University is researching various applications for the CellScan, including the possibility of a modular CellScan capable of flow cytometry in addition to its non-flow capabilities and an optical tweezer able to move a cell from the grid to a test tube. The further development of these and other potential applications requires additional funds, which we have no obligation to supply. We intend, however, to explain the benefits of funding the continuation of such research to companies we hope to enter into relationships with to manufacture, market and sell the CellScan. Medis El from time to time provides Bar-Ilan with upgrades to its CellScan at no charge.

- PASTEUR INSTITUTE. Researchers at the Pasteur Institute in Paris have researched the applicability of the CellScan in studying cell appoptosis, or cell death, as it relates to HIV. We believe that the Pasteur Institute will continue its study upon the placement of an upgraded CellScan at their facilities, which we plan to do.

- NORTH SHORE LIJ HEALTH SYSTEMS, INC. Medis El sent a research CellScan to North Shore LIJ in July 1999 which it uses or intends to use to research the applicability of the CellScan on papilloma, tuberculosis and lyme disease.

- ICHILOV HOSPITAL. A CellScan placed at the Ichilov Hospital, which is affiliated with Tel Aviv Medical Center, was used by Professor S. Chaitchik to research the reaction of cancerous cells to certain drugs in connection with developing a protocol for finding the correct chemotherapeutic drug for a particular individual's cancer. Professor Chaitchik recently retired from such hospital and has since come to Medis El to continue his research at Medis El's facilities. Early results at Medis El's facilities are promising and if Professor Chaitchik's tests are ultimately proved to be successful, the CellScan could help determine the effectiveness of certain drugs on cancerous cells, thus creating more effective treatments for cancer patients. There can be no assurance that Professor Chaitchik's tests will be successful or that such tests, if successful, can be duplicated by others. Medis El, with Professor Chaitchik, is applying for approval to perform his tests on the cells of patients of a cancer clinic in Israel.

- VETERANS HOSPITAL IN TAIWAN. Medis El has upgraded the CellScan in the Veteran's Hospital in Taiwan to research the applicability of the CellScan to diagnose gynecological cancer using an antigen developed by researchers at the Johns Hopkins Hospital in Baltimore, Maryland.

- UNIVERSITY OF TEL AVIV. Members of the Department of Biochemistry at the University of Tel Aviv are conducting experiments to determine whether the CellScan has applications in gene therapy and targeted drug delivery.


Except for one machine each at the Rebecca Sief Medical Center, the Schottenstein CellScan Center, the Veterans Hospital in Taiwan and a CellScan being used by Professor Chaitchik, all of which were purchased by the respective owners during or prior to 1995, all of the CellScans currently or contemplated being used for research are owned by Medis El and are on loan to such facilities. The production of all of the CellScan machines on loan was funded by equity and debt financings.


     SALES AND MARKETING

         We have begun a process of seeking out a company with an existing medical device distribution network or a pharmaceutical company to assist in marketing, selling and distributing the CellScan or to purchase the CellScan technology in its entirety. As of the date of this prospectus, we have shown the CellScan to a company engaged in the manufacture of flow cytometers.

         We anticipate that any company engaged in the marketing and sale of the CellScan would sell the machine and test kits as separate products. A test kit is required for each test using the CellScan, which includes a cell carrier and, depending on the test required, the specific antigen required for such test, if any.

     GOVERNMENT REGULATIONS AND CLINICAL TRIALS

         Pursuant to our revised business plan, we do not intend to bear responsibility for seeking regulatory clearance in any country in which the CellScan will be marketed as a diagnostic tool, if required. Instead, such responsibility will be placed with the companies we intend to enter into arrangements with to market and sell the CellScan. We will, however, be required pursuant to our distribution agreement with Medis El to fund up to $1.5 million of the costs necessary to obtain regulatory clearance. Summarized below are certain of the regulatory hurdles that we believe such company or companies must clear prior to marketing and selling the CellScan as a diagnostic tool.

         UNITED STATES. The United States Food and Drug Administration regulates the manufacture, distribution and production of medical devices in the United States. We anticipate that the CellScan, when used for diagnostic purposes, will be regulated as a medical device by the FDA and, as such, will require FDA regulatory clearance or premarket approval prior to commercialization in the United States. Such clearance or premarket approval, however, is not required for use of the CellScan in its research capacity.

         We expect that the CellScan will very likely require premarket approval before it may be commercially distributed for diagnostic use. Moreover, it should be assumed that data from well-controlled multi-center clinical trials will be required to support a premarket approval application for diagnostic use.

         We believe that the whole FDA approval process will require not less than 2 years and may require a substantially longer time. Development of necessary clinical data and submission of a premarket approval application for the CellScan's diagnostic use will be a lengthy and expensive process. There can be no assurance that our anticipated strategic partners will ever be able to obtain any necessary FDA regulatory clearance or approval for commercial distribution.

         We believe that for certain applications other than cancer detection, the CellScan may be considered "substantially equivalent" to legally marketed medical devices and thus could be cleared for commercial distribution without the need for clinical trials and other testing. For such applications, substantial equivalence is evaluated in the context of intended use, analysis, test matrix, characteristics, and risk to patient of false results. There can be no assurance that the FDA would find the CellScan substantially equivalent for these applications; thus, premarket approval might be required for other applications in addition to cancer detection, and there can be no assurance that the FDA will ever grant premarket approval for this device for any applications.

         If the CellScan is permitted to be marketed in the United States, its manufacturer will be required to comply with the FDA's Quality System Regulations, including routine inspections by the FDA and other regulatory agencies for compliance with these and other regulations, including medical device reporting requirements. Non-compliance can result in, among other things:

-        fines;

-        injunctions;

-        recall or seizure of products; and

-        criminal prosecution.


         ISRAEL. The CellScan is not currently being used in such a manner that would require licensing by the Israeli Ministry of Health. However, it is possible that if the CellScan is used for medical diagnosis, it would require authorization, by either the medical manager of the hospital in which the tests are being performed or the General Manager of the Israeli Health Ministry, according to the nature of the experiment. Furthermore, the use of the test kits, which utilize antigens, may require a license independent of any that may be required for the CellScan. There can be no assurance that we will receive authorization to perform additional tests, if required, by the appropriate agency upon application.


         OTHER JURISDICTIONS. Nations other than the United States have varying patterns of regulation governing the use of medical diagnostic devices, some of which require clearance or approval comparable to the regulatory pattern in the United States and others of which do not require any or only perfunctory clearance or approval. In those jurisdictions where more than perfunctory clearance or approval is required, the CellScan may not be able to be marketed unless and until the required clearance or approval is obtained.

         LICENSE FEES

         Medis El is required to pay Bar-Ilan a royalty through 2005 at the rate of 6.5% of proceeds of sales, after deducting sales commissions and other customary charges, and 4.5% of any fees received on account of the grant of territorial rights, and for the ensuing ten years a royalty of 3.5% of all revenues, whether from sales or fees.

         In addition, Medis El is required to pay $100,000 to Bar-Ilan during the first year in which Medis El's post-tax profits relating to the CellScan exceed $300,000. Medis El is permitted to assign its rights under the license, but subject to such assignee assuming all of the rights and obligations of Medis El under the license. The license contains provisions relating to the joint protection of the licensed patent rights and other provisions customary in such instruments.

         COMPETITION

         We do not know of a product on the market or being developed that has the combination of current and potential applications as the CellScan. Nevertheless, each application of the CellScan taken individually, faces competition from a number of sources. As a diagnostic tool, the CellScan competes with:

- traditional cancer screening methods, such as mammograms for breast cancer, PSA tests for prostate cancer and x-ray techniques such as MRI; and

-        traditional blood screening technologies,

which work to varying degrees. Additionally, current blood scanning techniques involve the use of microscopy and flow cytometry, which may be cheaper, more familiar to the scientific community and readily obtainable compared to the CellScan. There can be no assurance that the marketplace will recognize the value of the CellScan or replace existing technology with the CellScan, in which case we will be unable to compete with companies marketing and selling such devices.

     FUEL CELLS


         Scientists at More Energy Ltd., an 86.5% subsidiary of Medis El, are developing direct liquid methanol fuel cells which are expected to be small enough to power cellular phones, laptop computers, camcorders and other portable electronic devices with a view to providing significantly more operating time and a longer lifespan than the batteries currently used for such products. They are also working with larger fuel cells which could be used as an efficient and environmentally friendly energy source for home and automobile use.


         Fuel cells are generally made up of three components:


- electrodes, which are devices that emit or control the flow of electricity;

- electrolytes, which is a liquid that, when combined with the fuel, allows protons to flow from one electrode to another, creating electrical energy; and

-        a hydrogen-based fuel mixed with the electrolyte.


The fuel cells produce energy when the hydrogen in the fuel combines with oxygen, which is readily obtainable from the atmosphere, in an electrochemical reaction.

         We are developing our fuel cell technology as an alternative to currently available technology, such as disposable and rechargeable batteries, based upon our perception of its:

-        potential efficiency;

-        ability to operate at a lower cost;

-        ability to operate longer without refueling; and

- environmental benefits which include the absence of harmful emissions, as the waste product is water, and the absence of special disposal requirements compared to batteries.


         We believe our fuel cell technology has important advantages over competing fuel cell technologies such as:

-        more power delivered relative to the fuel cells' size and weight;

- our small direct liquid methanol fuel cells fueled by a proprietary electrolyte solution containing methanol operate longer without refueling;

- a longer lifespan of the fuel cells' electrodes, which increases the life of the fuel cell, thus enabling it to be refueled more often before it has to be replaced; and

-        lower cost to produce.


         We attribute these advantages to:

- the use of a special proprietary polymer, a form of plastic, in the electrode which has the ability to efficiently conduct electrons;

- the use of a proprietary catalyst which, when combined with the polymer, creates a film which protects the electrode from harmful impurities in the fuel, resulting in a longer service life for the electrode and a substantial reduction in the platinum component of the electrode; and

- the use, in the small direct liquid methanol fuel cells, of the proprietary electrolyte which contains the fuel.

         We anticipate that upon the successful development of the fuel cells, of which there can be no assurance, we intend, with our joint venturer or licensor, to market and sell the fuel cells as well as disposable electrolyte cartridges to power the fuel cells as separate products.

         We further anticipate that the polymer will have, in addition to its applications in the fuel cells, stand-alone applications in such fields as:

-        anti-static equipment;

-        active matrix polymer displays;

-        plastic-coated electrodes and sensors; and

-        magnetic shielding in electrical equipment,

and the catalyst will have stand-alone applications in such fields as:

-        electro-synthesis;

-        organic synthesis;

-        producing mineral fertilizer; and

- reforming, cleaning and purifying industrial and automotive gases and exhaust fumes.

         THE PRESENT STATE OF THE TECHNOLOGY


         We have developed a prototype small direct liquid methanol fuel cell in modular form fueled by methanol in our proprietary electrolyte solution. Initial laboratory testing of the prototype, which has dimensions of approximately 1" x 1" x 1/4", demonstrated an output of up to 0.25 watts at 1.3-1.4 volts. When 8 modules are combined in two layers, with dimensions of approximately 4" x 1" x 1/2", the combined fuel cells demonstrated in laboratory tests an output of up to 2.0 watts at 4 volts and achieved a specific energy output of up to 900 watt hours per kilogram of fuel. Many cell phones today are powered by batteries with an output of 1.8-2.0 watts of electrical power. We are conducting tests to further improve the performance of the fuel cells to:


-        improve the conducting ability of the electrolyte;

- maximize the percentage of methanol or other alcohol product in the electrolyte, thus allowing for longer life between refueling;

-        develop new, more efficient electrodes;

-        extend the lifespan of the electrode;

- configure the fuel cell to power different types of hand-held electronic devices; and

-        develop the appropriate refueling technique.

         Based upon our tests to date, we believe that the fuel cell components, if and when fully developed for use in cellular phones, for instance, will be capable of over 100 hours of talk and standby time between each refueling.

         We have also developed a prototype large fuel cell fueled by hydrogen and oxygen which demonstrated in laboratory tests an output of at least 0.3 watts of electrical power per square centimeter of electrode surface while using approximately 0.25 milligrams of platinum per square centimeter of electrode surface. Based on published literature, we believe that our competitors have a comparatively lower watt output and use comparatively more platinum.


         We are focusing on further developing the direct liquid methanol fuel cells for use in portable electronic products prior to focusing on the further development of the hydrogen fuel cells.



         We anticipate improving the direct liquid methanol fuel cells to a point where we will seek to enter into licensing or joint venture arrangements with third parties by the third quarter of 2000.


         COMPETITION

         There are numerous companies, institutions and governments around the world inventing or which have invented fuel cells for uses similar to our planned fuel cells, including for the automobile, home use and portable electronics markets. Many of such entities have expended and have the capabilities to expend funds far in excess of any capability we could have. Among such entities are some of the largest and wealthiest companies in the world employing the greatest talents in the field. However, based upon published literature, we do not believe that any of these companies have successfully developed a commercially acceptable fuel cell that has the advantages of our electrodes, although some of them have indicated that they are close to marketing their own products.

     TOROIDAL INTERNAL COMBUSTION ENGINE AND COMPRESSOR

         TOROIDAL ENGINE

         The toroidal engine is a donut-shaped internal combustion engine. Medis El believes that a toroidal engine comparable to but that is one-half the size and weight of a conventional internal combustion engine found in today's automobiles will be far more efficient and cost less to manufacture. We believe that the toroidal engine has the capability of increasing engine efficiency by at least thirty percent, thus substantially improving mileage per gallon of fuel. We expect that the engine will also be more efficient than a diesel engine, yet still use regular gasoline which will not create the emissions or suffer other problems of using diesel fuel. Additionally, a smaller version can be adapted for motorbikes, scooters, lawn mowers and other small engine-powered products.


         The engine is being developed pursuant to Medis El's patents by a team of scientists employed at AOOT OKB Motorostroyeniya, a Russian company having no affiliation with us or any of our principals, under consulting contracts with Medis El. AOOT contemplates delivering a prototype 12-15 horsepower engine to us no later than March 2000 and developing a prototype 75-100 horsepower engine by June 2000.

         TOROIDAL COMPRESSOR


         AOOT is also developing a toroidal compressor, contemplated for delivery in June 2000, that is intended for use in refrigeration units, air conditioning units and other compressor applications. Based on the same general principles and Medis El patents as the toroidal engine, the weight and size of the compressor is expected to be substantially smaller and lighter than current state-of-the-art compressors. Such a compressor is expected to provide greater energy efficiency and would be cheaper to manufacture than existing compressors. We are preparing for filing an additional patent covering the toroidal compressor.


         REFRIGERATION. We believe that a traditional Rankine-cycle cooling system, which is a thermodynamic cycle now used in most refrigeration and air conditioning systems which uses chloro-fluorocarbons such as freon, driven by our toroidal compressor in a refrigeration unit would have certain advantages over existing technology such as:

-        energy savings of between 30% and 50%;

-        enabling manufacturers to meet new energy standards; and

-        smaller size and weight and lower manufacturing costs.

         Another possibility which we are exploring for refrigeration applications is developing a stirling cycle expander driven by our toroidal compressor. This option could offer the low cost, size and weight of the toroidal compressor coupled with the environmentally sensitive stirling cycle expander. Drawings as to the feasibility of such a system are being prepared by Medis El's technical staff.

         AIR CONDITIONING. We believe that the toroidal compressor has additional applications in powering air conditioning units. Based on our calculations, we believe our toroidal compressor can increase the efficiency of central home air conditioners to meet a 14-15 SEER, a commonly used rating for energy efficiency in appliances where each SEER level represents a 10% increase in efficiency. Existing central home air conditioner units in the United States must currently meet a minimum of 10 SEER and may be required to meet a 12 SEER based upon recently announced proposed energy efficiency standards for new air conditioners by the Department of Energy.


         Medis El owns a 25% interest in New Devices Engineering A.K.O. Ltd., a privately held company that owns a patent and related applications to the toroidal internal combustion engine, and has an option which it currently intends to exercise to acquire an additional 50% interest in New Devices. The option price aggregates $60,000 and expires on March 31, 2000. We intend to extend the options to June 30, 2000 or, if unable to extend, to exercise the options prior to the expiration date. Medis El has already filed and intends further filings in its own name for additional patents for the toroidal engine which cover new inventions beyond the patents currently in existence.


         COMPETITION


         The toroidal engine, if and when developed, is expected to compete with internal combustion engines found in today's automobiles. We expect automobile manufacturers to be very reluctant to replace such engines due to the need to retool manufacturing plants and a perceived reluctance of the public to purchase an untried technology. However, automobile manufacturers are increasingly being required to develop new types of automobiles to meet new environmental standards imposed by federal and state governments and we believe that a successfully developed toroidal engine would offer a way to meet those standards.


         Competition may also be expected from the many companies and universities attempting to develop alternatives to today's internal combustion engines, including engines powered by fuel cells, electricity and solar power or combinations of the above, none of which are as of yet widely commercially offered. To the extent that alternatives to today's engine are cheaper to manufacture, more efficient or more familiar to the general public, we may be unable to compete effectively.

         We will also be competing for research dollars from automobile manufacturers and others to assist in funding the continued research and development of our design, however, there can be no assurance that we will receive funds from others for the further development of our product. Nor can there be any assurance that we will compete effectively with other research and development companies seeking similar funding who may have better industry contacts or whose technological development has advanced further than ours.

     STIRLING CYCLE LINEAR TECHNOLOGY

         Medis El's stirling cycle linear technology is a patented development-stage refrigeration and air conditioning system for use in home and office refrigerators, freezers and air conditioners and automobile air conditioners. The system consists of a linear compressor and a displacer - or expander - which utilizes an efficient thermodynamic technique known as the "stirling cycle." We believe the technology is capable of providing greater energy efficiency than current refrigeration and air conditioning systems and would lower energy consumption and reduce emissions which may harm the environment.

         We believe that the stirling cycle is being looked at by companies in the field of refrigeration due to the need for efficient and environmentally friendly alternatives to existing technology. However, no one as yet has designed a commercially acceptable system. We believe that Medis El's stirling cycle system may offer a solution to current stirling cycle cooling system problems, such as the use of inferior rotary bearings, compressor dynamic seal-related problems, debris and lubricant contamination and helium leakage. Medis El's compressor uses a cylinder-piston assembly containing a piston moving back and forth on air bearings. Since the piston has only clearing seals and no rotating parts, there is minimal dissipation of energy and consequently little heat loss and wear on the system. Additionally, since the system's displacer uses helium as its working gas, which is a natural gas found in the atmosphere that has no known depleting effect on the ozone layer, it is environmentally friendly. Current refrigeration and cooling systems use freon or a freon compound as refrigerants. These substances contain chlorofluorocarbons, which are commonly believed to deplete the ozone layer and contribute to the "greenhouse effect" and global warming. We believe the greater efficiency will enable manufacturers to meet new elevated environmental standards for refrigeration system efficiency, including the U.S. Department of Energy's announcement that refrigerators produced in 2001 will have to use 30% less electricity than those on the market today.

         AUTOMOBILES

         In addition to potential applications in home and office air conditioners and refrigerators, Medis El is examining use of the stirling cycle technology as a way to improve the efficiency of automobile air conditioner compressors, which we believe could reduce the amount of power required for air conditioning by up to 50%. We further believe that the draw-down of power from the automobile's motor could reduce fuel consumption so the car can have more power for other operations. In addition, we believe the stirling cycle technology can benefit electric and hybrid vehicles, which use a combination of fuel cells and traditional fuel such as gasoline, because the system is expected to draw only one-half of the electricity compared to present air conditioning systems. We believe the stirling cycle technology can also be adapted for heating, and Medis El is currently planning the development of a heat pump for automobiles.

         THE PRESENT STATE OF THE TECHNOLOGY


         In December 1998, Medis El entered into a technology development agreement with The Coca-Cola Company, among other things, to jointly develop the stirling cycle technology for application in such company's line of business. Medis El was paid $100,000 pursuant to the agreement to grant a right of first refusal to obtain exclusive rights for the sole use of the stirling cycle and other technology in the beverage industry and an additional $100,000 to assist in the development of the stirling cycle technology for use in the beverage industry. A prototype of the system was developed and submitted for analysis pursuant to the agreement.



         Upon joint scientific review of the prototype in August 1999, both parties concluded that, in order to operate at the level of efficiency required for the product to be commercially acceptable, Medis El would have to make significant design improvements. Consequently, Medis El is designing a new prototype, which we expect to have available for review by the third quarter of 2000. If Coca-Cola ultimately decides to use the technology, it is required to pay to Medis El $500,000 to fund tooling and manufacturing. Medis El would be entitled to a royalty to be agreed upon for each unit manufactured for use pursuant to the agreement. Assuming no further setbacks or unforeseen difficulties or problems arising with respect to developing the technology, of which there can be no assurance, we anticipate having a working model to show to potential distributors by the end of 2000 and being able to go to market by the end of 2001.


         Medis El is currently engaged in discussions with other companies in the U.S. and Europe regarding their use of the stirling cycle technologies.

         COMPETITION

         There are currently a number of companies developing variations of the stirling cycle technology for home and automobile cooling and refrigeration. We do not believe any of such companies have a model ready for commercialization. There can be no assurance that, if our stirling cycle technology is successfully developed and commercialized, we will be the only entrant to the marketplace with a working product or that we will compete successfully against any of such competing products. While we believe our stirling cycle design is superior to others being developed, a combination of factors including availability of distribution channels, lower manufacturing costs of competing products or general lack of acceptance from the general public, could make it difficult for us to compete effectively with other stirling cycle systems currently being developed or other products that claim greater efficiency, environmental sensitivity or some combination of the two.

         We are also competing for research dollars from appliance manufacturers and other companies to assist in funding the continued research and development of our design. Although, to date, we have received funding from one multi-national company, discussed above, and others have expressed interest in our design, there can be no assurance that we will receive additional funds from our existing collaborator or receive funds from others interested in our product, nor can there be any assurance that we will compete effectively with other research and development companies seeking similar funding who may have better industry contacts or whose technological development has advanced further than ours.

     RECIPROCATING ELECTRICAL MACHINE

         The patented reciprocating electrical machine, if and when developed, will seek to use the reciprocating motions of energy sources such as wind or sea waves to convert such energies' back-and-forth motion into electricity. The reciprocating machine is based on principles incorporated into the stirling cycle linear technology. We believe it can reduce the cost of generating electricity by up to 30% and would be cleaner and environmentally safer than traditional power sources. We believe this machine could be particularly useful in a country that depends heavily on importing fossil fuels for its energy needs but has access to other energy sources.

         COMPETITION

         We expect to compete with the many alternative forms of power generating equipment being developed or marketed, including the use of windmills and solar power, all of which are accepted by the marketplace in varying degrees. The marketplace has traditionally been slow to accept alternative forms of energy and may not accept additional entrants, particularly with economically riskier new approaches, into the crowded electric generating market.

     DIRECT CURRENT REGULATING DEVICE


         In addition to its patents for the toroidal internal combustion engine and compressor, New Devices Engineering also owns patents for a technology yet to be developed that switches and regulates direct current, or DC, electricity in ranges of several thousand amperes, which is a base unit of electric current. Using currently-installed electric wire, the direct current regulating device is expected to enable the transmission of two-thirds more current than the current system and would eliminate the need for alternate current, or AC, power lines, which make up two of the four wires presently used to supply electricity, and the transformers which convert DC to AC. Furthermore, the elimination of transformers could end the electromagnetic emission from electrical power lines thought by some to cause diseases in people living or working in its vicinity. Medis El believes that the device can also be applied to regulate and stabilize the temperature inside electric furnaces during steel melting in ways that will be more economical and accurate than current regulating devices for such purposes.


         COMPETITION

         We expect to compete with existing technologies and expect utilities to be very reluctant to accept a new method for transmitting electric current.

     WATER TECHNOLOGIES

         Medis El owns the rights to technologies which, if successfully developed, would be used to generate potable water.

         DEVICE FOR EXTRACTING WATER FROM THE ATMOSPHERE

         Medis El is developing and will be seeking proprietary protection for what may prove to be a low-cost household device that would possess the capability to generate sufficient water from the atmosphere to satisfy an average household's daily needs. It presently appears that the invention will require a much higher energy cost for generating water than the present cost of desalination so the invention's value will be limited to those areas where desalination is not economically feasible and potable water is scarce.

         DESALINATION

         Medis El is developing and will be seeking proprietary protection for what may prove to be a new method to reduce the energy required for desalination, thus reducing the cost of generating potable water.

PATENTS

         Medis El relies on certain proprietary technology and seeks to protect its interests through a combination of licensed patents, know-how, trade secrets and security measures, including confidentiality agreements. Medis El's policy is to secure, directly or through licensing arrangements, patent protection for significant innovations to the fullest extent practicable.

         The following sets forth information on United States patents and patents pending relating to Medis El's technologies. This list does not include other worldwide patents and filings relating to Medis El's technologies. Each of the issued patents listed below generally expire 17 years from the issuance date in parenthesis.

     PATENTS WHOLLY OWNED BY MEDIS EL

"Synchronous Twin Reciprocating Piston     Covers a linear compressor designed for
Apparatus"                                 refrigeration systems and utilizes a technique
                                           known as the stirling cycle, which works on
   #5,693,991 (December 2, 1997)           a gas cycle.


"Displacer Assembly For Stirling Cycle     Covers an assembly that converts a pulse
System"                                    from a compressor via a thermodynamic
   #5,907,201 (May 25, 1999)               cycle to cold or heat.


"Synchronous Reciprocating Electric        Covers a device that converts reciprocating
Machines"                                  movement of any type into electricity or
                                           converts electricity into reciprocating
   #5,903,069 (May 11, 1999)               motion.


"Toroidal Internal Combustion Engine"      Covers a rotary engine with one or
                                           more toroidal chambers defined by
                                           rotors that rotate within cylindrical
   #09/146,362 (September 3, 1998)         housings.
   (pending)
   #09/250,239 (February 16, 1999)
   (pending)


     PATENTS LICENSED TO MEDIS EL

"System and Method for Cell Selection"     Covers both a method and an apparatus for
                                           selecting cells, including a method of
                                           measuring and moving cells and a cell
   #4,729,949 (March 8, 1988)              carrier with first and second outer surfaces.
   #4,675,065 (June 23, 1987)
   #5,272,081 (December 21, 1993)

"Manufacture of Microsieves and            Covers an improvement to known
Resulting Microsieves"                     photoresist methods to form a microsieve.

   #4,772,540 (September 20, 1988)


"Apertured Cell Carrier"                   Defines first and second outer surfaces
                                           and comprises an ordered array of
                                           holes through the holes being in
                                           identifiable positions on the carrier
                                           and sized to contain individual
   #5,506,141 (April 9, 1996)              living cells.




         Medis El is the exclusive worldwide licensee of Bar-Ilan's patents, patent applications and any other proprietary rights relating to the CellScan. Bar-Ilan owns, or has applied for, corresponding patents in Europe, Japan, Israel, Canada and various other countries, of which Medis El is the licensee. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and even if foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.

     PATENTS OWNED BY NEW DEVICES ENGINEERING A.K.O. LTD.



"Toroidal Engine"                          Covers an internal combustion engine
                                           that comprises a toroidal combustion
                                           chamber housing within which slides
   #5,797,366 (August 25, 1998)            at least one piston.


"Direct Current Regulating Device"         Covers a gas discharge tube for
                                           regulating the flow of high power
                                           direct current, and a method for its
   #5,814,943 (September 29, 1998)         use.



     PATENTS OWNED BY MORE ENERGY LTD.

"A New Class of Electrocatalysts and a Gas  Relates to electrochemistry and, more
Diffusion Electrode Based Thereon for Fuel  particularly, to a class of electrocatalysts
Cells"                                      based on highly electroconducting polymers,
                                            and a gas diffusion electrode based thereon
                                            for fuel cells.
  #09/377,749 (August 20, 1999)
  (pending)



         The status of patents involves complex legal and factual questions, including the breadth of claims allowed. Accordingly, there can be no assurance that patent applications filed by Medis El, or its present or future licensors, will result in patents being issued or that these or future patents will afford protection against competitors with similar technology. There can be no assurance that the patents on which Medis El principally relies, or in the future may rely, will not be invalidated or that any issued patent will provide protection that has commercial significance. Litigation may be necessary to protect Medis El's patent position. Such litigation can be costly and time consuming and there can be no assurance that Medis El would be successful if such litigation were instituted. The invalidation of patents owned or licensed to Medis El could have a material adverse effect on Medis El and, consequently, us.

         There can be no assurance that Medis El's patents will provide broad protection against any of its competitors. In addition, no assurances can be given that patents issued to or relied upon by Medis El will not be infringed upon or designed around by others or that others will not obtain patents that Medis El will need to license or design around. Moreover, to the extent products are covered by third party patents, development and marketing of such products by Medis El could require a license under such patents. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require Medis El to obtain licenses from them. If Medis El is found to be infringing third party patents, there can be no assurance that licenses that might be required for Medis El's products would be available on reasonable terms, if at all.

     KNOW-HOW AND TRADE SECRETS

         In addition to patent protection, Medis El relies on the laws of unfair competition and trade secrets to protect its licensed or proprietary rights. Medis El attempts to protect its trade secrets and other proprietary information through agreements with its distributors, through confidentiality agreements with employees, consultants, potential joint ventures and licensees and other security measures.

FACILITIES


         We presently maintain our executive offices in premises of approximately 3,000 square feet at 805 Third Avenue, New York, New York 10022 under a sublease from the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president. We pay approximately $27,000 for rent per year. The sublease is on a month to month basis. We believe our facilities are adequate for our present purposes.


         Medis El's executive offices, research laboratory and technology center are located at a leased facility of approximately 7,000 square feet in Yehud, Israel. The rental expense for this lease, which expires in November 2000 with a one-year option extending to November 2001 on most of the facility, is approximately US $89,000 per year. Medis El also leases a facility of approximately 3,000 square feet in Jerusalem, Israel for the manufacturing of its CellScan cell carriers, two thirds of which is sublet to a third party, which expires on December 31, 1999. Medis El intends to enter into a new lease for that portion of the facility it does not sublet which will expire on December 31, 2001, with a two year option extending to December 31, 2003, and will provide for an annual aggregate rental of approximately US $23,500. Medis El believes its facilities are adequate for its present purposes.

LEGAL PROCEEDINGS

         On November 22, 1999, Medis El entered into a settlement agreement with an Argentinian company to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CELLSCAN ARGENTINA, S.A. V. MEDIS EL LTD., ET. AL. In this action, Cellscan Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages in connection with a 1993 distribution agreement between CellScan Argentina and Medis El and a related purchase of a CellScan machine. The settlement requires Medis El to purchase back from Cellscan

Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Cellscan Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. The purchase price was paid and the shares and warrants were issued in December 1999. The defendants were represented in this matter by Cooperman Levitt Winikoff Lester & Newman, P.C.

         In June 1999, Medis El entered into an agreement with a Peruvian company owning a CellScan. Pursuant to the agreement, in consideration of Medis El upgrading the company's CellScan free of charge, the company agreed to relinquish any future claims against Medis El subject to a 6 month option to require Medis El to reacquire its CellScan for $100,000 subsequent to the CellScan's upgrade. Medis El completed its upgrade of such CellScan in July 1999. The company has not exercised its option pursuant to the terms of the agreement.

         We are not otherwise party to any material litigation, and we are not aware of any threatened litigation that would have a material adverse effect on us or our business.

ECONOMIC CONDITIONS IN ISRAEL

         UNFAVORABLE BALANCE OF PAYMENTS: Israel has an unfavorable balance of payments due principally to defense expenditures which absorb a substantial portion of the Israeli government's budget, excluding debt service. Defense expenditures in 1998 absorbed approximately 15.2% of the State's budget, excluding debt service. As a result, the share of the State's resources available for economic development and other national purposes is limited. Israel's foreign debt has been financed principally by military and economic aid from the United States, personal remittances, sales of bonds primarily in the United States, inter-governmental, institutional and free market loans and contributions from the international Jewish community. Israel has never defaulted on the payment of either principal or interest on any of its indebtedness.


         ISRAELI INFLATION AND CURRENCY DEVALUATION: During the years 1986 to 1998, the Israeli consumer price index increased by an average of approximately 13.7% annually, compared to 445% and 185% in years 1984 and 1985, respectively. The consumer price index increased by 1.3% for the year ended December 31, 1999.


         The following table sets forth for the period indicated the closing, average, highest and lowest currency exchange rate between Israel and the United States. The closing, highest and lowest exchange rate is the rate of the NIS for one dollar as reported by the Bank of Israel. Average exchange rate is the twelve monthly average rates divided by twelve.




                                              1994          1995        1996        1997         1998        1999
                                              -----        ------      ------      ------       ------      -----
Closing U.S. dollar exchange rate ........    3.018        3.135       3.251       3.536        4.160       4.153
Average U.S. dollar exchange rate ........    3.011        3.011       3.188       3.449        3.800       4.140
Highest U.S. dollar exchange rate ........    3.060        3.175       3.292       3.592        4.367       4.288


Lowest U.S. dollar rate ..................    2.962        2.939       2.080       2.242        3.548       4.013



         The following table sets forth for the periods indicated information with respect to the rate of inflation in Israel, as measured by the consumer price index, the devaluation of the New Israeli Shekel in relation to the dollar and the comparison rate of yearly average inflation in the United States. Annual inflation is the percentage change in the consumer price index between December of the year indicated and December of the preceding year. U.S. devaluation is the percentage increase in the value of the dollar in relation to the NIS during the calendar year. Annual inflation adjusted for devaluation is obtained by dividing the December consumer price index for the year in question by the closing exchange rate, thus first obtaining dollar-adjusted consumer price index and then calculating the yearly percentage changes in this adjusted index. The U.S. inflation rate is published by the Bureau of Labor Statistics of the United States Department of Labor and is from consumer price index for all urban consumers.




                                              1994          1995        1996        1997         1998        1999
                                              -----        ------      ------      ------       ------      -----
Annual inflation..........................    14.5%         8.1%       10.6%        7.0 %        8.6%        1.3
U.S. devaluation..........................     1.1          3.9         3.7         8.8         17.6        (0.17)
Annual inflation adjusted for
devaluation...............................    13.2          4.1         6.6        (1.6)        (7.7)        1.5
U.S. inflation rate.......................     2.6          2.5         3.3         1.7          1.6           *



----------

* The U.S. inflation rate for the year 1999 has not been released as of the date of this prospectus.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are as follows:




                                                                  Positions with:
                                                     ---------------------------------------------------

              Name                  Age       Medis Technologies                      Medis El
             ------                -----      ------------------                      ---------
Robert K. Lifton.................   72     Chairman of the Board, Chief             Chairman of the Board
                                           Executive Officer and Secretary
Howard Weingrow..................   76     President, Treasurer and Director        Director
Zvi Rehavi.......................   64     Executive Vice President(1)              Executive Vice President
Amos Eiran.......................   63     Director                                 Director
Jacob S. Weiss...................   46     Director                                 Director
Zeev Nahmoni.....................   58     Director                                 Director
Shmuel Peretz....................   59     Director                                 Director

KEY EMPLOYEE:
Israel Fisher....................   51     Vice President-Finance(1)                Vice President-Finance
                                                                                    and Secretary




------------------
(1) Messrs. Rehavi and Fisher are appointed to their respective positions in Medis Technologies pending and subject to the successful completion of this exchange offer.


         ROBERT K. LIFTON has been our chairman of the board, chief executive officer and secretary since our inception and chairman of the board of Medis El since October 1993. Prior to that, Mr. Lifton was a director of Medis El since its inception in July 1992. He is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicles. Mr. Lifton has recently been named chairman of the advisory board of ActFit.com Inc., a developer of interactive Internet programming, is a director of Bank Leumi USA, the co-chairman of the U.S.-Middle East Project of the Council on Foreign Relations, chair of the Public Health Research Institute and serves on the boards of numerous philanthropic organizations. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was president of the American Jewish Congress and is the founding chairman and chairman emeritus of the Israel Policy Forum. In 1983, he was a founder of Preferred Health Care Ltd. and served as its president. In 1961, he co-founded the Transcontinental Investing Corporation, serving as its president until 1968, when it was listed on the New York Stock Exchange, and then chairman of the board until its merger in 1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.

         HOWARD WEINGROW has been our president, treasurer and one of our directors since our inception and a director of Medis El since its inception. Mr. Weingrow is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicle. Mr. Weingrow has recently joined the advisory boards of Creditcards.com, a registered independent service organization and ActFit.com Inc., a developer of Interactive Internet programming. He is a trustee of the Children's Medical Fund of Long Island Jewish Hospital and was a member of the board of advisors of the American Jewish Congress. He is the founder of the Weingrow Family Children's Research Laboratory of Long Island Jewish Hospital and the Weingrow Collection of Avant Garde Art and Literature at Hofstra University. He is also a trustee of the James S. Brody Presidential Foundation and the Nassau County Museum of Art. He was chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997.


         ZVI REHAVI has been the executive vice president and General Manager of Medis El since its inception. Mr. Rehavi is also general manager of More Energy Ltd., a subsidiary of Medis El. From 1989 to 1991, he was manager of development and production of Patriot Missile Sensors, a joint venture of Israel Aircraft and Martin Marietta. From 1984 to 1989, he was Israel Aircraft's director of sensors and electro mechanical components. From 1966 to 1974, he was manager, inertial components laboratory at Israel Aircraft. From 1958 to 1966, he served with the Technical Office of the Ministry of Defense of Israel. He has a Master of Engineering Science from the University of Pennsylvania. He was a Ph.D. candidate in Applied Physics at Hebrew University, Jerusalem, and an MBA candidate at the Wharton School.


         AMOS EIRAN has been one of our directors since December 1997 and one of Medis El's directors since its inception. Mr. Eiran serves as chairman of the Industrial Cooperation Authority, the agency in charge of the buy back and offset program of the State of Israel. Mr. Eiran also serves as director for Clal Insurance Group, an Israeli insurance company. Previously, Mr. Eiran was director general of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister and Director General and chairman of Mivtahim, the largest pension fund in Israel.

         JACOB S. WEISS has been one of our directors since December 1997 and one of Medis El's directors since October 1993. Mr. Weiss serves as the corporate vice president and general counsel to Israel Aircraft since 1996. Prior to that, he was deputy general counsel-international division of Israel Aircraft. Mr. Weiss is a director of Fibersense, Inc., a designer, developer and manufacturer of fiberoptic gyroscopes, a director of Ellipso Inc., which was granted an FCC license to establish and operate a low earth orbit mobile communications network and a director of West Indian Space, a venture established to market and sell services from high resolution earth observation satellites.

         ZEEV NAHMONI has been of our directors since December 1997 and one of Medis El's directors from August 1994 to March 1996 and from October 1996 to present. Mr. Nahmoni is the vice president and general manager of the Electronics Group of Israel Aircraft since 1997 and the Deputy General Manager of the Electronics Group of Israel Aircraft from 1995 to 1997. Prior to that, he was the general manager of the Tamam Division of the Electronics Group of Israel Aircraft from 1992 to 1995. Mr. Nahmoni is also a director of West Indian Space.

         SHMUEL PERETZ has been one of our directors since December 1997 and one of Medis El's directors since its inception. Mr. Peretz is currently the president of Israel Aircraft Europe and has served in such capacity since 1997. From 1988 to 1996, he was the corporate vice president-finance of Israel Aircraft.

         ISRAEL FISHER has been the vice president-finance and secretary of Medis El since its inception. Mr. Fisher is also vice president-finance of More Energy Ltd., a subsidiary of Medis El. From 1980 to 1992, he served as the deputy manager of Israel Aircraft for financial planning and credit management. From 1987 to 1990, he served as the deputy finance manager of the Tamam Plant of the Electronics Division of Israel Aircraft. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University: one in accounting and the other in Economics and Business Administration.

         In addition, Messrs. Lifton, Weingrow, Eiran, Weiss and Nahmoni are directors of Medis Inc. and, with Mr. Peretz, directors of CDS Distributor, Inc., our wholly owned subsidiaries.


         As members of the board of Medis El, each director is elected for a one year term at the annual meeting of shareholders. Upon the successful completion of this exchange offer and the registration of our common stock pursuant to section 12 of the Securities Exchange Act of 1934, members of the board of Medis Technologies will be elected for a one year term at the annual meeting of stockholders.


         Our board of directors intends to create a compensation committee and an audit committee, which is a requirement for listing on the Nasdaq SmallCap Market, upon the completion of this exchange offer. Each committee will consist of two or more independent directors, which directors have not yet been appointed. The compensation committee will review our compensation policies and administer our stock option plan. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports.

SUMMARY COMPENSATION TABLE

         The following table sets forth information with respect to compensation earned by Robert K. Lifton, our chief executive officer, and Zvi Rehavi, our only other executive officer who earns in excess of $100,000. Mr. Lifton's annual compensation was paid by Medis Inc., our wholly owned subsidiary, with funds paid to Medis Inc. in quarterly installments by Medis El for services rendered. As of January 1, 1999, Medis El began paying such funds directly to us. Mr. Rehavi's annual compensation is for services rendered to Medis El and is paid by Medis El.

                                                                                       Long-term compensation
                                                    Annual compensation                         awards
                                                    -------------------                ----------------------
                                                                                                      Securities
                                                                      Other annual    Restricted      underlying
   Name And Principal Position      Year        Salary       Bonus    compensation  stock award(s)   options/SARs
  -----------------------------     ----        ------       -----    ------------  --------------   ------------
Robert K. Lifton ................   1999      $100,000       --          --              --            --
   Chief Executive Officer
Zvi Rehavi.......................   1999      $136,000     $64,000    $62,600(1)         --            27,500
   Executive Vice President






________________________
(1) Includes a monthly apartment allowance aggregating $24,000 per annum, a $18,750 payment per annum for an educational fund and a contribution of $15,600 per annum by Medis El to a key person life insurance policy whereby upon termination of employment, Mr. Rehavi shall receive a lump sum distribution based upon the number of years of premium payout. Medis El is the death beneficiary of such policy.


EMPLOYMENT AGREEMENTS

         Medis El entered into a one year employment agreement beginning October 1, 1999 with Zvi Rehavi, Medis El's executive vice president, which provides for:


-     an annual base salary of $180,000;
-     a mandatary bonus of  $62,000;
-     a payment of $30,000 per annum for an educational fund; and
-     a payment of $38,400 per annum for rent participation.

The employment agreement further provides for the payment of severance equal to one-half of Mr. Rehavi's annual salary in the event of resignation or dismissal.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


         The following table sets forth information with respect to options/SAR grants issued by Medis El to purchase Medis El's ordinary shares in the fiscal year ended December 31, 1999. It does not include option/SARs issued by Medis El or by us that will not vest within 60 days from the date of this prospectus. We do not have any options outstanding that vest within 60 days from the date of this prospectus.




                                   Number of securities Percent of total options/
                                       underlying           SARs granted to
                                       option/SARs              employees          Exercise of base
Name                                   granted (#)            in fiscal year          price ($/Sh)       Expiration date
---------------                    --------------------  -------------------------  ----------------     ---------------
Zvi Rehavi...................           27,500                   63.1%                   $7.42               2/14/00


1999 STOCK OPTION PLAN

         We adopted our 1999 stock option plan on July 13, 1999. We have reserved 1,000,000 shares of common stock with respect to which options and stock appreciation rights may be granted under the plan. The purpose of the plan is to promote our interests and the interests of our stockholders by strengthening our ability to attract and retain competent employees, to make service on our board more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in Medis Technologies by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts our financial growth largely depends.

         The plan may be administered by either the entire board or a committee consisting of two or more members of our board, each of whom is a non-employee director. The plan is currently administered by our board.

         Incentive stock options may be granted only to our and our subsidiaries' officers and key employees. Nonqualified stock options and stock appreciation rights may be granted to our officers, employees, directors, agents and consultants. In determining the eligibility of an individual for grants under the plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the position and responsibilities of the individual being considered, the nature and value to us of his or her service or accomplishments, his or her present or potential contribution to our success or the success of our subsidiaries, the number and terms of options and stock appreciation rights already held by an individual and such other factors as the stock option committee may deem relevant.

         The plan provides for the granting of incentive stock options to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and stock appreciation rights with any exercise price. Stock appreciation rights granted in tandem with an option have the same exercise price as the related option. The plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all of our capital stock at the time the individual is granted an incentive stock options the option price per share cannot be less than 110% of the fair market value per share and the term of the incentive stock options cannot exceed five years. No option or stock appreciation rights may be granted under the plan after June 30, 2009, and no option or stock appreciation rights may be outstanding for more than ten years after its grant.

         Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of our common stock, or any combination thereof. Stock appreciation rights, which give the holder the privilege of surrendering such rights for the appreciation in the common stock between the time of the grant and the surrender, may be settled, in the discretion of our board or committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an stock appreciation rights granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the stock appreciation rights was exercised. The exercise of an option cancels any related stock appreciation rights with respect to the same number of shares as to which the option was exercised. Generally, options and stock appreciation rights may be exercised while the recipient is performing services for us and within three months after termination of such services.

         The plan may be terminated at any time by our board, which may also amend the plan, except that without stockholder approval, it may not increase the number of shares subject to the plan or change the class of persons eligible to receive options under the plan.

         To date, we have granted 450,000 options under the plan, all of which were granted to our directors and an officer nominee as follows:


-     Zvi Rehavi......................................................200,000
-     Robert K. Lifton................................................100,000
-     Jacob S. Weiss..................................................100,000
-     Howard Weingrow..................................................50,000


         We have committed ourselves to grant to each of the current holders of options under Medis El's stock option plan an option to purchase a number of our shares based upon the same exchange rate as this exchange offer. Each of the grants is conditioned upon the closing of this exchange offer and such option holder's agreement to forfeit his or her existing Medis El options.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding ownership of our common stock as of February 9, 2000 by:


-     each beneficial owner of five percent or more of our common stock;
- each of our directors and executive officers and our director and executive officer nominees; and
- all of our directors and executive officers and our director and executive officer nominees as a group.

         The table assumes all Medis ordinary shares not beneficially owned by us are tendered in the exchange. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person, but not those held by any other person, and which are exercisable within such 60 day period, have been exercised. Unless otherwise noted, the address of each holder of five percent or more of our common stock is our corporate address.





                                            AMOUNT         OWNERSHIP           AMOUNT               OWNERSHIP
                                         BENEFICIALLY      PERCENTAGE     BENEFICIALLY OWNED      PERCENTAGE AFTER
           NAME AND ADDRESS               OWNED PRIOR     PRIOR TO THE         AFTER                  THE
          OF BENEFICIAL OWNER           TO THE EXCHANGE    EXCHANGE         THE EXCHANGE             EXCHANGE
          -------------------           ---------------   ------------    ------------------      ----------------
Israel Aircraft Industries Ltd. (1) ...   3,791,457           35.5          5,503,957                     34.5
Robert K. Lifton (2) ..................   1,704,201           15.6          1,903,384(3)                  11.7
Howard Weingrow (4) ...................   1,587,533           14.5          1,725,614(5)                  10.6
CVF, LLC (6) ..........................   1,194,168           10.9          1,194,168                      7.4
Zvi Rehavi ............................          --             --             13,700(7)                    *
Amos Eiran ............................          --             --             13,700(8)                    *
Jacob S. Weiss (9) ....................          --             --              3,425                       *
Zeev Nahmoni (10) .....................          --             --              1,370                       *
Shmuel Peretz (11) ....................          --             --                 --                      --
All directors and executive officers as
  a group - (7 persons) (12) ..........   2,721,898           24.5          3,091,357                    18.8



_________________________
* Less than 1%

(1) Includes 50,000 shares of our common stock underlying warrants held by Israel Aircraft. Voting control of Israel Aircraft is held by the State of Israel. Israel Aircraft's address is Ben Gurion International Airport, Tel Aviv 70100, Israel. Israel Aircraft, immediately prior to this exchange offer, was the beneficial owner of 1,250,000 ordinary shares of Medis El, approximating 12% of Medis El's outstanding shares.


(2) Includes 182,865 shares of our common stock underlying warrants held by Mr. Lifton and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Does not include an aggregate of 338,000 shares of our common stock held in trust for relatives of Mr. Weingrow of which Mr. Lifton is a trustee. Mr. Lifton, immediately prior to this exchange offer, was the beneficial owner of 130,389 ordinary shares of Medis El, approximating 1.2% of Medis El's outstanding shares.

(3) Includes options to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(4) Includes 153,698 shares of our common stock underlying warrants held by Mr. Weingrow and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Mr. Weingrow, immediately prior to this exchange offer, was the beneficial owner of 85,789 ordinary shares of Medis El, approximating less than 1% of Medis El's outstanding shares.

(5) Includes options to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(6) Includes 304,167 shares of our common stock underlying warrants held by CVF, LLC. CVF is controlled by Lester Crown and Charles Goodman, as well as other members of the Crown family who have interests in, or individually are officers or directors of, numerous publicly and privately held companies, including energy concerns. CVF's address is 222 North LaSalle Street, Chicago, IL 60601.


(7) Represents options to acquire 10,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.


(8) Represents option to acquire 10,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(9) Does not include shares held by Israel Aircraft Industries, of which Mr. Weiss is corporate vice president and general counsel.

(10) Does not include shares held by Israel Aircraft Industries, of which Mr. Nahmoni is a vice president.

(11) Does not include shares held by Israel Aircraft Industries, of which Mr. Peretz is the president of one of its subsidiaries.

(12) Includes our directors and our executive officer nominee and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

                              CERTAIN TRANSACTIONS

         On December 15, 1997, we acquired from Israel Aircraft all of its capital shares of Medis Inc., representing a 40% equity interest in such company, in exchange for 3,600,457 of our shares of common stock. Medis Inc. is now our wholly-owned subsidiary and the holder of all of Medis El's shares beneficially owned by us. In connection with the acquisition, certain of our stockholders entered into a shareholders agreement with Israel Aircraft providing for certain management and control matters. The shareholders agreement will terminate in accordance with its terms upon consummation of the exchange offer.

         We used $2,000,000 of proceeds from a private placement on June 30, 1998 to repay Medis El pursuant to a promissory note entered into between us and Medis Inc. in December 1993, which had been assigned by Medis Inc. to Medis El through a capital contribution.

         In December 1998, we made the final $300,000 interest payment under the promissory note to Medis El which had been repaid in June 1998. Such payment was made with funds invested by the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard L. Weingrow, our president. The Stanoff Corporation received 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for such investment. Also in December 1998, we purchased from Medis El in a private placement 400,000 of it's ordinary shares for an aggregate of $2,000,000.

         On May 19, 1999, we purchased from Medis El in a private placement 318,181 of its ordinary shares for an aggregate of $1,750,000.

         In May 1999, Israel Aircraft purchased from us in a private placement 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for an aggregate of $300,000.

         On June 28, 1999 we transferred 718,181 shares of Medis El owned by us to Medis Inc., our wholly-owned subsidiary.

         Robert K. Lifton, receives an annual salary of $100,000 from Medis Inc., our wholly-owned subsidiary, which amount is paid by Medis El for services rendered.

         In November 1999, our board of directors approved a resolution to hire Jacob Weiss, a member of our board and of Medis El's board and the general counsel of Israel Aircraft, as a consultant to us and Medis El, to provide consulting services to us and Medis El on matters and in areas deemed appropriate by management. We anticipate Mr. Weiss providing 300-400 hours of services annually at an hourly rate of $125.

         In December 1999 and January 2000, Medis El purchased an additional 16.5% of the outstanding shares of More Energy Ltd., giving Medis El an 86.5% interest in such company, for an aggregate purchase price of $165,000.


     DISTRIBUTION AND AGENCY AGREEMENTS


         Pursuant to an agreement between us and Medis El dated August 1992, we became the sole distributor of the CellScan in the United States, its territories and possessions. In July 1998, we became the exclusive agent to Medis El in coordinating all licensing arrangements in North America with respect to Medis El's stirling cycle technology and, in December 1999, the remainder of Medis El's technologies except the CellScan, for which our original 1992 distribution agreement with Medis El still applies.


         Other responsibilities under the 1998 agency agreement include:

- finding potential licensees and cooperating with Medis El to demonstrate its stirling cycle linear technologies;
-     preparing licensing agreements between Medis El and third parties;
- overseeing legal proceedings between Medis El and third parties arising out of or in connection with such licensing arrangements; and
- managing the collection of royalties payable by such third parties to Medis El.

         In exchange for these and other services, we are entitled to receive a fee equal to 10% of all royalties payable to Medis El under each license agreement for the first ten years of each such agreement and 5% of the royalties under each such agreement thereafter.

         Except for affiliates of which we are 100% owners, all ongoing and future transactions between us and our affiliates, including Medis El, will be on terms no less favorable than can be obtained from unaffiliated parties and will be approved by a majority of our independent and disinterested directors.

                          DESCRIPTION OF OUR SECURITIES

GENERAL

         Our authorized capitalization consists of 25,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus:


- 10,625,619 shares of our common stock were issued and outstanding, held of record by 70 persons; and
- warrants to purchase 1,446,623 shares of our common stock were issued and outstanding, held in record by 43 persons.


         In addition, we have outstanding options to purchase 450,000 shares of our common stock and will have outstanding options to purchase an additional 272,630 shares of our common stock subsequent to the completion of this exchange offer, upon the exchange of all outstanding Medis El options for options granted under our 1999 stock option plan. No shares of preferred stock are currently outstanding.


COMMON STOCK

         Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued as set forth in this prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

         Our certificate of incorporation authorizes us to issue 10,000 shares of so-called "blank check" preferred stock having rights senior to our common stock. Our board of directors is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

         The issuance of preferred stock may have the effect of delaying or preventing a change of control of Medis Technologies. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

WARRANTS

         Each warrant entitles the holder of record to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment, among other events, upon the occurrence of:

- the issue or sale of common stock for consideration per share less than the warrant price;
- the issue, sale, grant or assumption of any options for consideration per share less than the warrant price;
-     the declaration or payment of dividends payable in common stock; and
- the combination, consolidation or reclassification of our common stock into a lesser number of shares,

at any time until the warrants expire at 5:00 p.m., New York City time, on June 30, 2002.

      Other provisions of the warrants include:

-     our right to extend the expiration date of the warrants; and
- our obligation to issue additional shares of common stock to the warrant holders upon consolidation, merger or transfer of all or substantially all of our assets.

         We refer you to the form of warrant agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.


                      DESCRIPTION OF MEDIS EL'S SECURITIES


         Medis El's authorized capital consists of 30,000,000 ordinary shares, of which 10,545,081 ordinary shares are currently outstanding.


         All of Medis El's issued and outstanding shares are validly issued, fully paid and non-assessable. The shares do not have preemptive rights. Neither Medis El's Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents of Israel.

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF MEDIS TECHNOLOGIES
                          AND SHAREHOLDERS OF MEDIS EL

         The following is a summary of the rights of our stockholders and Medis El's shareholders. The rights of Medis El's shareholders are governed by the Companies Ordinance of the State of Israel, Medis El's Articles of Association and its Memorandum of Association. Upon the successful completion of this exchange offer, Medis El's shareholders who properly tendered their ordinary shares will become our stockholders, and their rights will be governed principally by the General Corporation Law of the State of Delaware and our charter and by-laws. Although we have attempted to identify all material shareholders' rights differences, this summary does not purport to identify all of the differences between our common stock and Medis El's ordinary shares and is subject to the detailed provisions of the relevant laws and governing instruments.

DIVIDENDS

     AS A MEDIS EL SHAREHOLDER:

         Under Medis El's articles, all of Medis El's shares have the right to take a uniform rate of the divisible profits of Medis El. Medis El has the right to issue shares with different dividend rights, but has no current intention to do so.

     AS OUR STOCKHOLDER:

         Under the Delaware code, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets. Our charter allows for the payment of such dividends as may be declared by our board of directors. Our By-Laws are silent as to the payment of dividends.

         Neither we nor Medis El currently pay dividends to our respective shareholders.

VOTING RIGHTS

     AS OUR STOCKHOLDER AND AS A MEDIS EL SHAREHOLDER:

         Each of our shares of common stock and Medis El's ordinary shares is entitled to one vote on matters submitted to a vote of shareholders. Neither our nor Medis El's shareholders have cumulative voting rights in the election of directors.

DIRECTORS-NUMBER OF DIRECTORS; VACANCIES

     AS A MEDIS EL SHAREHOLDER:

         Under the Companies Ordinance, a public company must have at least two directors. Medis El's articles specify that its board size shall be determined by ordinary resolution of its shareholders. The current number of directors is six. If a place on the board of directors is not filled or becomes vacant, the remaining members of the board of directors are entitled to act for all purposes, so long as their number does not fall below a quorum. If the number of members falls below a quorum, the board of directors will not be entitled to act except in emergency matters and for the purpose of appointing additional directors.

     AS OUR STOCKHOLDER:

         Our charter and By-Laws provide that our board size shall be determined by our board. The current size of our board of directors is two, however, we have nominated four additional members to our board of directors subject to the successful completion of this exchange offer. Vacant director positions may be filled by a majority of our directors then in office, even though less than a quorum.

         In addition, at the time of filling any vacant director position, if our directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of shareholders holding at least ten percent of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

         When one or more directors resign from our board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy.

DIRECTORS-CLASSIFICATION

     AS A MEDIS EL SHAREHOLDER:

         Medis El has no staggered terms of office. Each of Medis El's directors is elected to serve until the annual meeting proceeding the general meeting at which such director was elected, or until his or her earlier removal.

     AS OUR STOCKHOLDER:

         We have no staggered terms of office. Each of our directors is elected to serve until the annual meeting proceeding the annual meeting at which such director was elected, or until his or her earlier removal.

DIRECTORS-REMOVAL

     AS A MEDIS EL SHAREHOLDER:

         Medis El's articles provide that a director or the entire Medis El board may be removed with or without cause by the holders of a majority of Medis El's ordinary shares represented at a general meeting in person or by proxy.

     AS OUR STOCKHOLDER:

         Our By-Laws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors.

DIRECTORS-NOMINATIONS

     As a Medis El Shareholder:

         Medis El's articles and memorandum are silent on the nomination procedure.

     AS OUR STOCKHOLDER:

         Our By-Laws provide that nominations for directors may be made only by or at the direction of the our board of directors or by a shareholder entitled to vote for the election of directors at a shareholders' meeting. Written notice of such shareholder's intent to make a director nomination must be received by our secretary in a manner and within the time period specified in our By-Laws.

LIMITATION ON DIRECTORS LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     AS A MEDIS EL SHAREHOLDER:

         The Companies Ordinance permits a company's articles of association to provide that:

- a company may obtain an insurance policy for an executive officer or similar position without regard to the corporate title with respect to liabilities incurred by such person as a result of a breach of his duty of care or fiduciary duty to the company to the extent that he acted in good faith and reasonably believed that the act would not prejudice the company, as well as for monetary liabilities charged against him as a result of an act or omission that he committed in connection with his serving as an officeholder of a company; and
- a company may indemnify an office holder for monetary liability incurred pursuant to a judgment from an action brought against him by a third party, or as a result of a criminal charge of which he was acquitted.
-     a company may not indemnify an office holder as a result of the following:

- a breach of fiduciary duty, except for a breach of fiduciary duty to the company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the company;
- a willful breach of the duty of care or reckless disregard for the circumstances or the consequences of a breach of the duty of care;
-     an intentional, unlawful act to realize a personal gain; or
-     a fine imposed for an offense.

         Medis El's articles provide for the insurance and indemnification as described above, and carries such insurance. Additionally, Israel Aircraft has agreed to indemnify Mr. Rehavi, Medis El's executive vice president, and Mr. Israel Fisher, Medis El's vice president-finance, for any claims arising out of Medis El's initial public offering in 1993.

     AS OUR STOCKHOLDER:

         Section 102 of the Delaware code allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to a corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

- any breach of the director's duty of loyalty to the corporation or its stockholders;
- acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;
- intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or
- any transaction from which the director derives an improper personal benefit.

     Section 145 of the Delaware code permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

- any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and
- any derivative action or suit on behalf of such corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

         In the event that a person is adjudged to be liable to the corporation in a derivative suit, the

Delaware code prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

         Our charter provides that we shall indemnify our directors to the maximum extent permitted by the Delaware code. Our charter provides that we may, at the discretion of our board of directors, indemnify our officers and employees.

CALL OF SPECIAL MEETINGS

     AS A MEDIS EL STOCKHOLDER:

         Under Section 109 of the Companies Ordinance, an extraordinary general meeting of shareholders must be called by the board of directors upon a request of the shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings. Under Medis El's articles, an extraordinary general meeting of the shareholders may be called by its board of directors upon a valid vote of the board of directors.

     AS OUR STOCKHOLDER:

         Under Section 211 of the Delaware code, special meetings of stockholders may be called by the board of directors or by such other person or persons authorized to do so by the corporation's certificate of incorporation or By-Laws. Under our By-Laws, a special meeting of shareholders may be called only by our chairman of the board or our president or by our president or secretary at the request in writing of our board of directors.

ACTION OF SHAREHOLDERS WITHOUT A MEETING

     AS A MEDIS EL SHAREHOLDER:

         Neither the Companies Ordinance nor Medis El's articles or memorandum address the issue of shareholders action without a meeting. However, under section 110 of the Ordinance, in the event that shareholders holding at least one-tenth of the paid-up capital of a company have asked the directors of such company to call a general meeting and the directors did not do so within 21 days from the date of such request, such shareholders, or shareholders holding more than 50% of the voting rights of such shareholders, may call a general meeting.

     AS OUR STOCKHOLDER:

         The Delaware code permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, which ours does not provide.

SHAREHOLDER PROPOSALS

     AS A MEDIS EL SHAREHOLDER:

         Neither the Companies Ordinance nor Medis El's articles or memorandum address the issue of shareholder proposals.

     AS OUR STOCKHOLDER:

         Our By-Laws provide that, to be timely, our secretary must receive written notice at our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of our annual meeting of stockholders. Such notice must set forth:

- in the case of nominations for election or re-election as a director, such information relating to such person that is required to be disclosed pursuant to the Exchange Act;
- in the case of any other business the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made; and
- the name and address of the stockholder and any such beneficial owner, if any, and the class and number of shares of our stock owned beneficially and of record by such stockholder and such beneficial owner.

AMENDMENT TO CHARTER; BY-LAWS

     AS A MEDIS EL SHAREHOLDER:

         Under the Companies Ordinance, an Israeli company may not amend its memorandum of association, except to the extent allowed under the explicit instructions in the Companies Ordinance, or under other limited circumstances in accordance with Israeli law.

         Under the Companies Ordinance, an Israeli company may, subject to its memorandum of association, amend or supplement its articles of association by "Special Resolution." A "Special Resolution" requires the approval, at a general meeting with a quorum present, of seventy-five percent of the shareholders present and voting in person or by proxy with regard to which notice which includes the specific intention of proposing a special resolution has been given, at least 21 days prior to the date of the meeting.

     AS OUR STOCKHOLDER:

         Under the Delaware code, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The Delaware code also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock.

         Under our charter, our board of directors is expressly authorized to make, alter, amend, change, add or repeal our By-Laws. If such action is to be taken by shareholders, the affirmative vote of not less than 66 2/3% of the total votes eligible to be cast by shareholders is required.

CONFLICTS OF INTEREST

     AS A MEDIS EL SHAREHOLDER:

         Under the Companies Ordinance, certain "unusual transactions" of a company, defined as transactions not in the ordinary course of business, not on market terms or apt to substantially affect the corporation, in which an office holder of the company has a "personal interest" must be approved by the company's audit committee and its board of directors and, for certain events, its shareholders. Furthermore, any transaction in which an office holder of a company has a personal interest must be approved by the board of directors of that company.

         Medis El's articles provide that no director or officer shall be disqualified by virtue of his office from holding any office or place of profit in Medis El or in any company which Medis El holds shares of or contracts with. Any such arrangement or contract requires Medis El's approval, which may be approved, provided that the director or officer involved acts in good faith and the arrangement or contract does not prejudice Medis El's interests. No director or officer shall be liable to account to Medis El for any profit arising from any such office or place of profit or realized by any such contract or arrangement solely due to such interest. The nature of the interest, as well as any material fact or document, must be disclosed by him at the meeting of the board of directors at which the contract or arrangement is first considered, if his interest then exists, or, no later than the first meeting of the board of directors after the acquisition of his interest.

     AS OUR STOCKHOLDER:

         Our By-Laws provide that no contract entered into between us and one or more of our directors or officers or between us and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present or participates in a meeting of the board or committee which authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

- the director or officer's relationship or interest in the contract or transaction is disclosed or known to our board of directors, and the disinterested directors authorize the contract or transaction in good faith;
- the material facts as to the director or officer's relationship or interest in the contract or transaction are disclosed or known to our shareholders then entitled to vote, and the contract is approved in good faith by the vote of our shareholders; or
- the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by our board of directors or by our shareholders.

BUSINESS COMBINATIONS; ANTITAKEOVER EFFECTS

     AS A MEDIS EL SHAREHOLDER:

         Under the Companies Ordinance, settlements and arrangements between a company and any class of its shareholders, or any class of its creditors, involving certain types of mergers, reorganizations, sales of assets and dissolutions require:

- the approval of the majority of shareholders present and voting in person or by proxy, who together own 75% of the value represented in the vote, at an extraordinary meeting of shareholders; and
-     the sanction of the Israeli District Court.

         Once so approved and sanctioned, all shareholders of the relevant class are bound by the arrangement.

     AS OUR STOCKHOLDER:

         Section 203 of the Delaware code generally prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date the person becomes an interested shareholder. Neither our charter nor bylaws contains any provisions which modify
Section 203 of the Delaware code.

         Our charter and By-Laws contain a number of provisions which may be deemed to have potential anti-takeover effects.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of material U.S. income tax consequences of the exchange offer. This summary may not apply to certain classes of persons, including, without limitation, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations rulings and decisions, all of which are subject to change, possibly with retroactive effect, and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the exchange offer.

         Our counsel, Cooperman Levitt Winikoff Lester & Newman, P.C., have advised us that, in their opinion, an exchange of Medis El shares for our common stock pursuant to the exchange offer will be treated for federal income tax purposes as an exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code only if Medis Inc., our wholly-owned subsidiary, owns 80% or more of Medis El's stock after the transaction and:

- no gain or loss will be recognized by a holder of Medis El shares upon the exchange in the exchange offer of such Medis El shares solely for our common stock, except with respect to the receipt of cash in lieu of fractional shares of common stock;
- the aggregate adjusted tax basis of shares of our common stock received in the exchange offer by a holder of Medis El shares, including fractional shares of our common stock deemed received and redeemed as described below, will be the same as the aggregate adjusted tax basis of the Medis El shares exchanged therefor;
- the holding period of shares of our common stock received in the exchange offer by a holder of Medis El shares, including fractional shares of our common stock deemed received and redeemed as described below, will include the holding period of the Medis El shares exchanged therefor, provided such shares were held as capital assets;
- a holder of Medis El shares who receives cash in lieu of fractional shares of our common stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares; and
- no gain or loss will be recognized by us or Medis El as a result of the exchange offer.

         Under Section 302 of the Code, provided such fractional shares would have constituted a capital asset in the hands of such holder and provided such deemed redemption is "substantially disproportionate" with respect to such holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in such fractional shares. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional shares is more than one year.

         The positions stated above are those of our tax advisors. Unlike a ruling from the Service, the opinion of the our tax advisors is not binding on the Service, and there can be no assurance that the Service will not take a position contrary to one or more positions reflected herein or that the positions reflected herein will be upheld if challenged by the Service.

         This summary does not address state, local or foreign tax consequences of the exchange offer. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the exchange offer to such holder. We are not including any discussion of Israeli tax effects in this prospectus. To the extent you are a Medis El shareholder and an Israeli citizen or an Israeli company, please consult your tax advisor or counsel for the tax effects of this exchange applicable to you.

                                  LEGAL MATTERS

         The validity of our securities will be passed upon on our behalf by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York.


                                     EXPERTS

         Our consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the registration statement of which this prospectus is a part have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Medis El Ltd. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Fahn, Kanne & Co., independent auditors, as indicated in their reports and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a Registration Statement on Form S-1 which includes exhibits, schedules and amendments, pursuant to the Securities Act of 1933 with respect to this offering of our securities. This Prospectus is part of the Form S-1 but does not contain all the information in the Form S-1. We refer you to the Form S-1 for further information about us, our securities and this exchange offer. Statements in this prospectus about documents filed as exhibits to the Form S-1 are summaries of these documents, and each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Form S-1 can be inspected and copied at the SEC's Public Reference Room at:

         Room 1024, Judiciary Plaza,
         450 Fifth Street, N.W.,
         Washington, D.C. 20549-1004,

and at the SEC regional offices located at:

         7 World Trade Center,
         Suite 1300,
         New York, New York 10048,

and

         Northwest Atrium Center,
         500 West Madison Street, 14th Floor,
         Chicago, Illinois 60661.

         The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

         Medis El files annual and other reports pursuant to the Securities Exchange Act of 1934. Such reports and other information filed by Medis El can be inspected and copied at the above-listed addresses at prescribed rates.


         We will file, no later than the date of commencement of the exchange offer, a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act which contains certain information about the exchange offer. The Schedule and any amendments to the Schedule can be inspected and copied as set forth above.

         We intend to furnish to each of our stockholders annual reports containing audited financial statements. We will also furnish to each of our stockholders such other reports, including proxy statements, as may be required by law.

                                    I N D E X




                                                                                                          PAGE
                                                                                                          ----
MEDIS TECHNOLOGIES LTD. FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                                                         F-3

Financial Statements

      Consolidated Balance Sheets                                                                          F-4

      Consolidated Statements of Operations                                                                F-5

      Consolidated Statement of Stockholders' Equity                                                       F-6

      Consolidated Statements of Cash Flows                                                             F-7 - F-8

      Notes to Consolidated Financial Statements                                                        F-9 - F-34


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      Introduction                                                                                         F-35

      PRO FORMA FINANCIAL STATEMENTS ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED:

      Unaudited Pro Forma Consolidated Balance Sheet - September 30, 1999                                  F-36

      Note to Unaudited Pro Forma Consolidated Balance Sheet                                               F-37

      Unaudited Pro Forma Consolidated Statement of Operations - September 30, 1999                        F-38

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                     F-39

      Unaudited Pro Forma Consolidated Statement of Operations - December 31, 1998                         F-40

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                     F-41

      PRO FORMA FINANCIAL STATEMENTS ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED:

      Unaudited Pro Forma Consolidated Balance Sheet - September 30, 1999                                  F-42

      Note to Unaudited Pro Forma Consolidated Balance Sheet                                               F-43


                                    I N D E X




                                                                                                          PAGE
                                                                                                          ----
      Unaudited Pro Forma Consolidated Statement of Operations - September 30, 1999                        F-44

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                     F-45

      Unaudited Pro Forma Consolidated Statement of Operations - December 31, 1998                         F-46

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                     F-47

MEDIS EL LTD. FINANCIAL STATEMENTS

UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

      Condensed Consolidated Balance Sheets as of December 31, 1998
          and September 30, 1999                                                                           F-48

      Condensed Consolidated Statements of Operations for the nine months
          ended September 30, 1998 and 1999                                                                F-49

      Condensed Consolidated Statement of Shareholders' Equity for the
          nine months ended September 30, 1999                                                             F-50

      Consolidated Statements of Cash Flow for the nine months ended
          September 30, 1998 and 1999                                                                      F-51

      Notes to Condensed Consolidated Financial Statements                                               F-52 - F-55

YEAR-END FINANCIAL STATEMENTS

Independent Auditors' Report to the Shareholders of Medis El Ltd.                                          F-56

      Financial Statements

         Consolidated Balance Sheets                                                                       F-57

         Consolidated Statements of Operations                                                             F-58

         Consolidated Statements of Changes in Shareholders' Equity                                        F-59

         Consolidated Statements of Cash Flows                                                             F-60

         Notes to Consolidated Financial Statements                                                      F-61 - F-73


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
    MEDIS TECHNOLOGIES LTD.

We have audited the accompanying consolidated balance sheets of Medis Technologies Ltd. and Subsidiaries (formerly Cell Diagnostics, Inc. and Subsidiaries) (a Delaware corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note B, the Company restated its 1996 and 1997 financial statements to reflect, in 1996, the "in-the-money" conversion factor on long-term debt, and, in 1997, the acquisition of the minority interest share of Medis Inc.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and Subsidiaries as of December 31, 1997 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

New York, New York


June 11, 1999 (except for Notes F and J-5, as to which the date is September 30,
    1999, and Note N, as to which the date is February 9, 2000)

                    Medis Technologies Ltd. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS





                                                                    DECEMBER 31,
                                                              ---------------------------      SEPTEMBER 30,
                           ASSETS                                 1997             1998           1999
                                                              ------------    ------------    ------------
                                                                                              (AS RESTATED)
                                                                                               (UNAUDITED)
Current assets
    Cash and cash equivalents                                 $    772,000    $  3,155,000    $  3,219,000
    Short-term investments                                                         500,000
    Accounts receivable                                             87,000          66,000         130,000
    Inventory                                                      947,000         405,000
    Prepaid expenses                                                46,000          89,000         135,000
                                                              ------------    ------------    ------------

         Total current assets                                    1,852,000       4,215,000       3,484,000

Property and equipment, net                                        456,000         860,000         962,000
Intangible assets, net                                          12,125,000       9,680,000       7,727,000
                                                              ------------    ------------    ------------

                                                              $ 14,433,000    $ 14,755,000    $ 12,173,000
                                                              ============    ============    ============


                      LIABILITIES AND
                    STOCKHOLDERS' EQUITY

Current liabilities
    Current portion of long-term debt                         $    903,000    $    204,000    $    143,000
    Accounts payable                                               155,000         113,000          87,000
    Accrued expenses                                               305,000         362,000         549,000
    Accrued interest                                               223,000            --              --
                                                              ------------    ------------    ------------

         Total current liabilities                               1,586,000         679,000         779,000

Long-term debt, excluding current maturities                       338,000          96,000          12,000

Other long-term liabilities                                         28,000          61,000          76,000
                                                              ------------    ------------    ------------

                                                                 1,952,000         836,000         867,000

Minority interest in subsidiary                                  1,103,000       1,513,000       1,110,000

Commitments and contingencies

Stockholders' equity (deficiency)
    Preferred stock, $.01 par value; 10,000 shares
      authorized; none issued
    Common stock, $.01 par value; 25,000,000 shares
      authorized; 8,257,613, 9,407,615 and 9,988,619 shares
      issued and outstanding, at December 31, 1997 and
      1998 and September 30, 1999, respectively                     83,000          94,000         100,000
    Additional paid-in capital                                  24,527,000      29,962,000      31,757,000
    Accumulated deficit                                        (13,232,000)    (17,650,000)    (21,661,000)
                                                              ------------    ------------    ------------

                                                                11,378,000      12,406,000      10,196,000
                                                              ------------    ------------    ------------
                                                              $ 14,433,000    $ 14,755,000    $ 12,173,000
                                                              ============    ============    ============





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                                    NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                              ------------------------------------------------      -----------------
                                              1996           1997           1998          1998             1999
                                            ---------      ---------      ---------      ---------      ---------
                                                                                                       (AS RESTATED)
                                                                                                        (unaudited)
Sales                                     $      --      $      --      $     8,000    $     8,000    $      --


Cost of sales                                    --             --            3,000          3,000           --
                                            ---------      ---------      ---------      ---------      ---------

           Gross profit                          --             --            5,000          5,000           --


Operating expenses
    Research and development costs, net          --        1,406,000      1,646,000      1,086,000      1,914,000
    Selling, general and administrative
        expenses                              193,000      1,303,000      1,399,000      1,030,000      1,279,000

    Amortization of intangible assets            --          102,000      2,445,000      1,834,000      1,953,000
                                            ---------      ---------      ---------      ---------      ---------

         Total operating expenses             193,000      2,811,000      5,490,000      3,950,000      5,146,000
                                            ---------      ---------      ---------      ---------      ---------
         Loss from operations                (193,000)    (2,811,000)    (5,485,000)    (3,945,000)    (5,146,000)

Other income (expenses)
    Interest and other income                   9,000         64,000         63,000         20,000        120,000
    Interest expense                       (1,660,000)      (381,000)      (101,000)      (125,000)       (18,000)
                                            ---------      ---------      ---------      ---------      ---------
                                           (1,651,000)      (317,000)       (38,000)      (105,000)       102,000
                                            ---------      ---------      ---------      ---------      ---------
         Loss before minority interest     (1,844,000)    (3,128,000)    (5,523,000)    (4,050,000)    (5,044,000)

Equity in net losses of unconsolidated
    subsidiaries                             (789,000)          --             --             --             --


Minority interest in loss of subsidiary          --        1,584,000      1,105,000        769,000      1,033,000
                                            ---------      ---------      ---------      ---------      ---------

         NET LOSS                         $(2,633,000)   $(1,544,000)   $(4,418,000)   $(3,281,000)   $(4,011,000)
                                          ===========    ===========    ===========    ===========    ===========

Basic and diluted net loss per share      $      (.71)   $      (.33)   $      (.52)   $      (.39)   $      (.41)
                                          ===========    ===========    ===========    ===========    ===========

Weighted-average shares outstanding         3,734,129      4,645,232      8,581,774      8,443,569      9,743,233
                                          ===========    ===========    ===========    ===========    ===========






THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY




                                               COMMON STOCK             ADDITIONAL                      CUMULATIVE       TOTAL
                                         ---------------------------     PAID-IN      ACCUMULATED      TRANSLATION     STOCKHOLDERS'
                                            SHARES         DOLLARS       CAPITAL         DEFICIT        ADJUSTMENT       EQUITY
                                         ------------   ------------   ------------    ------------    ------------    ------------
Balance at January 1, 1996                  3,460,000   $     35,000   $  6,102,000    $ (9,055,000)   $    (62,000)   $ (2,980,000)
Net loss                                         --             --             --        (2,633,000)         62,000      (2,571,000)
Issuance of common stock in lieu of
   interest on subordinated notes             175,308          2,000        349,000            --              --           351,000
Issuance of common stock due to
   exercise of warrants                       316,902          3,000      1,264,000            --              --         1,267,000
Issuance of Medis El common stock                --             --          947,000            --              --           947,000
Allocation of proceeds of convertible
   debt to additional paid-in capital            --             --        1,341,000            --              --         1,341,000
                                         ------------   ------------   ------------    ------------    ------------    ------------

Balance at December 31, 1996                3,952,210         40,000     10,003,000     (11,688,000)           --        (1,645,000)

Net loss                                         --             --             --        (1,544,000)           --        (1,544,000)
Issuance of common stock in lieu of
   interest on subordinated notes              66,373          1,000         32,000            --              --            33,000
Issuance of common stock due to
   exercise of warrants                       638,573          6,000      2,548,000            --              --         2,554,000
Minority share of capital contribution           --             --       (1,145,000)           --              --        (1,145,000)
Acquisition of minority interest in
   Medis Inc.                               3,600,457         36,000     13,089,000            --              --        13,125,000
                                         ------------   ------------   ------------    ------------    ------------    ------------


Balance at December 31, 1997                8,257,613         83,000     24,527,000     (13,232,000)           --        11,378,000

Net loss                                         --             --             --        (4,418,000)           --        (4,418,000)
Issuance of common stock                    1,150,002         11,000      4,589,000            --              --         4,600,000
Compensation expense                             --             --            9,000            --              --             9,000
Increase attributable to changes in
   Medis El shares outstanding                   --             --        1,549,000            --              --         1,549,000
Minority share of MTL's
   investment in Medis El                        --             --         (712,000)           --              --          (712,000)
                                         ------------   ------------   ------------    ------------    ------------    ------------


Balance at December 31, 1998                9,407,615         94,000     29,962,000     (17,650,000)           --        12,406,000


Net loss                                         --             --             --        (4,011,000)           --        (4,011,000)
Issuance of common stock                      581,004          6,000      2,318,000            --              --         2,324,000
Compensation expense                             --             --           68,000            --              --            68,000
Minority share of MTL's investment
   in Medis El                                   --             --         (591,000)           --              --          (591,000)
                                         ------------   ------------   ------------    ------------    ------------    ------------

BALANCE AT SEPTEMBER 30, 1999
   (UNAUDITED) (AS RESTATED)                9,988,619   $    100,000   $ 31,757,000    $(21,661,000)   $       --      $ 10,196,000
                                         ============   ============   ============    ============    ============    ============





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                    Medis Technologies Ltd. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                                NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                  ---------------------------------------   -------------------------
                                                      1996          1997         1998           1998           1999
                                                  -----------   -----------   -----------   -----------   -----------
                                                                                                          (AS RESTATED)
                                                                                                   (unaudited)
Cash flows from operating activities
   Net loss                                       $(2,633,000)  $(1,544,000)  $(4,418,000)  $(3,281,000)  $(4,011,000)
   Adjustments to reconcile net loss to net cash
     used in operating activities
       Equity in net loss of unconsolidated           789,000          --            --            --            --
        subsidiaries
       Non-cash interest                            1,341,000          --            --            --            --
       Depreciation and amortization                   57,000       117,000       132,000        97,000       285,000
       Amortization of intangible assets                 --         102,000     2,445,000     1,834,000     1,953,000
       Changes in accrued severance payable              --                        33,000        23,000        15,000
       Losses of minority interest                       --      (1,584,000)   (1,105,000)     (769,000)   (1,033,000)
       Loss on sale of available-for-sale                --          22,000          --            --            --
       securities
       Compensation expense                              --            --          61,000        33,000       162,000
       Write-off of foreign currency translation         --            --            --            --            --
           adjustment                                  22,000          --            --            --            --
       Loss from sale of property and equipment          --            --          10,000          --            --
       Charge of inventory to research
         and development expenses                        --            --            --            --         255,000
       Changes in operating assets and liabilities
         Accounts receivable                             --          29,000        21,000         6,000       (64,000)
         Inventory                                       --         (78,000)      113,000        (5,000)      (47,000)
         Prepaid expenses                                --           9,000       (43,000)      (59,000)      (46,000)
         Other assets                                  30,000          --            --            --            --
         Due to unconsolidated subsidiaries          (500,000)         --            --            --            --
         Due to  Bar-Ilan                            (250,000)         --            --            --            --
         Accounts payable                                --          93,000       (42,000)      (50,000)      (26,000)
         Accrued interest and other expenses         (181,000)      222,000       134,000       175,000       152,000
                                                  -----------   -----------   -----------   -----------   -----------

           Net cash used in operating activities   (1,325,000)   (2,612,000)   (2,659,000)   (1,996,000)   (2,405,000)
                                                  -----------   -----------   -----------   -----------   -----------

Cash flows from investing activities
   Capital expenditures                                  --        (124,000)     (134,000)     (109,000)     (190,000)
   Sale of securities and short-term                     --         479,000          --            --         500,000
    investments
   Proceeds from sale of property, plant and             --           1,000        17,000          --            --
    equipment
   Purchases of short-term investments                   --            --        (500,000)     (500,000)         --
                                                  -----------   -----------   -----------   -----------   -----------

           Net cash (used in) provided by
               investing activities                      --         356,000      (617,000)     (609,000)      310,000
                                                  -----------   -----------   -----------   -----------   -----------

Cash flows from financing activities
   Repayment of subordinated notes payable               --        (130,000)         --            --            --
   Repayment of long-term debt                           --        (196,000)     (342,000)     (293,000)     (147,000)
   Proceeds from long-term debt                       650,000       240,000        45,000        45,000          --
   Proceeds from issuance of common stock -              --            --       1,350,000     1,337,000          --
    Medis El
   Payment of financing fees                                                                                  (20,000)
   Proceeds from issuance of common stock             351,000        33,000     4,600,000     2,176,000     2,324,000
   Proceeds from increase in short-term credit           --          60,000         6,000        16,000         2,000
                                                  -----------   -----------   -----------   -----------   -----------
           Net cash provided by financing
               activities                           1,001,000         7,000     5,659,000     3,281,000     2,159,000
                                                  -----------   -----------   -----------   -----------   -----------
           NET INCREASE (DECREASE) IN
               CASH AND CASH EQUIVALENTS             (324,000)   (2,249,000)    2,383,000       676,000        64,000

Cash and cash equivalents at beginning of period      373,000     3,021,000       772,000       772,000     3,155,000
                                                  -----------   -----------   -----------   -----------   -----------


Cash and cash equivalents at end of period        $    49,000   $   772,000   $ 3,155,000   $ 1,448,000   $ 3,219,000
                                                  ===========   ===========   ===========   ===========   ===========


                    Medis Technologies Ltd. and Subsidiaries


                                                                                               NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                        -------------------------------------  -------------------
                                                            1996        1997         1998       1998         1999
                                                        -----------  -----------  -----------  -------      -------
                                                                                                           (AS RESTATED)
                                                                                                    (unaudited)
Supplemental disclosures of cash flow information:
    Cash paid during the period for
       Interest                                         $   297,000  $   220,000  $   305,000  $      --    $    20,000
       Income taxes                                           6,000        1,000        4,000        3,000       11,000
    Noncash investing and financing activities:
       Decrease in long-term debt through the issuance
         of common stock                                $ 2,609,000  $ 2,314,000  $   650,000  $      --    $      --

       Acquisition of minority interest in
         Medis Inc. (see Note C)                        $      --    $13,125,000  $      --    $      --    $      --

       Decrease in inventory through increase in
         fixed assets                                   $      --    $      --    $   429,000  $      --    $   197,000




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1998

NOTE A - NATURE OF BUSINESS

     Medis Technologies Ltd. (formerly Cell Diagnostics Inc.) ("MTL") is a holding company which, through its majority-owned subsidiary, Medis El Ltd. ("Medis El"), an Israeli corporation, was formed to engage in the development, clinical testing and marketing of the CellScan, a machine that was originally designed to develop diagnostic tests for cancers and other diseases. By 1997, Medis El evolved into a multi-product company as it sought out and assisted in the development of advanced technologies in a number of unrelated fields. Medis El currently owns, in whole or in part, a number of different technologies in various stages of development. Medis El's strategy is to become a greenhouse for the development of technology products to license, sell, or enter into joint ventures with large corporations. In addition to the CellScan, Medis El's technologies include the Stirling Cycle Linear System, Fuel Cells, the Toroidal Internal Combustion Engine and Compressor, the Reciprocating Electrical Machine, Direct Current Regulating Device and Water Technologies.

     CDS Distributor, Inc. ("CDS"), a Delaware corporation and a wholly-owned subsidiary of MTL, has the exclusive right to distribute the CellScan in the United States for a period expiring twelve years after FDA approval of the product. CDS also has agency rights for certain other technologies developed by Medis El. See Note J-1 and J-2 for further discussion of these distribution and agency rights.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

     1.  PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of MTL and its wholly-owned and majority-owned subsidiaries (collectively, the "Company"). All intercompany transactions and balances have been eliminated. Minority interest represents the minority shareholders' proportionate share in the equity or income of Medis El. The minority shareholders of Medis El include Israel Aircraft Industries Ltd. ("IAI"), which is also a shareholder of MTL, certain other shareholders of MTL, and owners of shares that are traded on the NASDAQ Small Cap Market.

         During the year ended December 31, 1996, MTL had accounted for its investment in Medis Inc. (and therefore Medis El) under the equity method of accounting (see Note C).

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

     2.  CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash, certificates of deposit, money market funds and highly liquid investments with a maturity of three months or less when purchased. As of December 31, 1997 and 1998, cash and cash equivalents included $114,000 and $105,000, respectively, of balances denominated in Israeli currency (NIS).

     3.  SHORT-TERM INVESTMENTS

         The Company's short-term investments are categorized as available-for-sale securities and are carried at market value. Unrealized holding gains and losses are reflected as a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. As of December 31, 1997 and 1998, there were no unrealized holding gains or losses on short-term investments.

     4.  INVENTORY

         Inventory, consisting primarily of finished goods, is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

     5.  RESEARCH AND DEVELOPMENT COSTS


         Research and development costs are charged to operations as incurred. Grants received by Medis El from the State of Israel related to CellScan and Neuritor research were offset against research and development costs.


     6.  REVENUE RECOGNITION

         Revenue from sales is recognized upon delivery of product to the customer.

     7.  WARRANTY COSTS

         The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

     8.  USE OF ESTIMATES

         In preparing the Company's financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

         amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's long-term debt at December 31, 1997 and 1998, approximates the carrying value. Furthermore, the carrying value of all other financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents) also approximates fair value.

   10.   TRANSLATION OF FOREIGN CURRENCIES

         The financial statements of the Company and its subsidaries have been prepared in U.S. dollars, as the dollar is the Company's functional currency.

         Non-dollar transactions and balances were remeasured into dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"), "Foreign Currency Translation."

   11.   PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost (net of investment grants). Depreciation is provided on the straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized over the lives of the respective leases or useful lives of the improvements, whichever is shorter.

         The annual depreciation rates are as follows:


                                       ANNUAL RATES
                                       ------------
          Machinery and equipment         10% - 33%
          Computers                       20  - 33
          Furniture and office equipment   7  - 15
          Vehicles                              15%


                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

    12.   STOCK-BASED COMPENSATION

         The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     13. INTANGIBLE ASSETS, LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED
         ASSETS



         Intangible assets, consisting of acquired technology assets and goodwill, are being amortized on a straight-line basis over a five year period. The Company's policy is to review all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss. With respect to goodwill, the Company follows the enterprise level approach, whereby the value of goodwill is compared to the value of Company as a whole. Therefore, the Company would judge a significant decline in the market value of the Company's or Medis El's common stock as an event or change in circumstances, and recognize an impairment loss on such goodwill to the extent that the market value of the equity of the Company or Medis El declines below the book value of the assets of the Company.



     14. INTERIM FINANCIAL STATEMENTS (UNAUDITED)

         Information in the accompanying condensed consolidated financial statements for the nine months ended September 30, 1998 and 1999 is unaudited.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)


         The condensed consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such condensed financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles.

         In the opinion of the Company's management, the September 30, 1998 and 1999 unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such consolidated financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.


         As of February 1, 2000, the Company believes that it has adequate cash to sustain itself for a twelve-month period. After that date, additional sources of funds will be necessary to sustain the Company's operations. As discussed in Note L, the Company has incurred operating losses and used cash in its operations. The Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities. There can be no assurance that the Company will be able to continue to obtain such financing. To the extent that the Company is unable to acquire additional funds, it will curtail research and development of one or more of its technologies until such time as it acquires additional funds.


     15. NET LOSS PER SHARE

         The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of warrants, are not reflected in diluted net loss per share because such shares are antidilutive.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)


     16. OTHER COMPREHENSIVE INCOME

         Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Other comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported as other comprehensive income.

     17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In September 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed in SFAS No. 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments.

         In September 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 as amended by SFAS 137 is effective for fiscal years beginning after June 15, 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

     18. RESTATEMENT OF 1996 AND 1997 FINANCIAL STATEMENTS

         The Company has restated its 1996 and 1997 financial statements.

         The 1996 restatement recorded amortization of the "in-the-money" conversion factor on long-term debt issued in August 1996. The full amortization was recorded in 1996 as the conversion feature became exercisable beginning in November 1996.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)


         The 1997 restatement recorded acquired intangible technology assets and goodwill in connection with the Company's acquisition of the minority interest in Medis Inc. Reference is made to Note C.

         The following table summarizes the effect of the restatements on the Company's net loss for the years ended December 31, 1996 and 1997 and the effect on the Company's accumulated deficit as of December 31, 1996 and 1997:


                           NET LOSS FOR THE YEAR ENDED      ACCUMULATED DEFICIT
                                   DECEMBER 31,               AS OF DECEMBER 31,
                            ---------------------------   ---------------------------
                                1996           1997           1996            1997
                            ------------   ------------   ------------   ------------
As reported                 $ (1,292,000)  $ (1,442,000)  $(10,347,000)  $(11,789,000)
Effect of 1996 restatement    (1,341,000)          --       (1,341,000)    (1,341,000)
Effect of 1997 restatement          --         (102,000)          --         (102,000)
                            ------------   ------------   ------------   ------------

As restated                 $ (2,633,000)  $ (1,544,000)  $(11,688,000)  $(13,232,000)
                            ============   ============   ============   ============



     19. RESTATEMENT OF PREVIOUSLY FILED SEPTEMBER 30, 1999 FINANCIAL
         STATEMENTS:

         The Company and Medis El have restated previously filed unaudited interim financial statements to reflect all CellScan machines as fixed assets as of September 30, 1999, with an appropriate charge to research and development expense for nine months of depreciation on such machines. This restatement reflects all CellScan machines currently used in research and development activities in accordance with Statement of Financial Accounting Standards No. 2.

         The following table summarizes the effect of the restatement on the Company's net loss for the nine months ended September 30, 1999 and the effect on the Company's accumulated deficit as of September 30, 1999:


                        NET LOSS FOR THE
                        NINE MONTHS ENDED
                        SEPTEMBER 30, 1999       ACCUMULATED DEFICIT
                        ------------------       -------------------
 As Reported            $ (4,310,000)              $(21,960,000)
 Effect of restatement       299,000                    299,000
                        ============               ============
 As Restated            $ (4,011,000)              $(21,661,000)
                        ============               ============


                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)


     20. YEAR 2000 ISSUE:


         The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company's third party vendors will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed by such entities with which the Company conducts business, the Company's ability to continue its research and development activities could be adversely impacted.

NOTE C - MINORITY INTEREST AND ACQUISITION OF MINORITY INTEREST

     For the period from January 1, 1996 through December 15, 1997, MTL owned 60% of Medis Inc. while IAI owned 40% of Medis Inc. Through a shareholders' agreement in effect during that time, control of Medis Inc. was shared as the board of directors of Medis Inc. and Medis El each consisted of six directors, of which three were designated by MTL and three were designated by IAI. As neither party had control of Medis Inc., MTL had accounted for its investment in Medis Inc. (and therefore Medis El) under the equity method of accounting.


     As of December 15, 1997, MTL acquired IAI's 40% interest in Medis Inc., for aggregate consideration of 3,600,457 shares of MTL stock. As this was an acquisition of a minority interest, the Company accounted for this transaction using purchase accounting. The purchase price was valued based on the value of Medis Inc.'s investment in Medis El, using the quoted market price of Medis El shares as of December 15, 1997. The aggregate purchase price was valued at $13,125,000. Acquired intangible technology assets, consisting primarily of patents, know-how and other technology-related assets, aggregated $3,002,000, of which $2,814,000 related to the CellScan technology. Goodwill, which represented the excess of the purchase price over the value of the acquired tangible and intangible technology assets, aggregated $9,225,000. Intangible assets, including goodwill, are being amortized over a five-year period. The operations of Medis Inc. and Medis El are included in results of operations of the Company from the date of acquisition.


     At December 31, 1997 and 1998, the Company reported minority interest in the balance sheet of $1,584,000 and $1,105,000, respectively. For financial reporting purposes, the assets, liabilities, and earnings of Medis El are consolidated in MTL's financial statements, and the minority investors' interest in Medis El has been recorded as "Minority interest" in the balance sheet.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

     NOTE C (CONTINUED)


     At December 31, 1997, MTL owned 100% of the common stock of Medis Inc., which in turn owned 6,250,000 shares, or 67.02%, of Medis El. The minority shareholders (including public shareholders) owned 32.98% of Medis El's common stock.

     At December 31, 1998, MTL owned 100% of the common stock of Medis Inc., which in turn owned 5,925,000 shares, or 58.87%, of Medis El. Additionally, MTL owned 400,000 shares of Medis El, or an additional 3.97%. The minority shareholders (including public shareholders) owned 37.16% of Medis El's common stock.

     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 assumes that the acquisition of the minority interest of Medis Inc. had occurred on January 1, 1997. The pro forma data is for informational purposes only and may not necessarily reflect results of operations as if the acquisition had occurred on January 1, 1997.



     Revenues                             $      --
                                          ===========

     Net loss                             $(4,598,000)
                                          ===========
     Basic and diluted
         loss per share                   $      (.57)
                                           ===========
     Shares used in calculation of basic
         and diluted loss per share         8,077,997
                                           ===========


NOTE D - INVENTORIES

     Inventories at December 31, 1997 include eight CellScan machines. All of such machines were designated by management as held for sale.


     Inventories at December 31, 1998 include three CellScan machines that management designated as held for sale because the Company made certain improvements to such machines and believed that it would be able to sell such machines. There can be no assurance that such machines will actually be sold during the next twelve months. The remaining five machines were included in property and equipment as they were intended to be used as a marketing and research and development tool to demonstrate and promote the CellScan technology and to develop new research applications.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE D (CONTINUED)

     During the three months ended March 31, 1999, the Company reclassified three CellScans with a total cost of $197,000 from inventory to property and equipment. This treatment, which resulted in all of the Company's CellScans being classified as property and equipment, is consistent with the Company's use of all its CellScans as a marketing and research and development tool to demonstrate and promote the CellScan technology, and to develop new research applications.



     On June 30, 1999, the Company charged its inventory of cell carriers and antigens, and Neuritors, a technology that the Company is no longer developing or selling, aggregating $255,000 to research and development expense.


NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                       DECEMBER 31,
                                                   ----------------------
                                                      1997       1998
                                                   ----------  ----------
     Machinery and equipment                       $  341,000  $  776,000
     Computers                                        150,000     174,000
     Furniture and office equipment                    80,000      84,000
     Vehicles                                         146,000     154,000
     Leasehold improvements                           114,000     156,000
                                                   ----------  ----------

                                                      831,000   1,344,000

     Less accumulated depreciation                    375,000     484,000
                                                   ----------  ----------

     Property and equipment - net                  $  456,000  $  860,000
                                                   ----------  ----------
                                                   ----------  ----------


Machinery and equipment at December 31, 1998 includes five CellScan machines (Reference is made to Note D).


     Depreciation expense on the eight CellScans during the nine months ended September 30, 1999, which was charged to research and development expense, amounted to $155,000.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE F - INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31:


                               1997         1998
                            -----------  -----------

CellScan technology assets  $ 2,814,000  $ 2,814,000
Neuritor technology assets      188,000      188,000
Goodwill                      9,225,000    9,225,000
                            -----------  -----------
                             12,227,000   12,227,000
Accumulated amortization        102,000    2,547,000
                            -----------  -----------
                            $12,125,000  $ 9,680,000
                            ===========  ===========

     In connection with management's decision as of June 30, 1999 to no longer develop or sell the Neuritor technology, management determined that an event or change in circumstances had occurred that indicated that the acquired technology assets relating to the Neuritor were impaired. Therefore, the Company charged the remaining unamortized balance relating to such technology (or an additional $128,000) to amortization of intangible assets. Such amount represents the write-off of such impaired technology assets.

NOTE G - LONG-TERM DEBT

     Long-term debt consists of the following at December 31:


                                           1997          1998
                                        -----------   -----------

Bank debt - Israel                      $   491,000   $   300,000
Subordinated notes payable                   45,000          --
Bank loan                                    55,000          --
Senior exchangeable subordinated notes      650,000          --
                                        -----------   -----------

                                          1,241,000       300,000

Less current portion                       (903,000)     (204,000)
                                        -----------   -----------

                                        $   338,000   $    96,000
                                        ===========   ===========

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE G (CONTINUED)

     BANK DEBT - ISRAEL

     Bank Debt - Israel represents Medis El's borrowings of bank loans that are linked to the dollar, which bear interest at the LIBOR plus 2.4% to 2.6% per annum and are guaranteed by the State of Israel. Such loans are collateralized by all of the assets of Medis El.

     SUBORDINATED NOTES

     The subordinated notes were issued as part of the initial stock offerings to MTL shareholders in July 1992 and November 1993. As of December 31, 1997, approximately $45,000 of such subordinated notes were outstanding which were repaid in September 1998.

     SENIOR EXCHANGEABLE SUBORDINATED NOTES

     In August 1996, the Company issued $650,000 of outstanding senior exchangeable subordinated notes to certain of its stockholders. The notes bore interest at a rate of prime plus 2% payable semiannually. The notes were exchangeable, beginning in November 1996, for shares of Medis El at $2 per share. Since the market price of Medis El stock was greater than the conversion price on the date of issuance, the Company restated its 1996 financial statements to reflect additional interest expense for $1,341,000 to amortize the "in-the-money" conversion factor. (See Note B-18.)

     In March 1998, the holders of the senior exchangeable subordinated notes exchanged such notes for 325,000 shares of Medis El common stock that were held by MTL's wholly-owned subsidiary, Medis Inc.

     BANK LOAN

     At December 31, 1997, the Company had a bank loan outstanding for $55,000. An additional $45,000 was borrowed in January 1998. The total outstanding balance of $100,000 was repaid in September 1998. Such loan bore interest at the prime rate.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE G (CONTINUED)

     The aggregate maturities of long-term debt are as follows:


Year ended December 31,
1999                              $204,000
2000                                86,000
2001                                 7,000
2002                                 3,000
                                   --------

                                  $300,000
                                   --------


NOTE H - STOCKHOLDERS' EQUITY

     1.  MEDIS TECHNOLOGIES LTD.


         In 1997, the Company recorded a reduction in additional paid-in capital due to the recognition of the minority share of a capital contribution to Medis El. The capital contribution arose from a note that was signed between Medis Inc. and MTL at inception. The note had a face value of $2,500,000, of which $500,000 was repaid prior to January 1, 1996. Prior to January 1, 1996, the note receivable was assigned by Medis Inc. to Medis El as a capital contribution. Medis El disclosed this transaction in the notes to its financial statements and recorded the capital contribution and note receivable netted against each other in stockholders' equity. As of December 31, 1997, MTL was required to consolidate Medis El for the first time, after the acquisition by MTL of the minority interest held by IAI. Since MTL had a note payable to Medis El that would need to be eliminated in consolidation, Medis El had to reclassify the note out of equity in order to eliminate it in consolidation as of December 31, 1997. Therefore, even though the capital contribution had occurred before December 31, 1997, it was reflected in the December 31, 1997 financial statements to facilitate the consolidation process. Since MTL owned only 67% of Medis El at the time, the minority share of the capital contribution was recorded as a reduction of equity and an increase in the minority interest.


         In March 1998, the Company offered its existing shareholders the opportunity to acquire 216,667 units at a price of $12 per unit, each unit consisting of three shares of MTL common stock and one warrant to purchase one share of MTL common stock at an exercise price of $5.00 per share. In September 1998, 181,426 units were issued to existing shareholders for approximately $2,177,000. The proceeds were used to repay a $2,000,000 subordinated note due to Medis El, and the outstanding subordinated notes and bank loan.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)


         In November 1998, the Company offered an additional 176,908 units with the same terms and conditions as the units mentioned above. The proceeds of this offering were approximately $2,123,000. These proceeds were used to purchase additional 400,000 shares of Medis El for $2,000,000 and to pay interest of $300,000 due on the note which had already been paid. In December 1998, the Company sold an additional 25,000 units with the same terms and conditions as mentioned above. The aggregate proceeds were $300,000.

         In March 1998, as consideration for providing guarantees on Company debt, the Company granted a total of 100,000 warrants to purchase 100,000 shares of the Company's common stock exercisable at $5.00 per share to two officers. Additionally, during 1998, 50,000 warrants were issued to a nonemployee consultant.

         The Company recorded approximately $9,000 of compensation expense relating to the above grants, which represented management's estimate of the fair value of such warrants. The fair value of such warrants was estimated using a Black-Scholes methodology and a 5% risk-free interest rate and a 10% volatility.

     2.  MEDIS TECHNOLOGIES LTD. WARRANTS

         MTL warrants outstanding are summarized below:


                                            WEIGHTED-
                                             AVERAGE
                                            EXERCISE
                                SHARES        PRICE
                               ---------   -----------
Balance at January 1, 1996     1,460,000   $3.00-$5.00

Exercised                       (316,902)  $   4.00
Cancelled                           --      --
                               ---------   -----------
Balance at December 31, 1996   1,143,098   $3.00-$5.00
                               ---------   -----------

Exercised                       (638,573)  $   4.00
Cancelled                        (15,000)  $3.00-$5.00
                               ---------   -----------
Balance at December 31, 1997     489,525   $   5.00

Granted                          533,334   $   5.00
Exercised                           --      --
Cancelled                        (11,762)  $   5.00
                               ---------   -----------

BALANCE AT DECEMBER 31, 1998   1,011,097   $   5.00
                               =========   ========


                       Medis Technologies Ltd. and Subsidiaries

                              December 31, 1997 and 1998

         NOTE H (CONTINUED)


     3.  MEDIS EL


         In January 1998, Medis El sold 300,000 shares at $ 4.50 per share, in a private placement, to an existing shareholder for aggregate net cash proceeds of $1,334,000. The Company owned 67% of Medis El before the private placement and 65% of Medis El after the private placement. The Company recorded a gain on the issuance of these shares of approximately $796,000, which is reflected as additional paid-in capital.

         The Company calculated the recorded gain by subtracting the book value of the new shares after issuance from the net proceeds of such shares. The Company recorded its share of the gain by multiplying its ownership percentage by the total gain.

         The following table reconciles the gains recognized by the Company through transactions in Medis El stock:


Gain on Medis El private placement - 1/98                $  796,000
Gain on exchange of shares of Medis El owned
    by Medis Inc. for the Company's outstanding
    debt (Note G)                                           540,000
Gain on exercises of Medis El stock options                  37,000
Contribution of interest payment to Medis El                176,000
                                                         ----------
         Amount reflected in statement of stockholders'
             Equity                                      $1,549,000
                                                         ==========


         The Company calculated the gain on the exchange of shares for debt by subtracting the book value of the shares previously owned by Medis Inc. from the value of the debt.


     4.  MEDIS EL SHARE OPTION PLAN

         In October 1993, the Board of Directors of Medis El adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of Medis El. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)


         Options granted under the Share Option Plan will expire after a four-year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of Medis El. The options are exercisable in full, two years after the date of grant. On January 21, 1998, the Board of Directors extended the expiration date of the options issued on February 14, 1994, for an additional one-year period until February 14, 1999. The extension pertains only to options held by persons who were in the employ of Medis El on the date the extension was adopted.

         On March 19, 1996, the Board of Directors of Medis El granted options to purchase Medis El's shares under the share option plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, employees, directors, and a consultant of Medis El received 164,100 options (of which 60,000 were granted to directors and 3,300 were granted to a consultant) which are convertible into shares on a one-to-one ratio at the market price on the date of the grant ($0.5625).

         On May 3, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, certain employees, a director, and a consultant of Medis El received 119,000 options (of which 50,000 were granted to a director) which are convertible into shares on a one-to-one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

         On November 4, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, the executive vice-president of Medis El received 30,000 options which are convertible into shares on a one-to-one ratio at $6.00. The market price on the date of the grant was $7.188.

         The following table summarizes Medis El's option plan activity for the three years ended December 31, 1998:

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)




                                                                             WEIGHTED-
                                                                   NUMBER    AVERAGE
                                                                     OF      EXERCISE
                                                                   OPTIONS    PRICE
                                                                   -------   --------
  Balance at January 1, 1996                                        87,950   $   7.42

  Granted                                                          164,100       0.56
  Cancelled                                                         (7,300)      0.56
                                                                   -------
  Balance at December 31, 1996                                     244,750       3.03

  Cancelled                                                         (9,000)      0.56
                                                                   -------
  Balance at December 31, 1997                                     235,750       3.12

  Granted                                                          196,400       7.07
  Exercised                                                        (29,650)      0.66
  Cancelled                                                        (87,950)      7.42
                                                                   -------
  Balance at December 31, 1998                                     314,550       4.61
                                                                   =======


Outstanding Share Option Plan activity is summarized as follows:


                    EXERCISE                                       NUMBER OF OPTIONS
ISSUE DATE           PRICE        ISSUED  EXERCISED  CANCELLED   OUTSTANDING  EXPIRES
----------           -----        ------  ---------  ---------   -----------  -------
February 14, 1994  $     7.42     143,150      --     (143,150)      --       February 14, 1998
August 30, 1996          0.5625    89,700   (26,650)   (14,900)    48,150(1)  August 30, 2000
November 28, 1996        0.5625    11,100    (2,500)    (1,400)     7,200     November 28, 2000
December 2, 1996         0.5625    63,300      --         --       63,300(2)  December 2, 2000
February 14, 1998        7.42      47,400      (500)      --       46,900(1)  February 14, 1999
July 1, 1998             7.20     105,000      --         --      105,000(3)  July 1, 2002
November 5, 1998         7.20      14,000      --         --       14,000     November 5, 2002
November 4, 1998         6.00      30,000      --         --       30,000(4)  November 4, 2002


(1)  Including to the executive vice president of Medis El - 27,500 options

(2)  Including to directors of Medis El - 60,000 options

(3)  Including to officers and directors of Medis El - 100,000 options

(4)  All issued to the executive vice president of Medis El

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)


         Compensation costs charged to operations which Medis El recorded for options granted below the fair market value at the date of grant were $23,000 in 1998. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of such options on the date of grant. The expense is charged to operations over the vesting period of such options.

     4.  EFFECT OF SFAS NO. 123 ON MEDIS EL SHARE OPTIONS

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for Medis El's stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for 1996 and 1998:


                            MEDIS EL            MEDIS EL
                            OPTIONS              OPTIONS
                             1996                  1998
                             ----                  ----
Dividend yield               0%                    0%
Risk-free interest rate      6.67%                 5.00%
Volatility factor            0.31                  0.10
Expected life in years
    after vesting period     2                     1-2


         The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Medis El's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

         For purposes of pro forma disclosure, the estimated fair value of the options is amortized as an expense over the options' vesting period. The Company's pro forma information is as follows:

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED



                                                      YEAR ENDED DECEMBER 31,
                                              ----------------------------------------
                                                1996           1997            1998
                                                ----           ----            ----
           Loss for the year as reported    $(2,633,000)   $(1,544,000)   $(4,418,000)
           Pro forma loss                    (2,677,000)    (1,785,000)    (4,592,000)
           Weighted-average fair value of
               Medis El options granted
               during the year                  $7.13                         $1.89

         The total compensation expense for employees included in the pro forma information for 1996, 1997 and 1998 is $44,000, $144,000 and $174,000,
         respectively.

NOTE I - COMMITMENTS AND CONTINGENCIES

     1. CELLSCAN LICENSE - Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 1998.

     2. OTHER ROYALTIES - In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 1998, aggregate $2,576,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three years ended December 31, 1998.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE I (CONTINUED)



     3. LEASE COMMITMENTS - MTL's office space is provided to MTL for an annual rental fee of approximately $24,000, by a company, which is controlled by the Chairman of the Board and the President of MTL.

         Medis El has two leases for office space, laboratory and manufacturing facilities. One lease terminates on December 31, 1999, with options to renew such lease through December 31, 2001 and provides for annual aggregate rental payments of approximately $64,000. The second lease, which has an initial term through November 1999, with two one-year options to extend the lease through November 2001, provides for annual aggregate rentals of approximately $89,000.



4. LITIGATION - An action was filed in 1998, in the Supreme Court of the State of New York, entitled CellScan Argentina SA v. Medis El Ltd., et al. where the plaintiff claims that Medis El defrauded it into entering into a 1993 distribution agreement and in its attendant purchase of a Cell-Scan machine. The plaintiff seeks $10,000,000 in damages including punitive damages. The Company has answered the complaint and has filed counterclaims against the plaintiff for $3,145,000 arising from the plaintiff's failure to purchase additional machines from the Company, as was required by the distribution agreement. The Company intends to vigorously defend its position and pursue its counterclaims. Reference is made to Note N-7 and N-10.


     5. OTHER AGREEMENTS - In December 1998, Medis El entered into a Technology Development Agreement with a large multinational corporation pursuant to which such corporation paid Medis El in January 1999, $100,000 for a right of first refusal to obtain exclusive rights to use the stirling cycle and other technology in its field of business and an additional $100,000 to assist in the development of the stirling cycle technology for use in its field of business, which the Company recorded as a credit to research and development expense during the nine months ended September 30, 1999.

NOTE J - RELATED PARTY TRANSACTIONS

     1. CELLSCAN DISTRIBUTION AGREEMENT - Medis El and CDS have entered into an agreement, whereby CDS has the sole distribution rights to the CellScan in the United States continuing for a period of twelve years after FDA approval of the product, but is subject to termination in the event that certain annual performance criteria are not met. CDS is obligated to pay the first $1,500,000 of costs to obtain FDA approval, Medis El is obligated to pay the next $500,000 and is obligated to loan CDS the next $500,000 which will be repaid only if CellScan receives FDA approval. In the event that the distribution agreement is transferred by CDS to a third party for consideration, Medis El will be entitled to receive a pro rata portion of such consideration (based on the share it bore of all FDA costs) to the extent required to repay the loan it granted to the distributor, referred to above.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE J (CONTINUED)



     2. EXCLUSIVE AGENCY AGREEMENTS - In July 1998, Medis El entered into an Exclusive Agency Agreement with CDS. Under such agreement, CDS would coordinate all licensing arrangements between the Company and third parties within North America in respect of the Company's linear technologies. In exchange, CDS would be entitled to receive a fee equal to 10% of all royalties payable to the Company under the specific license agreements for the first ten years of such agreement and 5% of the royalties thereafter. Additionally, on October 26, 1998, the Board of Directors authorized Medis El to enter into an Exclusive Agency Agreement with CDS with respect to Medis El's other technologies. The agreement would be on terms similar to the agreement for linear technologies described above, and is subject to approval at a general meeting of the shareholders of Medis El. In January 1999, Medis El paid CDS $20,000, which represented the royalty due to CDS for negotiating the agreement with the large multinational corporation mentioned in
         Note I-5.

     3. OTHER RELATED PARTY TRANSACTIONS - Medis El is required to utilize IAI as its initial outside manufacturing source for products to be manufactured by Medis El which IAI is capable of producing at competitive prices and, if IAI is unable to satisfy Medis El's requirement at such prices, Medis El is required to seek other Israeli sources. Only after exhausting these two options, may Medis El then have recourse to non-Israeli sources.

     4. INSURANCE - Medis El is presently included as an additional insured party on IAI's product and third party liability insurance policy.

     5. EMPLOYMENT AGREEMENT - Medis El had a one-year employment agreement with its executive vice president, which terminated on September 30, 1998. Under the agreement, he received an annual base salary of approximately $109,000. In September 1999, the Company and the executive vice president signed a one-year employment agreement, which became effective on October 1, 1998, which provides the executive vice president an annual base salary of $120,000.

     6. BOARD MEMBERS - Medis Inc. has a Board of Directors consisting of six members, three of which are designated by MTL and three by IAI. Medis El has a Board currently composed of six Directors, three of which are designated by MTL and three by IAI. One of the founding stockholders of MTL is the Chairman of the Board of Medis El, the Chairman of the Board, Chief Executive Officer, and Secretary of MTL and President and Chief Executive Officer of Medis Inc. He receives an annual salary of $100,000 paid by Medis El. The other founding shareholder is a Director of Medis El, Vice President of Medis Inc. and President, Treasurer and a Director of MTL.

                    Medis Technologies Ltd. and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 1997 and 1998



NOTE K - INCOME TAXES

     The following represents the components of the Company's pre-tax losses for each of the three years in the period ended December 31, 1998.

                                           YEAR ENDED DECEMBER 31,
                                           -----------------------
                                        1996           1997         1998
                                        ----           ----         ----
Domestic                           $(1,844,000)   $  (481,000)   $(2,556,000)
Foreign                               (789,000)    (1,063,000)    (1,862,000)
                                   -----------    -----------    -----------

                                   $(2,633,000)   $(1,544,000)   $(4,418,000)
                                   ===========    ===========    ===========

     The Company files a consolidated Federal income tax return, which includes MTL, Medis Inc., and CDS. At December 31, 1998, the Company has a net operating loss ("NOL") carryforward for United States Federal income tax purposes of approximately $4,035,000, expiring as follows:

                           2007                    $   210,000
                           2008                        897,000
                           2009                        684,000
                           2010                        657,000
                           2011                      1,115,000
                           2012                        370,000
                           2013                        102,000
                                                    ----------

                                                    $4,035,000
                                                    ==========

     Pursuant to United States Federal income tax regulations, the Company's ability to utilize this NOL may be limited due to changes in ownership, as defined in the Internal Revenue Code, which may include the acquisition of the minority interest in Medis Inc. as discussed in Note C.

     The Company, through Medis El, has net operating losses, for Israeli tax purposes, aggregating approximately $19,000,000, which, pursuant to Israeli tax law, do not expire.

     Deferred income tax assets arising from NOL carryforwards have been reduced to zero through a valuation allowance. The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax assets only if a reassessment indicates that it is more likely than not that the benefits will be realized.

                    Medis Technologies Ltd. and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 1997 and 1998

NOTE K (CONTINUED)



     Medis El is an Israeli corporation and is subject to income taxes under the relevant Israeli tax law. Medis El has been issued a certificate of approval as an "Approved Enterprise," which allows Medis El to have lower tax rates under Israeli tax law. Such rates include a corporate tax on income at a rate of 20% and a tax rate on distributed dividends of 15%. These benefits may be in force through at least 2006.

     No tax expense has been recorded in the financial statements of the Company, as the Company has a loss in the current year, in each tax-paying jurisdiction.

     Temporary differences that give rise to deferred tax assets are as follows

                                                          December 31,
                                                          ------------
                                                     1997              1998
                                                     ----              ----
Net operating loss carryforwards - United States   $ 1,649,000    $ 1,691,000
Net operating loss carryforwards - other             6,277,000      6,839,000
Other                                                 (350,000)      (544,000)
                                                   -----------    -----------

                                                     7,576,000      7,986,000

Valuation allowance                                 (7,576,000)    (7,986,000)
                                                   -----------    -----------

         Deferred tax assets, net of valuation
            allowance                              $        --    $        --
                                                   ===========    ===========

A reconciliation of the income tax benefit computed at the United States Federal statutory rate to the amounts provided in the financial statements is as follows:

Income tax benefit computed at Federal statutory rate   $(668,000)
Effect of foreign income taxes                            258,000
Change in valuation allowance                             410,000
                                                        ---------

                                                        $   -
                                                        =========

                    Medis Technologies Ltd. and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 1997 and 1998



NOTE L - LIQUIDITY

     Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. However, there can be no assurance that the Company will be able to continue to obtain financing or successfully develop and market its technology.



NOTE M - INFORMATION ABOUT GEOGRAPHIC AREAS

     The following lists the long-lived assets held in the Company's country of domicile and in all foreign countries:

                                                              DECEMBER 31,
                                                              ------------
                                                           1997          1998
                                                           ----          ----

         United States                                 $      --     $      --
         Israel                                         12,581,000    10,540,000
                                                       -----------   -----------

                                                       $12,581,000   $10,540,000
                                                       -----------   -----------

         Long-lived assets consist of the following:

            Property and equipment, net                $   456,000   $   860,000
            Intangible assets, net                      12,125,000     9,680,000
                                                       -----------   -----------

                                                       $12,581,000   $10,540,000
                                                       ===========   ===========

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998



NOTE N - SUBSEQUENT EVENTS



1. During the nine months ended September 30, 1999, the Company issued an aggregate of 193,668 units (of which 25,000 were to IAI) with the same terms as those issued in 1998. Proceeds from such issuances aggregated approximately $2,324,000. The purpose of the issuance of such units was to generate additional cash to purchase shares of Medis El in order to fund the research and development activities of Medis El and for the Company's working capital.

2. On May 19, 1999, the Company purchased an additional 318,181 shares of Medis El for $1,750,000.

3. On June 8, 1999, the Company extended the expiration date of its outstanding warrants which were scheduled to expire on January 1, 2000, June 30, 2000 and December 31, 2000 through June 30, 2002.



4. The Company intends to file Amendment No. 2 to a Registration Statement with the Securities and Exchange Commission to register additional shares (to a maximum of 5,298,352) to be issued in exchange for outstanding shares of Medis El that are tendered (the "Exchange Offer"). Such transaction is subject to the terms discussed in the Registration Statement. The Company intends to issue 1.37 of its shares for each share of Medis El that is tendered. The Exchange Offer will not be consummated unless a minimum of 1,758,394 shares (or 80% of the outstanding shares of Medis El) are tendered. Additionally, the Company intends to file an additional registration statement to register approximately 9.2 million of its outstanding shares.


5. During the nine months ended September 30, 1999, Medis El issued an additional 56,150 shares upon exercise of stock options by employees.

6. In 1999, the Board of Directors of Medis El extended options scheduled to expire on February 14, 1999 for those persons still in the employ of Medis El (43,600 options) for another year to February 14, 2000.



7. In June 1999, Medis El reached an agreement with the Peruvian company ("Peru") which owns a CellScan machine, whereby, in consideration of Medis El upgrading the CellScan system at its cost, Peru relinquished any future claims against Medis El, except for an option to require Medis El to repurchase the CellScan system for $100,000. Such option, expired on January 14, 2000. Peru has not exercised such option. Although such option has expired, the Company may repurchase the CellScan system from Peru.


8. On July 13, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan, and reserved 1,000,000 shares of common stock for issuance as stock options or stock appreciation rights pursuant to the plan.



9. On November 2, 1999, the Company granted to employees and consultants options to purchase 450,000 shares of common stock at $2.93 per share which is the Company's good faith determination of the fair market value on the date of grant. Such options have a four-year life, and vest after two years. The Company will recognize

                    Medis Technologies Ltd. and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 1997 and 1998

NOTE N (CONTINUED)

         compensation expense on the employee options in an amount equal to the difference between the exercise price and the fair market value on the date of grant. The Company will recognize expense equal to the fair market value of the options granted to non-employee consultants. The expense, which the Company estimates will be $315,000 based on the market price of Medis El shares on November 2, 1999, will be charged to operations, ratably over the vesting period of two years. The Company estimates that approximately $26,000 will be charged to operations in the fourth quarter of 1999 relating to these options.

10. In November 1999, Medis El entered into a settlement agreement with an Argentinian company ("Argentina") to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CELLSCAN ARGENTINA, S.A. V. MEDIS EL LTD., ET AL. This action arose from a 1993 distribution agreement and a related purchase of a CellScan machine. Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages. The settlement requires Medis El to purchase back from Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. Medis El will record a charge to expense in the fourth quarter of 1999 for $438,000, which represents the fair market value of the Medis El shares and warrants on the date of grant. The fair value of the warrants was estimated using a Black-Scholes valuation model and assumptions consistent with those used at December 31, 1998.

         The settlement agreement also includes irrevocable options that MTL and Argentina grant to each other. If the Exchange Offer is not consummated by January 3, 2000, Argentina may require MTL to purchase its shares at $6.00 per share provided that it may not sell more than an aggregate of 3,000 shares within five trading days and not more than aggregate of 12,000 shares in a period of 20 trading days. Additionally, MTL may require Argentina to sell its shares to MTL for a price of $6.00 subject to the above trading restrictions. In January and February 2000, MTL repurchased an aggregate of 15,000 shares from Argentina for an aggregate cash consideration of $90,000.

11. In December 1999 and January 2000, Medis El purchased an additional 16.5% of its majority-owned subsidiary, More Energy, Inc., for an aggregate cash purchase price of $165,000.

12. In December 1999, Medis El exercised an option to purchase shares of a Company developing the Torroidal Engine, for $23,000.

13. In January and February, 2000, the Company completed private placements of units of its common stock. An aggregate of 637,000 shares and 240,833 warrants were issued for aggregate cash proceeds of $2,895,400. The warrants have an exercise price of $5.75 per share.

14. During January and February 2000, employees, including certain officers and a director of Medis El, exercised an aggregate of 56,100 stock options.


                                    * * * * *

                    Medis Technologies Ltd. and Subsidiaries

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                    September 30, 1999 and December 31, 1998

      The following unaudited pro forma consolidated balance sheet as of September 30, 1999 gives effect to the exchange offer proposed by this Registration Statement (1) as if 100% of the outstanding shares of Medis El had been tendered and (2) as if 80% of the outstanding shares of Medis El had been tendered, in both cases, as if they had occurred on September 30, 1999. The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, give effect to the exchange offer proposed by this Registration Statement (1) as if 100% of the outstanding shares of Medis El had been tendered and (2) as if 80% of the outstanding shares of Medis El had been tendered, in both cases, as if they had occurred at the beginning of each year presented. The exchange offer proposed by this registration statement represents the Company's acquisition of the shares held by minority shareholders of Medis El.

      The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and the notes thereto. The unaudited pro forma financial information does not purport to represent the financial condition or results of operations of the Company after such transaction nor does it purport to project the financial condition or results of operations of the Company as of any future date or for any future period.

                    Medis Technologies Ltd. and Subsidiaries

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999


                                                                                     Pro forma
                                                               Actual                Adjustments            Pro Forma
                                                               ------                -----------            ---------
                        ASSETS
 Current assets:
    Cash and cash equivalents                                $   3,219,000                                $   3,219,000
    Accounts receivable                                            130,000                                      130,000
    Prepaid expenses                                               135,000                                      135,000
                                                             --------------                                ------------

    Total current assets                                         3,484,000                                    3,484,000



 PROPERTY AND EQUIPMENT, net                                       962,000                                      962,000
                                                                   -------                                      -------

 INTANGIBLE ASSETS, net                                          7,727,000           $21,951,000 (a)         29,678,000
                                                              -------------           ----------            -----------

                                                              $ 12,173,000           $21,951,000           $ 34,124,000
                                                               ============           ===========           ===========

       LIABILITIES AND STOCKHOLDERS'
       EQUITY

 Current liabilities
    Current portion of long-term debt                        $     143,000                                $     143,000
    Accounts payable                                                87,000                                       87,000
    Accrued expenses and other current liabilities                 549,000                                      549,000
                                                              -------------                                ------------

    Total current liabilities                                      779,000                                      779,000

 LONG-TERM DEBT                                                     12,000                                       12,000

 OTHER LONG-TERM LIABILITIES                                        76,000                                       76,000
                                                             --------------                               -------------

    Total  liabilities                                             867,000                                      867,000


 MINORITY INTEREST IN SUBSIDIARY                                 1,110,000          $ (1,110,000) (a)                 -
                                                                 ---------          ------------

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY
     Common stock                                                  100,000                53,000 (a)            153,000
     Additional paid in capital                                 31,757,000            23,393,000 (a)         55,150,000
     Accumulated deficit                                       (21,661,000)             (385,000)(a)        (22,046,000)
                                                               -----------      -----------------           -----------

     Total stockholders' equity                                 10,196,000            23,061,000             33,257,000
                                                               -----------            ----------            -----------

                                                              $ 12,173,000           $21,951,000           $ 34,124,000
                                                               ============           ===========           ===========

                    Medis Technologies Ltd. And Subsidiaries

             NOTE TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999



(a) Adjustment to reflect the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El or 3,867,410 shares are tendered in the exchange offer. The assumed market price for such shares is $6.0625, which was the quoted market price of Medis El shares on September 30, 1999. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($385,000), acquired technology assets ($5,758,000), and goodwill ($16,193,000). The Company intends to amortize the acquired technology assets over their remaining useful lives of three years and the goodwill over a five-year period. The adjustment also eliminates the minority interest of Medis El, as it is assumed to be settled upon completion of this transaction.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999



                                                                                      Pro forma
                                                               Actual                adjustments            Pro forma

  Operating expenses
     Research and development costs, net                      $ 1,914,000                                  $ 1,914,000
     Selling general and administrative
       Expenses                                                 1,279,000                                    1,279,000
     Amortization of intangible assets                          1,953,000             $ 3,869,000 (a)        5,822,000
                                                               ----------              ----------           ----------

     Total operating expenses                                   5,146,000               3,869,000            9,015,000
                                                               ----------              ----------           ----------

     Loss from operations                                      (5,146,000)             (3,869,000)          (9,015,000)

 Other income (expenses)
    Interest and other income                                     120,000                                      120,000
    Interest expense                                              (18,000)                                     (18,000)
                                                            -------------        ----------------         ------------

                                                                  102,000                                      102,000
                                                             ------------        ----------------          -----------
     Loss before minority interest                             (5,044,000)             (3,869,000)          (8,913,000)

 Minority interest in losses of subsidiaries                    1,033,000              (1,033,000) (a)          -
                                                              -----------              ----------          -----------

   NET LOSS                                                   $(4,011,000)            $(4,902,000)         $(8,913,000)
                                                               ==========              ==========           ==========

Basic and diluted net loss per share                                $(.41)                                       $(.59)
                                                                     ====                                         ====

Weighted average shares outstanding                             9,743,233                                   15,041,585
                                                                =========                                   ==========

                    Medis Technologies Ltd. and Subsidiaries

                    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED
                        STATEMENT OF OPERATIONS ASSUMING
                      100% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999



(a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($385,000), acquired technology assets ($5,758,000), and goodwill ($16,193,000). Such amortization was calculated based on an aggregate of $21,951,000 of acquired technology assets and goodwill, assuming that 3,867,410 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the nine months ended September 30, 1999, was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is eliminated since, as of the beginning of the year, there are no minority shareholders.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998

                                                                                      Pro forma
                                                                  Actual             adjustments             Pro forma
                                                                  ------             -----------             ---------
Sales                                                        $       8,000                               $        8,000

Cost of sales                                                        3,000                                        3,000
                                                              ------------                                -------------

Gross profit                                                         5,000                                        5,000

Operating expenses

    Research and development costs, net                          1,646,000                                    1,646,000
    Selling, general and administrative
      Expenses                                                   1,399,000                                    1,399,000
    Amortization of intangible assets                            2,445,000            $ 5,158,000 (a)         7,603,000
                                                                ----------             ----------           -----------

      Total operating expenses                                   5,490,000              5,158,000            10,648,000
                                                                ----------             ----------         -------------

      Loss from operations                                      (5,485,000)            (5,158,000)          (10,643,000)

Other income (expenses)
   Interest and other income                                        63,000                                       63,000
   Interest expense                                               (101,000)                                    (101,000)
                                                               -----------       ----------------         -------------

                                                                   (38,000)                                     (38,000)
                                                             -------------       ----------------        --------------

 Loss before minority interest                                  (5,523,000)            (5,158,000)          (10,681,000)

Minority interest in losses of subsidiaries                      1,105,000             (1,105,000) (a)               --
                                                                -----------            ----------         -------------

      NET LOSS                                                 $(4,418,000)           $(6,263,000)        $ (10,681,000)
                                                                ==========             ==========           ===========

 Basic and diluted net loss per share                                $(.52)                                      $(.77)
                                                                      ====                                        ====

 Weighted average shares outstanding                             8,581,774                                   13,880,125
                                                                 =========                                   ==========

                    Medis Technologies Ltd. and Subsidiaries

        NOTE TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998



(a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($385,000), acquired technology assets ($5,758,000), and goodwill ($16,193,000). Such amortization was calculated based on an aggregate of $21,951,000 of acquired technology assets and goodwill, assuming that 3,867,410 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the year ended December 31, 1998 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is eliminated since, as of the beginning of the year, there are no minority shareholders.

                    Medis Technologies Ltd. and Subsidiaries

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999

                                                                                     Pro forma
                                                               Actual                adjustments            Pro Forma
                                                               ------                -----------            ---------
                        ASSETS
 Current assets
    Cash and cash equivalents                                 $  3,219,000                                 $  3,219,000
    Accounts receivable                                            130,000                                      130,000
    Prepaid expenses                                               135,000                                      135,000
                                                             --------------                                ------------

    Total current assets                                         3,484,000                                    3,484,000


 PROPERTY AND EQUIPMENT, net                                       962,000                                      962,000

 INTANGIBLE ASSETS, net                                          7,727,000            $9,987,000 (a)         17,714,000
                                                              -------------            ---------            -----------

                                                              $ 12,173,000            $9,987,000           $ 22,160,000
                                                               ============            =========            ===========

       LIABILITIES AND STOCKHOLDERS'
       EQUITY

 Current liabilities
    Current portion of long-term debt                         $    143,000                                 $    143,000
    Accounts payable                                                87,000                                       87,000
    Accrued expenses and other current liabilities                 549,000                                      549,000
                                                              -------------                                ------------

    Total current liabilities                                      779,000                                      779,000

 LONG-TERM DEBT                                                     12,000                                       12,000

 OTHER LONG-TERM LIABILITIES                                        76,000                                       76,000
                                                             --------------                               -------------

    Total  liabilities                                             867,000                                      867,000


 MINORITY INTEREST IN SUBSIDIARY                                 1,110,000         $    (498,000) (a)           612,000

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY
     Common stock                                                  100,000                24,000 (a)            124,000
     Additional paid-in capital                                 31,757,000            10,636,000 (a)         42,393,000
     Accumulated deficit                                       (21,661,000)             (175,000)(a)        (21,836,000)
                                                               -----------           ---------------        -----------

     Total stockholders' equity                                 10,196,000            10,485,000             20,681,000
                                                                ----------            ----------            -----------

                                                              $ 12,173,000            $9,987,000           $ 22,160,000
                                                               ============            =========            ===========

                    Medis Technologies Ltd. And Subsidiaries

             NOTE TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999



(a) Adjustment to reflect the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El or 1,758,393 shares are tendered in the exchange offer. The assumed market price for such shares is $6.0625, which was the quoted market price of Medis El shares on September 30, 1999. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($175,000), acquired technology assets ($2,618,000), and goodwill ($7,369,000). The Company intends to amortize the acquired technology assets over three years and the goodwill over a five-year period. The adjustment also eliminates the minority interest of Medis El, as it is assumed to be settled upon completion of this transaction.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999


                                                                                      Pro forma
                                                               Actual                adjustments            Pro Forma
                                                               ------                -----------            ---------
  Operating expenses
     Research and development costs, net                      $ 1,914,000                                  $ 1,914,000
     Selling, general and administrative
       Expenses                                                 1,279,000                                    1,279,000
     Amortization of intangible assets                          1,953,000             $ 1,760,000            3,713,000
                                                               ----------              ----------           ----------

     Total operating expenses                                   5,146,000               1,760,000            6,906,000
                                                               ----------              ----------           ----------

     Loss from operations                                      (5,146,000)             (1,760,000)          (6,906,000)

 Other income (expenses)
    Interest and other income                                     120,000                                      120,000
    Interest expense                                              (18,000)                                     (18,000)
                                                            -------------        ----------------         ------------

                                                                  102,000                                      102,000
                                                             -------------       ----------------          -----------

     Loss before minority interest                             (5,044,000)             (1,760,000)          (6,804,000)
                                                               ----------              ----------           ----------



 Minority interest in losses of subsidiaries                    1,033,000                (462,000)             571,000
                                                             -------------            -----------          -----------

   NET LOSS                                                   $(4,011,000)            $(2,222,000)         $(6,233,000)
                                                               ==========              ==========           ==========

Basic and diluted net loss per share                               $(.44)                                        $(.51)
                                                                    ====                                          ====

Weighted average shares outstanding                             9,743,233                                   12,152,230
                                                               ==========                                   ==========

                    Medis Technologies Ltd. and Subsidiaries

                    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999



(a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($175,000), acquired technology assets ($2,618,000), and goodwill ($7,369,000). Such amortization was calculated based on an aggregate of $9,987,000 of acquired technology assets and goodwill, assuming that 1,758,394 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the nine months ended September 30, 1999 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is adjusted to reflect a 20% minority interest.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998

                                                                                      Pro forma
                                                                  Actual             adjustments            Pro forma
                                                                  ------             -----------            ---------

 Sales                                                        $       8,000                               $        8,000

 Cost of sales                                                        3,000                                        3,000
                                                               -------------                               -------------

 Gross profit                                                         5,000                                        5,000

 Operating expenses
     Research and development costs, net                          1,646,000                                    1,646,000
     Selling, general and administrative
       expenses                                                   1,399,000                                    1,399,000
     Amortization of intangible assets                            2,445,000           $ 2,346,000 (a)          4,791,000
                                                                 ----------            ----------            -----------

       Total operating expenses                                   5,490,000             2,346,000              7,836,000
                                                                 ----------            ----------            -----------

       Loss from operations                                      (5,485,000)           (2,346,000)            (7,831,000)

 Other income (expenses)
    Interest and other income                                        63,000                                       63,000
    Interest expense                                               (101,000)                                    (101,000)
                                                                -----------      ----------------          -------------

                                                                    (38,000)                                     (38,000)
                                                              -------------      ----------------         --------------

  Loss before minority interest                                  (5,523,000)           (2,346,000)            (7,869,000)

 Minority interest in losses of subsidiaries                      1,105,000              (512,000) (a)           593,000
                                                                 -----------           ----------          -------------

       NET LOSS                                                 $(4,418,000)          $(2,858,000)          $ (7,276,000)
                                                                 ==========            ==========            ===========

  Basic and diluted net loss per share                                $(.51)                                      $(.66)
                                                                       ====                                        ====

  Weighted average shares outstanding                             8,581,774                                   10,993,923
                                                                 ==========                                   ==========

                    Medis Technologies Ltd. and Subsidiaries

        NOTE TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998



(b) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($175,000), acquired technology assets ($2,618,000), and goodwill ($7,369,000). Such amortization was calculated based on an aggregate of $9,987,000 of acquired technology assets and goodwill, assuming that 1,758,394 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the year ended December 31, 1998 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is adjusted to reflect a 20% minority interest.

                                  Medis El Ltd.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                           December 31,       September 30,
                                                                               1998               1999
                                                                          -------------       -------------
                                                                                              (as restated)
                                         ASSETS                              (audited)         (UNAUDITED)
CURRENT ASSETS
     Cash and cash equivalents                                            $  2,960             $  2,650
     Short-term investments                                                    500                 --
     Accounts receivable - other                                                66                  130
     Inventory                                                                 405
     Prepaid expenses                                                           89                  135
                                                                          --------             --------

              Total current assets                                           4,020                2,915
                                                                          --------             --------

PROPERTY AND EQUIPMENT
     Cost                                                                    1,344                1,731
     Less accumulated depreciation                                            (484)                (769)
                                                                          --------             --------

                                                                               860                  962
                                                                          --------             --------

                                                                          $  4,880             $  3,877
                                                                          ========             ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Short-term credit                                                    $    204             $    143
     Trade payables                                                            113                   87
     Accrued expenses and other liabilities                                    327                  499
                                                                          --------             --------

              Total current liabilities                                        644                  729
                                                                          --------             --------

LONG-TERM LIABILITIES
     Long-term debt                                                             96                   12
     Accrued severance pay                                                      61                   76
                                                                          --------             --------

                                                                               157                   88

SHAREHOLDERS' EQUITY
     Share capital                                                             352                  362
     Additional paid-in capital                                             21,462               23,192
     Accumulated loss                                                      (17,564)             (20,417)

     Cumulative translation adjustments                                         27                   27
     Deferred compensation under employee
         stock option plan and other                                          (198)                (104)
                                                                          --------             --------

              Total shareholders' equity                                     4,079                3,060
                                                                          --------             --------

                                                                          $  4,880             $  3,877
                                                                          ========             ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except net loss per share amounts )

                         Nine months ended September 30,

                                                            1998                  1999
                                                          --------              --------
                                                                              (AS RESTATED)
                                                                         (unaudited)
Sales                                                      $      8             $   --

Cost of sales                                                     3                 --
                                                           --------             --------

Gross profit                                                      5                 --

Research and development costs, net                           1,086                1,914
                                                           --------             --------

                                                             (1,081)              (1,914)

Selling, general and administrative expenses                    978                1,022
                                                           --------             --------

Operating loss                                               (2,059)              (2,936)

Financial income, net                                            19                   83
                                                           --------             --------

                                                             (2,040)              (2,853)

Other expenses                                                 --                   --
                                                           --------             --------

Net loss                                                   $ (2,040)            $ (2,853)
                                                           ========             ========

Net loss per share - basic and diluted                     $   (.21)            $   (.28)
                                                           ========             ========

Weighted - average number of shares outstanding            $  9,598             $ 10,238
                                                           ========             ========





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                Nine months ended September 30, 1999 (unaudited)
                                 (in thousands)


                                                                                                          Deferred
                                                              Additional                   Cumulative    Compensation      Total
                                                   Share       paid-in      Accumulated    Translation     ESOP and    shareholders'
                                                  capital      capital          loss       adjustments       other         equity
                                                 --------      --------       --------       --------      --------       --------
Balance at December 31, 1998                         $352       $21,462       $(17,564)           $27         $(198)        $4,079

Changes during the nine-month period
    ended September 30, 1999 (unaudited)

       Issuance of shares                              10         1,751             --             --            --          1,761
       Additional paid-in capital                      --           (21)            --             --            --            (21)
       Net loss                                        --            --         (2,853)            --            --         (2,853)
       Deferred compensation ESOP and other            --            --             --             --            94             94
                                                 --------      --------       --------       --------      --------       --------
BALANCE AT SEPTEMBER 30, 1999 (AS RESTATED)          $362       $23,192       $(20,417)           $27         $(104)        $3,060
                                                 ========      ========       ========       ========      ========       ========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                         Nine months ended September 30,


                                                                        1998          1999
                                                                       -------       -------
                                                                            (unaudited)
Cash flows from operating activities
     Net loss                                                          $(2,040)      $(2,853)
     Adjustments to reconcile loss to net
        cash used in operating activities
           Depreciation and amortization                                   121           379
           Changes in accrued severance pay                                 23            15
           Charge of inventory to
               research and development costs                                            255
           Changes in assets and liabilities
               Increase in other accounts receivable and
                    prepaid expenses                                       (53)         (110)
               Increase in inventory                                        (5)          (47)
               Increase (decrease) in accounts payable                     (49)          146
                                                                       -------       -------
              Net cash used in operating activities                     (2,003)       (2,215)

Cash flows from investing activities
     Purchase of property and equipment                                   (109)         (190)
     Proceeds from realization of short-term investments                    --           500
    Purchase of short-term investments                                    (500)           --
                                                                       -------       -------
              Net cash provided by (used in) investing activities         (609)          310
                                                                       -------       -------
Cash flows from financing activities
     Short-term credit                                                      16             2
     Proceeds from issuance of shares                                    1,337         1,761
     Additional paid-in capital                                          2,000           (21)
     Repayments on long-term debt                                         (148)         (147)
                                                                       -------       -------
Net cash provided by financing activities                                3,205         1,595
                                                                       -------       -------
Net increase (decrease) in cash and cash equivalents                       593          (310)
Cash and cash equivalents at beginning of period                           787         2,960
                                                                       -------       -------
Cash and cash equivalents at end of period                              $1,380        $2,650
                                                                       =======       =======
Non-cash transactions
     Reclassification of inventory                                     $    --          $197
                                                                       =======       =======
     Grant of stock options                                               $189       $    --
                                                                       =======       =======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 1999 and 1998

NOTE 1 - GENERAL

      Information in the accompanying condensed consolidated financial statements for the nine months ended September 30, 1998 and 1999 is unaudited.

      The condensed consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such condensed financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles.

      In the opinion of the Company's management, the September 30, 1998 and 1999 unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such consolidated financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year. The interim statements should be read in conjunction with the Company's annual financial statements as of December 31, 1998 and for the year then ended, together with their accompanying notes.



NOTE 2. RESTATEMENT OF PREVIOUSLY FILED SEPTEMBER 30, 1999 FINANCIAL STATEMENTS

The Company has restated previously filed unaudited interim financial statements to reflect all of its CellScan machines as fixed assets, as of September 30, 1999, with an appropriate charge to research and development expense for nine months of depreciation expense. This restatement reflects all CellScan machines currently used in research and development activities in accordance with Statement of Financial Accounting Standards No. 2.

                                  Medis El Ltd.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 1999 and 1998

NOTE 2 (CONTINUED)


The following table summarizes the effect of the restatement on the Company's net loss for the nine-months ended September 30, 1999 and on the Company's accumulated loss as of September 30, 1999.

                        Net loss for the
                        nine months ended
                        September 30, 1999  Accumulated Loss
As Reported                $(3,324,000)      $(20,888,000)
Effect of restatement          471,000            471,000
                           ===========       ============
As Restated                $(2,853,000)      $(20,417,000)
                           ===========       ============


NOTE 3 - FINANCIAL STATEMENTS IN U.S. DOLLARS



      Balances denominated in or linked to foreign currency are presented at the representative exchange rate at the balance sheet date. Exchange rates between the New Israeli Shekel and the U.S. dollar at December 31, 1998, September 30, 1998 and September 30, 1999 were 4.16=$1.00, 3.845=$1.00 and
      4.276=$1.00, respectively.



NOTE 4 - SIGNIFICANT MATTERS

a. During the first quarter of 1999, a U.S.-based multinational corporation paid to the Company $100,000 for a right of first refusal to obtain exclusive rights to use the stirling cycle and other technologies in its field of business and an additional $100,000 to assist in the development of the stirling cycle for use in its field of business, which the Company recorded as a credit to research and development expense. This payment was made pursuant to a technology development agreement the Company entered into with the corporation in December 1998 to, among other things, jointly develop the stirling cycle system for application in such corporation's line of business.

                                  Medis El Ltd.

                           September 30, 1999 and 1998


NOTE 4 (CONTINUED)

      b. During the three months ended March 31, 1999, the Company reclassified three CellScans with a total cost of $197,000 from inventory to property and equipment. This treatment, which results in all of the Company's CellScans being classified as property and equipment, is consistent with the Company's use of its CellScans as a marketing and research and development tool to demonstrate and promote the CellScan technology, and to develop new research applications.

      c. On June 30, 1999, the Company charged its inventory of cell carriers and antigens and Neuritors with an aggregate cost of $255,000, to research and development expense.


      d. On May 19, 1999, the Company issued to Medis Technologies Ltd. 318,181 of its ordinary shares for an aggregate of $1,750,000.

      e. During the nine months ended September 30, 1999, the Company issued an additional 56,150 shares upon exercise of stock options by employees.

      f. In 1999, the Board of Directors of the Company extended options scheduled to expire on February 14, 1999 for those persons still in the employ of Medis El (43,600 options) for another year to February 14, 2000.


      g. In June 1999, Medis El reached an agreement with the Peruvian company ("Peru") which owns a CellScan machine, whereby, in consideration of Medis El upgrading the CellScan system at its cost, Peru relinquished any future claims against Medis El, except for an option to require Medis El to repurchase the CellScan system for $100,000. Such option expired on January 14, 2000. Although such option has expired, the Company may repurchase the CellScan system from Peru.

                                  Medis El Ltd.

                           September 30, 1999 and 1998

NOTE 4 (CONTINUED)


      h.  Medis Technologies Ltd. ("MTL"), which presently owns approximately
          63 percent of the Company, intends to file Amendment #2 to a registration statement with the United States Securites and Exchange Commission ("SEC") relating to its offer to exchange a maximum of 5,298,352 shares of its common stock for all of the Company's ordinary shares not already owned by MTL (3,867,410) at an exchange rate of
          1.37 shares of MTL common stock for each Medis El ordinary share tendered (the "Exchange Offer"). The Exchange Offer, which does not take effect until the registration statement filed with the SEC becomes effective, is conditioned upon the tender of at least 1,758,394 of the Company's ordinary shares, which is the number of the Company's ordinary shares needed to give MTL beneficial ownership of 80 percent of the Company's shares. If all shares are tendered, the Company will become a wholly owned subsidiary of MTL. Upon consummation of the Exchange Offer, MTL will apply for listing on the Nasdaq Small Cap Market and seek to delist the Company from the same.

      i. In November 1999, the Company entered into a settlement agreement with an Argentinian company ("Argentina") to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled Cellscan Argentina, S.A. v. Medis El Ltd., et al. , This action arose from a 1993 distribution agreement and a related purchase of a CellScan machine. Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages. The settlement requires the Company to purchase back from Argentina its CellScan for $100,000, issue 60,000 of the Company's ordinary shares to Argentina and issue warrants to purchase 30,000 of the Company's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. The Company will record a charge to expense in the fourth quarter of 1999 for $438,000, which represents the fair market value of the Company's shares and warrants on the date of grant. The fair value of the warrants was estimated using a Black-Scholes valuation model and assumptions consistent with those used at December 31, 1998. The settlement agreement also includes irrevocable options that MTL and Argentina grant to each other. If the Exchange Offer is not consummated by January 3, 2000, Argentina may require MTL to purchase its shares at $6.00 per share provided that it may not sell more than an aggregate of 3,000 shares within five trading days and not more than aggregate of 12,000 shares in a period of 20 trading days. Additionally, MTL may require Argentina to sell its shares to MTL for a price of $6.00 subject to the above trading restrictions. In January and February 2000, MTL repurchased an aggregate of 15,000 shares from Argentina for an aggregate cash consideration of $90,000.

      j. In December 1999 and January 2000, Medis El purchased an additional 16.5% of its majority-owned subsidiary, More Energy, Inc., for an aggregate cash purchase price of $165,000.

      k . In December 1999, Medis El exercised an option to purchase shares of a Company developing the Torroidal Engine, for $23,000.

      l. During January and February 2000, employees, including certain officers and directors of the Company, exercised an aggregate of 56,100 stock options.

                INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS
                                       OF
                                  MEDIS EL LTD.

We have audited the consolidated balance sheets of "Medis El Ltd." and its subsidiary (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973, which auditing standards are substantially identical to generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement, whether accidental or intentional. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations, its changes in shareholders' equity and its cash flows for each of the three years in the period ended December 31, 1998, in accordance with generally accepted accounting principles in Israel and in the United States (as applicable to these financial statements, such accounting principles are, in all material respects, substantially identical).

                                  Fahn, Kanne & Co.
                                  Certified Public Accountants (Isr.)

Tel-Aviv, Israel
March 29, 1999

                                  MEDIS EL LTD.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                December 31,  December 31,
                                                                                   1997          1998
                                                                                -----------   -----------
                                              ASSETS
CURRENT ASSETS:
   Cash and cash equivalents (Note 3)                                              $    787    $  2,960
   Short-term deposits                                                                   --         500
   Accounts receivable - Other (Note 4)                                                  87          66
   Inventory                                                                            947         405
   Prepaid expenses                                                                      46          89
                                                                                   --------    --------
            Total current assets                                                      1,867       4,020
                                                                                   --------    --------

PROPERTY AND EQUIPMENT (Note 5):
   Cost                                                                                 831       1,344
   Less - accumulated depreciation                                                     (375)       (484)
                                                                                   --------    --------
                                                                                        456         860
                                                                                   --------    --------
                                                                                   $  2,323    $  4,880
                                                                                   ========    ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short-term credit                                                               $    198    $    204
   Trade payables                                                                       155         113
   Accrued expenses and other liabilities (Note 6)                                      305         327
                                                                                   --------    --------
            Total current liabilities                                                   658         644
                                                                                   --------    --------

LONG-TERM LIABILITIES:
   Long-term debt (Note 7)                                                              293          96
   Accrued severance pay (Note 8)                                                        28          61
                                                                                   --------    --------
                                                                                        321         157
                                                                                   --------    --------

CONTINGENT LIABILITIES AND COMMITMENTS (Note 9)

SHAREHOLDERS' EQUITY:
   Share capital  (Note 10):
      Authorized - 30,000,000 ordinary shares of NIS 0.1 par value,
      Issued and outstanding - 10,054,650 shares                                        334         352
   Additional paid-in capital                                                        15,580      21,462
   Accumulated loss                                                                 (14,597)    (17,564)
   Cumulative translation adjustments                                                    27          27
   Deferred compensation under employee stock option plan and other                      --        (198)
                                                                                   --------    --------
            Total shareholders' equity                                                1,344       4,079
                                                                                   --------    --------
                                                                                   $  2,323    $  4,880
                                                                                   ========    ========



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT NET LOSS PER SHARE AMOUNTS)


                                                            Year Ended December 31
                                                          1996       1997        1998
                                                         -------    -------    -------
Sales                                                    $    32    $    --    $     8

Cost of sales                                                 11         --          3
                                                         -------    -------    -------
Gross profit                                                  21         --          5

Research and development costs, net (Note 11)                815      1,406      1,646
                                                         -------    -------    -------
                                                            (794)    (1,406)    (1,641)

Selling, general and administrative expenses (Note 12)     1,187      1,269      1,350
                                                         -------    -------    -------
Operating loss                                            (1,981)    (2,675)    (2,991)

Financial income, net                                         20         28         34
                                                         -------    -------    -------
                                                          (1,961)    (2,647)    (2,957)

Other expenses                                                (1)        --        (10)
                                                         -------    -------    -------
    Net Loss                                             $(1,962)   $(2,647)   $(2,967)
                                                         =======    =======    =======

Net loss per share - basic and diluted                   $ (0.22)   $ (0.28)   $ (0.31)
                                                         =======    =======    =======

Weighted average number of shares outstanding              8,790      9,325      9,624
                                                         =======    =======    =======



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                          Additional              Cumulative    Deferred        Total
                                 Share     Paid-in   Accumulated  Translation  Compensation   Shareholders'
                                Capital    Capital      Loss      Adjustments   ESOP and        Equity
                                                                                 Other
                                --------  ---------- -----------  -----------  ------------   ------------
Balance at January 1, 1996           313     11,741     (9,988)       27             --         2,093

CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1996

Issuance of shares (*)                21      3,109         --        --              --        3,130
Additional paid-in capital            --        608         --        --              --          608
Net loss                              --         --     (1,962)       --              --       (1,962)
                                --------   --------   --------    ------        --------     --------
Balance at December 31, 1996         334     15,458    (11,950)       27              --        3,869

CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1997

Additional paid-in capital            --        122         --        --              --          122
Net loss                              --         --     (2,647)       --              --       (2,647)
                                --------   --------   --------    ------        --------     --------
Balance at December 31, 1997         334     15,580    (14,597)       27              --        1,344

CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1998

Issuance of shares (*)                18      3,332         --        --              --        3,350
Additional paid-in capital            --      2,300         --        --              --        2,300
Net loss                              --         --     (2,967)       --                       (2,967)
Grant of  stock options               --        250         --        --            (198)          52
                                --------   --------   --------    ------        --------     --------
Balance at December 31, 1998    $    352   $ 21,462   $(17,564)   $   27        $   (198)    $  4,079
                                ========   ========   ========    ======        ========     ========



(*) Net of share issue expenses of $20,000 and $133,000 in 1998 and1996, respectively


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                Year Ended December 31
                                                              1996        1997       1998
                                                             -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                 $(1,962)   $(2,647)   $(2,967)
    Adjustments to reconcile loss to net cash used in
      operating activities:

      Depreciation and amortization                              106        101        184
      Changes in accrued severance pay                            (1)        13         33
      Erosion of securities and short-term deposits               (5)        22         --
      Loss from sale of property and equipment                     1         --         10
     Changes in assets and liabilities:
      Decrease in trade accounts receivable                       23          8         --
      Decrease (increase) in other accounts receivable and
       prepaid expenses                                          171         30        (22)
      Decrease (increase) in inventory                            16        (78)       113
      Increase (decrease) in accounts payable                   (325)        83        (20)
                                                             -------    -------    -------
Net cash used in operating activities                         (1,976)    (2,468)    (2,669)
                                                             -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                          (137)      (124)      (134)
    Proceeds from sales of property and equipment                 62          1         17
    Investment in securities and short-term deposits            (496)        --       (500)
    Proceeds from realization of securities and short-term
      deposits                                                    --        479         --
                                                             -------    -------    -------
Net cash provided by (used in) investing activities             (571)       356       (617)
                                                             -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Short-term credit                                             (5)         1          6
    Proceeds from issuance of shares                           3,130         --      3,350
    Additional paid-in capital                                   608        122      2,300
    Repayment of  long-term debt                                (153)      (192)      (197)
                                                             -------    -------    -------
Net cash provided by (used in) financing activities            3,580        (69)     5,459
                                                             -------    -------    -------

Net increase (decrease) in cash and cash equivalents           1,033     (2,181)     2,173
Cash and cash equivalents at beginning of year                 1,935      2,968        787
                                                             -------    -------    -------
Cash and cash equivalents at end of year                     $ 2,968    $   787    $ 2,960
                                                             =======    =======    =======

NON-CASH TRANSACTIONS:
    Grant of stock options                                   $    --    $    --    $   250
    Reclassification of inventory                            $    --    $    --    $   429
                                                             =======    =======    =======



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 1 - GENERAL

Medis El Ltd. (the "Company") was incorporated in July 1992 and is engaged in the development, clinical testing and marketing of the CellScan System, a diagnostic system designed for screening and detecting diseases by means of a blood test. The System is designed to provide a new way to study cells, offering the opportunity for early detection of cancer, AIDS, infectious diseases and autoimmune diseases. CellScan Systems are utilized for basic research in cell biology and for the detection of cancer, such as breast, colon, lung and prostate, as well as personalized chemotherapy. The Company, through the placement of the CellScan System at several medical institutions around the world, is seeking to develop new applications for the CellScan System in additional fields, such as AIDS detection, follow-up and preventive therapy and the development of diagnostic tests in the field of infectious and autoimmune diseases.

The Company is also engaged in developing and marketing its other technologies, which include: The Stirling Cycle Technologies, The Toroidal Internal Combustion Engine, The Fuel Cells, The Reciprocating Electric Machine, and The Neuritor.

YEAR 2000 COMPLIANCE

Many computer systems which express dates using only the last two digits of the year may malfunction due to the date change to the Year 2000. The risk to the business relates not only to the Company's computer system, but also to some degree to those of the customers and suppliers of the Company.

The Company has performed a review of its Year 2000 compliance relative to its products and systems. No limitation is expected in using any of its products or systems. However, there can be no assurance that the Company's products and systems contain all of the necessary code changes. Moreover, the Company cannot predict the consequences of the failure of its customers or suppliers to adopt year 2000 compliant software or to comply with installations for Year 2000 solutions in a timely and accurate manner.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.    ACCOUNTING PRINCIPLES

      The financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Israel. Such Israeli accounting principles, as applicable to these financial statements, are, in all material respects, the same as accounting principles generally accepted in the United States.

B.    USE OF ESTIMATES

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.    PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Medis El Ltd. and its subsidiary, More Energy Ltd., of which Medis El owns 70%. Consolidation was made based on the financial statements of the subsidiary, after elimination of intercompany balances.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

D.    FINANCIAL STATEMENTS IN U.S. DOLLARS

      1. These financial statements have been prepared in U.S. Dollars ("the dollar") because the functional currency of the Company is the dollar. The dollar is the currency of the primary economic environment in which the operations of the Company are conducted. Most of the sales of the Company are generated outside of Israel, in dollars. The remainder of Company sales, which are generated in Israel, are linked to the dollar. In addition, the Company manages its operations in dollars.

           Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), which may not be exchangeable for dollars.

      2. Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting Standards ("FAS") No. 52, "Foreign Currency Translation", of the Financial Accounting Standards Board of the United States.

           Accordingly, items have been remeasured as follows:

           - Monetary items - at the current exchange rate at each balance sheet date;

           -    Nonmonetary items - at historical exchange rates;

           - Income and expense items - at exchange rates current as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).

           - Exchange gains and loses from the aforementioned remeasurements (which are immaterial for each year) are reflected in the statements of income.

E.    TRANSLATION OF FOREIGN CURRENCIES

      Balances denominated in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Exchange rates between the NIS and the U.S. dollar at December 31, 1998 and 1997 were NIS 4.16 = $ 1.00 and NIS 3.536 = $ 1.00, respectively.

F.    CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash, money-market funds and certificates of deposit with a maturity of three months or less.

G.    INVENTORY

      Inventory is presented at the lower of cost or market value. Cost is determined on the "first-in, first-out" basis.

H.    PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost, net of investment grants received in respect thereof. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on the straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The annual depreciation rates are as follows:


                                               Annual Rates (%)
                                               ----------------
          Machinery and equipment                 10 - 20
          Computers                               20 - 33
          Furniture and office equipment           7 - 15
          Vehicles                                   15


                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

I.    REVENUE RECOGNITION

      Revenue from sales is recognized upon delivery of the product to the customer.

J.    WARRANTY COSTS

      The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

K.    RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are charged to operations as incurred.

      Grants received from the State of Israel for research and development are offset against the Company's research and development costs.

L.    EARNINGS PER SHARE

      Earnings per share are computed based on the weighted average number of shares outstanding during each period. Stock options have been excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive.

M.    STOCK-BASED COMPENSATION

      The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB-25"), in accounting for its stock option plans. Under APB-25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

N.    SHORT-TERM INVESTMENTS

      The Company's short-term investments are categorized as available-for-sale securities and are carried at market value. Unrealized holding gains and losses are reflected as a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. As of December 31, 1997 and 1998 there were no unrealized holding gains or losses on short-term investments.

O.    INTANGIBLE ASSETS, LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

      Intangible assets, consisting of acquired technology assets and goodwill, are being amortized on a straight-line basis over a five-year period. The Company's policy is to review all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss. With respect to goodwill, the Company follows the enterprise level approach, whereby the value of goodwill is compared to the value of the Company as a whole. Therefore, the Company would judge a significant decline in the market value of the Company's common stock as an event or change in circumstances, and recognize an impairment loss on such goodwill to the extent that the market value of the equity of the Company declines below the book value of the assets of the Company.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 3 - CASH AND CASH EQUIVALENTS

                                          December 31,    December 31,
                                              1997            1998
                                          -----------     -----------
In Israeli currency (NIS)                 $  114           $  105

In U.S. dollars                              673            2,855
                                          ------           ------
                                          $  787           $2,960
                                          ======           ======

NOTE 4 - ACCOUNTS RECEIVABLE - OTHER

                                          December 31,    December 31,
                                              1997            1998
                                          -----------     -----------
Government institutions                   $59              $15

Sundry                                     28               51
                                          ---              ---
                                          $87              $66
                                          ===              ===

NOTE 5 - PROPERTY AND EQUIPMENT


                                          December 31,    December 31,
                                             1997            1998
                                          -----------     -----------
COST (*)

Machinery and equipment                   $  341          $   776
Computers                                    150              174
Furniture and office equipment                80               84
Vehicles                                     146              154
Leasehold improvements                       114              156
                                           -----            -----
                                          $  831         $  1,344
                                           =====            =====

(*) Net of investment grants              $   93           $   89
                                           =====            =====

ACCUMULATED DEPRECIATION

Machinery and equipment                   $  131           $  168
Computers                                    107              135
Furniture and office equipment                33               40
Vehicles                                      32               33
Leasehold improvements                        72              108
                                            ----             ----
                                          $  375           $  484
                                           =====             ====

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES


                                         December 31,    December 31,
                                            1997            1998
                                         -----------     -----------
Employees and related liabilities         $ 136            $ 160
Accrued expenses                            169              167
                                          -----             ----
                                          $ 305            $ 327
                                          =====             ====
      Includes amounts in NIS             $ 168            $ 203
                                          =====             ====


NOTE 7 - LONG-TERM DEBT

A. The long-term debt is comprised of bank loans linked to the dollar, bearing interest equal to the London Inter-Bank Offered Rate (LIBOR) plus 2.4% to 2.6% per annum and guaranteed by the State of Israel.

      The aggregate maturities after the balance sheet date are as follows:

           YEAR ENDED DECEMBER 31,
           1999, current liability                                 $ 196
                                                                   -----
           2000                                                       86
           2001                                                        7
           2002                                                        3
                                                                   -----
                                                                      96
                                                                   -----
                                                                   $ 292
                                                                   =====



B. To collateralize the loans which the Company received from the bank, the Company gave a floating lien on all its assets.

NOTE 8 - ACCRUED SEVERANCE PAY

The Company's liability for severance pay, pursuant to Israeli law, is fully provided for through managers' insurance policies and by an accrual which reflects the unfunded portion. The amounts maintained with insurance companies are not under the control of the Company and, therefore, are not included in the financial statements.

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS

A. The Company acquired the rights to the CellScan in August 1992 by assignment from Israel Aircraft Industries Ltd. ("IAI" - a related party, see note 14A) to the Company of a license from Bar Ilan University (the "University") to IAI. The Company paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture, market and sell the CellScan, and to sub-license the right to manufacture and sell the device. The license includes all rights to the University's

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

      CellScan patents, know-how and inventions, including any subsequently acquired, and all improvements thereto. Beginning in 1995, the Company is obliged to pay the University a royalty for a 20-year period. For the first ten years, the royalty is at the rate of 6.5% on proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received on account of the grant of territorial rights. The royalty in the ensuing ten years is 3.5% on all revenues, whether from sales or fees. In addition to such royalty payments, the Company is to make a further grant of $100,000 to the University for the first year in which the Company's post-tax profits exceed $300,000.

B. The Company acquired the rights to the Neuritor in August 1992 by assignment from IAI to the Company of a license from Imexco General Ltd. ("Imexco"), for which assignment the Company paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, the Company relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. The Company has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor.

C. In consideration of grants by the State of Israel, the Company is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by the Company is repaid in full. This amount, as of December 31, 1998, is approximately $2,576,000.

D. The Company is committed under two leases for office space, laboratory and manufacturing facilities. Its corporate headquarters and principal facility lease terminates on December 31, 1999 and provides for an annual aggregate rental of approximately $64,000. Its Technology center facility lease, which has an initial term until November 1999 and two one-year options extending to November 2001 on most of the facility, provides for an annual aggregate rental of approximately $89,000.

E.    For commitments to related parties, see Note 14.

F. There is an action newly pending in the Supreme Court of the State of New York, County of New York, entitled CellScan Argentina, S.A v. Medis El Ltd., et al. In this action, plaintiff claims that the Company defrauded it into entering into a 1993 distribution agreement with the Company and in its attendant purchase of a CellScan machine. Plaintiff seeks $10 million, which amount includes punitive damages. The Company has answered the complaint and has counterclaimed against the plaintiff for $3,145,000 arising from plaintiff's failure to purchase additional machines from the Company, as was required by the distribution agreement at issue. The Company intends to defend its position and pursue its counterclaim vigorously. Although the Company's independent counsel cannot opine about the outcome of this litigation, as there has

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

      been no discovery or substantive motion practice, counsel has advised the Company that it believes that the Company has meritorious defenses to the claim. The Company did not make any provision in the Financial Statements for the said claim.

G. In December 1998, the Company entered into a Technology Development Agreement with a large multi-national corporation (hereinafter - "the corporation") pursuant to which the corporation paid the Company, after the balance sheet date, $100,000 for a right of first refusal to obtain exclusive rights in its particular field for certain of the Company's technologies including the Stirling Cycle Linear system and $100,000 for the development for the Stirling Cycle Linear system. After acceptance of the technology, In order to qualify to maintain its exclusivity for the Stirling Cycle Linear system for a period of 10 years after first commercialization, the corporation will pay the Company an additional $500,000 towards the cost of tooling for production.

NOTE 10- SHARE CAPITAL

A.    NUMBER OF SHARES


                                                  Authorized       Issued and Outstanding
                                            ----------------------  ---------------------
                                             December    December   December    December
                                             31, 1997    31, 1998   31, 1997    31, 1998
                                            ----------  ----------  ---------  ----------
      Ordinary Shares of NIS  0.1 each      30,000,000  30,000,000  9,325,000  10,054,650
                                            ==========  ==========  =========  ==========



      Subsequent to the balance sheet date, the Company issued additional shares (see Note 14F).

B.    SHARE OPTION PLAN

      In October 1993, the Board of Directors of the Company adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of the Company. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Company's Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant.

      Options under the Share Option Plan will be for a four year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of the Company. The options are exercisable in full, two years after the date of grant. The grantee is responsible for all personal tax consequences of the grant and the exercise thereof. The Company believes that no tax consequences will result to the Company in connection with such grant or exercise. On January 21, 1998, the Board of Directors extended the expiration date of the options issued on February 14, 1994 for an additional one-year period until February 14, 1999. The extension pertains only to options held by persons who were in the employ of the company on the date the extension was adopted.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10- SHARE CAPITAL (CONT.)

      On March 19, 1996, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in D. below). Pursuant to the grant, employees, directors, and a consultant of the Company received 164,100 options (of which 60,000 were granted to directors and 3,300 were granted to a consultant) which are convertible into shares on a one to one ratio at the market price on the date of the grant ($0.5625).

      On May 3, 1998, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in D. below). Pursuant to the grant, certain employees, a director, and a consultant of the Company received 119,000 options (of which 50,000 were granted to a director) which are convertible into shares on a one to one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

      On November 4, 1998, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in D. below). Pursuant to the grant, the executive vice-president of the Company received 30,000 options which are convertible into shares on a one to one ratio at $6.00. The market price on the date of the grant was $7.188.

C. The following table summarizes option plan activity for the three years ended December 31, 1998:


                                                                     Weighted
                                                   Number of          Average
                                                    Options        Exercise Price
          Balance at January 1, 1996                 87,950              7.42

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1996

          Granted                                   164,100              0.56

          Cancelled                                 (7,300)              0.56
                                                    -------

          Balance at December 31, 1996              244,750              3.03

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1997

          Cancelled                                 (9,000)              0.56
                                                    -------

          Balance at December 31, 1997              235,750              3.12

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1998

          Granted                                   196,400              7.07

          Exercised                                 (29,650)             0.66

          Cancelled                                 (87,950)             7.42
                                                    --------

          Balance at December 31, 1998              314,550              4.61
                                                    =======


                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10- SHARE CAPITAL (CONT.)

D. Outstanding Share Option Plan activity (see B. and C. above) is summarized as follows:



                                                                                               Number of Options
                                                                                          --------------------------
             Issue Date         Exercise Price      Issued     Exercised     Cancelled    Outstanding        Expires
             ----------         --------------      ------     ---------     ---------    -----------        -------
          February 14, 1994         $7.42          143,150           --      (143,150)          --        February 14, 1998

          August 30, 1996           $0.5625         89,700      (26,650)      (14,900)      48,150(1)     August 30, 2000

          November 28, 1996         $0.5625         11,100       (2,500)       (1,400)       7,200        November 28, 2000

          December 2, 1996          $0.5625         63,300           --            --       63,300(2)     December 2, 2000

          February 14, 1998         $7.42           47,400         (500)           --       46,900(1)     February 14, 1999

          July 1, 1998              $7.20          105,000           --            --      105,000(3)     July 1, 2002

          November 5, 1998          $7.20           14,000           --            --       14,000        November 5, 2002

          November 4, 1998          $6.00           30,000           --            --       30,000(4)     November 4, 2002



(1)   Including to the executive vice president of the Company - 27,500 options.
(2)   Including to directors of the Company - 60,000 options.
(3)   Including to the executive vice president of the Company - 50,000 options.
(4)   All issued to the executive vice president of the Company

      Compensation costs charged to operations which the Company records for options granted below the fair market value at the date of grant were $23,000 in 1998. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of the option on the date of grant. Such expense is charged to operations over the vesting period.

E. Pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for 1996 and 1998:


                                             1996          1998
                                             ----          ----
         Dividend yield                         0%            0%
         Risk-free interest rate             6.67%         5.00%
         Volatility factor                   0.31          0.10
         Expected life in years
         after vesting period                   2           1-2



       The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options , which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

       For purposes of pro-forma disclosure, the estimated fair value of the options is amortized as an expense over the options' vesting period. The Company's pro-forma information is as follows:

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 10- SHARE CAPITAL (CONT.)


                                                                              Year ended December 31,
                                                                            1996      1997         1998
                                                                            ----      ----         ----
                                                                    (In Thousands, Except Per Share Amounts)
                                                                    ----------------------------------------
       Loss for the year as reported                                      $ (1,962)   $ (2,647)   $ (2,967)
       Pro-forma loss                                                     $ (2,072)   $ (3,006)   $ (3,244)
       Loss per share as reported                                         $ (0.22)    $ (0.28)    $ (0.31)
       Pro-forma loss per share                                           $ (0.24)    $ (0.32)    $ (0.34)
       Weighted average fair value of options granted
       during the year                                                     $ 7.13          --     $  1.89



       The total compensation expense for employees included in the pro-forma information for 1996, 1997 and 1998 is $110,000, $359,000 and $277,000,
       respectively.

NOTE 11- RESEARCH AND DEVELOPMENT COSTS, NET


                                                                               Year ended December 31,
                                                                         -------------------------------------
                                                                           1996         1997          1998
                                                                          -----         -----         -----
Salaries, materials, sub-contractors and other expenses                    $ 838      $ 1,333       $ 1,545
Depreciation expense                                                          80           73           101
                                                                           -----      -------       -------
                                                                             918        1,406         1,646
Government grants                                                           (103)          --            --
                                                                           -----      -------       -------
                                                                           $ 815       $1,406       $ 1,646
                                                                           =====       ======       =======

DISTRIBUTION BY FIELD OF RESEARCH:
Medical                                                                    $ 815      $ 1,328       $ 1,173
Stirling Cycle Technologies                                                    -           78           354
Other                                                                          -            -           119
                                                                           -----      -------       -------
                                                                           $ 815       $1,406       $ 1,646
                                                                           =====       ======       =======



NOTE 12 - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


                                                                               Year ended December 31,
                                                                         -------------------------------------
                                                                           1996         1997          1998
                                                                          -----         -----         -----

Selling expenses                                                          $  147       $  146        $  146
General and administrative expenses                                        1,014        1,095         1,174
Depreciation expense                                                          26           28            30
                                                                          ------       ------        ------
                                                                          $1,187       $1,269        $1,350
                                                                          ======       ======        ======


                                  MEDIS EL LTD.

                        NOTES TO THE FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 13 - INCOME TAXES

A. Under the Income Tax Law (Adjustment for Inflation), 1985, income for tax purposes is measured in terms of earnings in NIS, adjusted for the increase in the Israeli CPI.

B. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "Law") are summarized as follows:

      The Company has been issued a certificate of approval as an "Approved Enterprise" under the Law.

      In accordance with the above Law, the Company elected the "combined path", pursuant to which the Company has the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment (see
      Note 7). In addition, the Company has the right to receive a grant of 25% of the approved investment, in which case the loan will be reduced by the amount of the grant. As of the balance sheet date, the Company has received grants in the amount of $97,000, of which $89,000 remains after the sale of vehicles in respect of which investment grants were received.

      The tax liability in respect of the Company's income deriving from its Approved Enterprise activities is calculated as follows:

      1. For a ten-year period, company tax at a rate of 20% of income.

      2. Tax on dividends distributed at a rate of 15% (instead of 25%).

      These tax benefits can be utilized at least through 2006.

C. A reconciliation of the theoretical tax expense, assuming all income was taxed at the regular rate applicable to an Israeli corporation, and the actual tax expense is as follows:


                                                                               Year ended December 31,
                                                                         ------------------------------------
                                                                          1996          1997          1998
                                                                          -----        -----         -----
       Theoretical tax benefit on losses (*)                                $706         $952        $1,068

       Non-deductible expenses                                                (4)          (6)           (5)

       Tax adjustments in respect of inflation in
       Israel and other items                                                 40          (58)         (189)
                                                                          ------       ------        ------

                                                                             742          888           874

       Valuation allowance                                                  (742)        (888)         (874)
                                                                          ------       ------        ------
       Reported income tax expense                                        $   --       $   --        $   --
                                                                          ======       ======        ======

       (*) Applicable tax rate                                                36%          36%           36%
                                                                          ======       ======        ======



D. The Company has not been audited by the Israeli tax authorities since its incorporation.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 13 - INCOME TAXES (CONT.)

E. Temporary differences giving rise to deferred tax assets and liabilities are as follows:


                                                                        December 31,     December 31,
                                                                            1997             1998
                                                                         -----------     -----------
       Net operating loss carryforward                                    $  6,277        $   6,839
       Temporary differences, net                                             (350)            (544)
                                                                          --------        ---------
       Total                                                                 5,927            6,295
       Valuation allowance                                                  (5,927)          (6,295)
                                                                          --------        ---------
       Deferred tax assets, net of valuation allowance                    $     --        $      --
                                                                          ========        =========



NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

A. The Company is controlled directly and indirectly (via Cell Diagnostics Inc. ("CDI") and its wholly owned subsidiary Medis Inc.), by a group of Investors, which includes Company board members Robert K. Lifton and Howard Weingrow and Israel Aircraft Industries Ltd. ("IAI"), a government corporation.

B. The following transactions with related parties are included in the financial statements:



                                                                                Year ended December 31,
                                                                           --------------------------------
                                                                           1996          1997          1998
                                                                           -----        -----         -----
      Expenses                                                              $ 25         $ 32          $ 32

      Participation of a related party in Company expenses                    (3)          --            --

      Reimbursement to related parties                                      $145         $164          $161



C. The Company's CellScan distribution agreement for the United States with a subsidiary of CDI is for a period expiring 12 years after FDA approval of the product, but is subject to termination in the event that certain yearly performance criteria are not met. The distributor is obligated to fund the effort to obtain FDA approval in accordance with the following schedule:

      1.   First $1,500,000 - to be paid by the distributor.

      2.   Next $500,000 - to be paid by the Company.

      3. Next $500,000 - to be loaned by the Company to the distributor but to be repaid to the Company only if the CellScan receives FDA approval.


      In the event that the distribution agreement is transferred by CDI to a third party for consideration, the Company will be entitled to receive a pro rata portion of such consideration (based on the share it bore of all FDA costs) to the extent required to repay the loan it granted to the distributor, referred to in item 3 above.

      In July 1998, the Company entered into an Exclusive Agency Agreement with CDS Distributors Inc. or its affiliate ("CDS"). CDS Distributors Inc. is a subsidiary of CDI - a principal beneficial shareholder of the Company. Under such agreement, CDS would coordinate all licensing arrangements between the Company and third parties within

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES (CONT.)

      North America in respect of the Company's linear technologies. In exchange, CDS would be entitled to receive a fee equal to 10% of all royalties payable to the Company under the specific license agreements for the first ten years of such agreement and 5% of the royalties thereafter. The agreement is subject to approval at a general meeting of the shareholders of the Company.

      Additionally, on October 26, 1998, the Board of Directors authorized the company to enter into an Exclusive Agency Agreement with CDS Distributors Inc. in respect of the Company's other technologies. The agreement would be on terms similar to the agreement for linear technologies described above, and would be subject to approval at a general meeting of the shareholders of the Company.

D. The Company is required to utilize IAI as its initial outside manufacturing source for products which IAI is capable of producing at competitive prices and, if IAI is unable to satisfy the Company's requirement at such prices, the Company is required to seek other Israeli sources. Only after exhausting these two options, may the Company then have recourse to non-Israeli sources.

E. The Company pays $150,000 per year to Medis Inc. for services rendered to the Company, $100,000 of which is used to pay a salary to Robert K. Lifton (Chairman of the Board of Directors of the Company) as President and Chief Executive Officer of Medis Inc. Amos Eiran, a Director of the Company, acts as a consultant to the Company for which he receives approximately $1,400 per month.

F. In accordance with the amended shareholders agreement, CDI issued a secured promissory note to Medis Inc., which note was assigned to the Company as a capital contribution. During 1997, the Company and CDI entered into agreements to amend certain terms of the note. The note, which had an original principal amount of $2,500,000, bore interest at the same rate as the Company's loan guaranteed by the State of Israel. The note was amended to provide for payment of the remaining principal balance of $2,000,000 in four installments of $500,000, with the first two of such installments being payable on July 1, 1998 and the remaining two installments being payable on each of January 1, 1999 and July 1, 1999. During the second quarter of 1997, CDI paid the Company interest on the note in the amount of $122,000 for the period from April 1, 1997 through December 31, 1997. All other interest on the note was payable with the final installment on July 1, 1999. On June 30, 1998, CDI repaid the entire principal balance of the CDI Note in the amount of $2,000,000. In connection with the aforementioned acquisition by CDI of all of the shares of Medis Inc. owned by IAI, Messrs. Lifton and Weingrow guaranteed to the Company, on a non-recourse basis, that the remaining obligations of CDI under the CDI Note, specifically $300,000 of accrued interest, would be repaid in full by December 31, 1998. The interest was paid in full on December 31, 1998.

G. The Company issued to CDI, in December 1998, 400,000 of its ordinary shares at a net price of $5 per share. The Board considered that the issuance of shares at $5 per share - which was 20% below the most recent closing price of $6.25 - to be advantageous to the Company.

H. The Company is presently included as an additional insured party on IAI's product and third party liability insurance policy.

I. The Company's one-year employment agreement with its executive vice president, terminated on September 30, 1998. Under the agreement, he received approximately $109,000 as a base salary for the year.

NOTE 15 - FINANCIAL INSTURMENTS

Financial instruments, as part of general business, mainly include cash and cash equivalents, accounts receivable, deposits, short-term credit, trade and other accounts payable, other current liabilities and long-term liabilities. The fair value of the above instruments is not materially different from the values at which they are presented in the financial statements. The average interest rates in respect of the Company's long-term liabilities are not materially different from the interest rates offered, as of balance sheet date on similar Company liabilities.

===============================================================================

                             MEDIS TECHNOLOGIES LTD.

                                 EXCHANGE OFFER

                                       FOR

                            3,831,810 ORDINARY SHARES

                                       OF

                                  MEDIS EL LTD.


                              --------------------

                                   PROSPECTUS

                              --------------------



                                           , 2000

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this prospectus shall not, under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

-------------------------------------------------------------------------------

Until , 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth various expenses which will be incurred in connection with the exchange offer. Other than the SEC registration fee, all amounts set forth below are estimates:

SEC registration fee.................................................  $7,988.47
Blue sky fees and expenses...........................................  10,000.00
Printing and engraving expenses......................................  65,000.00
Legal fees and expenses.............................................. 150,000.00
Accounting fees and expenses......................................... 275,000.00
Transfer and Exchange Agent fees.....................................   8,000.00
NASDAQ listing fee...................................................  10,000.00
Miscellaneous expenses...............................................  10,000.00
                                                                     -----------
                                                                     $535,988.45
                                                                     ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

         The registrant's Bylaws (the "Bylaws") provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

             The following sets forth information relating to all securities of Registrant sold by it since May 31, 1996:

         In 1996:

o Existing shareholders of the Registrant (the "Senior Noteholders") purchased $650,000 of senior secured exchangeable subordinated notes (the "Senior Notes") paying interest of prime plus 2%. The Notes were exchangeable for shares of the common stock of Medis El at $2.00 per share. In March 1998, the Senior Noteholders exchanged the Senior Notes for 325,000 of Medis El's ordinary shares held by Medis Inc., the Registrant's wholly-owned subsidiary.

o The Registrant issued 175,308 shares of common stock in lieu of interest of $350,616 due on subordinated notes of the Registrant (the "Notes").

o Existing warrantholders surrendered an aggregate of $1,267,610 of the Notes held by such warrantholders as payment in full for the exercise of an aggregate of 316,902 warrants into such number of shares of common stock of the Registrant.

         In 1997:

o The Registrant issued 66,373 shares of common stock in lieu of interest of $132,773 due on the Notes.

o Existing warrantholders surrendered an aggregate of $2,314,290 of the Notes held by such warrantholders as payment in full for the exercise of an aggregate of 578,573 warrants into such number of shares of common stock of the Registrant.

o The Registrant issued 60,000 shares of common stock upon the exercise of 60,000 warrants for an aggregate exercise price of $240,000.

o On December 15, 1997, the Registrant issued 3,600,457 shares of its common stock to Israel Aircraft Industries Ltd. ("IAI") in exchange for IAI's 40% equity ownership of Medis Inc., making Medis Inc. the Registrant's wholly-owned subsidiary.

         In 1998:

o In June 1998, the Registrant issued in a private placement 83,334 units to the Stanoff Corporation, which is beneficially owned by Robert K. Lifton and Howard Weingrow, the Registrants' chairman and chief executive officer and president, respectively, and 98,092 units to certain other existing stockholders, each unit consisting of three shares of the Registrant's common stock and one warrant to purchase one share of the Registrant's common stock at an exercise price of $5.00 per share, at a price of $12.00 per unit (the "Units"). The net proceeds to the Registrant from this financing was $2,177,112.

o In November 1998, the Registrant issued in a private placement 10,241 Units to certain existing stockholders and 166,667 Units to new stockholders, all of which met the definition of "accredited investor," as such term is defined in the Securities Act of 1933, as amended ("accredited investor"). The net proceeds to the Registrant from this financing was $2,122,896.

o In December 1998, the Registrant issued in a private placement 25,000 Units to the Stanoff Corporation. The net proceeds to the Registrant from this financing was $300,000.

         In 1999:

o In February 1999, the Registrant issued in a private placement 16,667 Units to an existing stockholder. The net proceeds to the Registrant from this financing was $200,004.

o In March 1999, the Registrant issued in a private placement 50,334 Units to new stockholders, all of which were accredited investors. The net proceeds to the Registrant from this financing was $604,004.

o In April and May 1999, the Registrant issued in a private placement 100,000 Units to existing stockholders. The net proceeds to the Registrant from this financing was $1,200,000.

o In June 1999, the Registrant issued in a private placement 9,000 Units to a new stockholder who is an accredited investor. The net proceeds to the Registrant from this financing was $108,000.

o In August 1999, the Registrant issued in private placement 1,000 Units to a new stockholder who is an accredited investor. The net proceeds to the Registrant from this financing was $12,000.

o In September 1999, the Registrant issued in a private placement 16,667 Units to a new stockholder, who is an accredited investor. The net proceeds to the Registrant from this financing was $200,004.

         In 2000:

o In January and February 2000, the Registrant issued in a private placement an aggregate of approximately 10 units to existing stockholders and new stockholders who are accredited investors, each unit consisting of 66,000 shares of the Registrant's common stock and 25,000 warrants to purchase one share each of the Registrant's common stock at an exercise price of $5.75 per share, at a price of $300,000 per unit. The net proceeds to the Registrant from this financing was approximately $2,895,500.

         Exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the foregoing transactions, is claimed under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and "stop transfer" orders are maintained on Registrant's stock transfer records there against. None of these sales involved participation by an underwriter or a broker-dealer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following is a list of Exhibits filed herewith as part of the Registration Statement:

3.(i)*   Form of Restated Certificate of Incorporation of Registrant
3.(ii)*  Form of By-Laws of Registrant
4.1*     Form of certificate evidencing shares of common stock
5.1**    Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.
5.2** Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding tax matters
10.1*    Registrant's 1999 Stock Option Plan
10.2* Distributorship Agreement dated as of August 13, 1992 by and between Medis El Ltd. and CDS Distributor, Inc.
10.3* Exclusive Agency Agreement dated as of July 1, 1998 by and between Medis El Ltd. and CDS Distributor, Inc.
10.4*    Form of warrant agreement
10.5* Stock Purchase Agreement dated as of December 15, 1997 between Cell Diagnostics Inc., Howard Weingrow and Robert K. Lifton and Israel Aircraft Industries Ltd.
10.6* CDI Shareholders Agreement dated as of December 15, 1997 among Israel Aircraft Industries Ltd., Howard Weingrow and Robert K. Lifton, Cell Diagnostics Inc., Medis Inc., CDS Distributor, Inc. and Medis El Ltd.
10.7* Letter Agreement dated as of December 15, 1997 among Cell Diagnostics Inc., Medis Inc., Medis El Ltd., Robert K. Lifton, Howard Weingrow and Israel Aircraft Industries Ltd.
10.8* Employment Agreement dated November 2, 1999 between Zvi Rehavi and Medis El Ltd.
10.9 Technology Development Agreement dated as of December 14, 1998 by and between Medis El Ltd. and The Coca-Cola Company.
21.1     Subsidiaries of the Registrant, as amended
23.1     Consent of Grant Thornton LLP
23.2     Consent of Fahn, Kanne & Co.
23.3** Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (to be included in Exhibit 5.1)
24.1* Power of Attorney (included on the signature page of Part II of this Registration Statement)

27.1     Financial Data Schedule
99.1     Transmittal Letter
99.2     Notice of Guaranteed Delivery
99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4     Letter to Clients

----------
*        Previously filed.
**       To be filed by Amendment to this Registration Statement.

         (b) Financial Statement Schedules.

             No schedules are required to be filed.

ITEM 22. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 11, 2000.

                                                 MEDIS TECHNOLOGIES LTD.


                                                 By: /s/ Robert K. Lifton
                                                     ---------------------------
                                                       Robert K. Lifton
                                                       Chairman of the Board and
                                                       Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                              Title
            ---------                              -----
     /s/ Robert K. Lifton               Chairman of the Board, Chief            February 11, 2000
----------------------------------      Executive Officer and Secretary
          Robert K. Lifton              (principal executive officer)


     /s/ Howard Weingrow                President, Treasurer and                February 11, 2000
----------------------------------      Director (principal accounting
          Howard Weingrow               and financial officer)


               *                        Director                                February 11, 2000
----------------------------------
          Amos Eiran

               *                        Director                                February 11, 2000
----------------------------------
          Jacob S. Weiss

               *                        Director                                February 11, 2000
----------------------------------
          Zeev Nahmoni

               *                        Director                                February 11, 2000
----------------------------------
          Shmuel Peretz

* Robert K. Lifton, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated by signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.


February 11, 2000                                      /s/ Robert K. Lifton
                                                    ----------------------------
                                                           Robert K. Lifton